     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FEBRUARY 4, 1998

                                                      REGISTRATION NO. 333-41129
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                   FORM SB-2


                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------

                                PHARMAPRINT INC.

                 (Name of Small Business Issuer in Its Charter)

           DELAWARE                          2834                  33-0640125
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
        Incorporation)                                              Number)

               4 PARK PLAZA, SUITE 1900, IRVINE, CALIFORNIA 92614
                                 (714) 794-7778
(Address and Telephone Number of Principal Executive Offices and Principal Place
                                  of Business)

                                JAMES R. WODACH,
                            CHIEF FINANCIAL OFFICER
                           4 PARK PLAZA, SUITE 1900,
                    IRVINE, CALIFORNIA 92614 (714) 794-7778
           (Name, Address and Telephone Number of Agent for Service)
                            ------------------------

                                WITH COPIES TO:

           Barry J. Siegel                           Brian W. Copple
             Cynthia Wong                             Monte M. Brem
 Klehr, Harrison, Harvey, Branzburg &          Gibson, Dunn & Crutcher LLP
              Ellers LLP
          1401 Walnut Street                     4 Park Plaza, Suite 1700
        Philadelphia, PA 19102                   Irvine, California 92614
            (215) 568-6060                            (714) 451-3800

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE FOLLOWING EFFECTIVENESS OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

           CROSS-REFERENCE SHEET: INFORMATION REQUIRED IN PROSPECTUS

ITEM AND CAPTION IN FORM SB-2                                               CAPTION OR LOCATION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Front of Registration Statement and Outside Front      Front of Registration Statement; Outside Front Cover
             Cover of Prospectus                                    Page

       2.  Inside Front and Outside Back Cover Pages of           Inside Front and Outside Back Cover Pages
             Prospectus

       3.  Summary Information and Risk Factors                   Prospectus Summary; Risk Factors

       4.  Use of Proceeds                                        Use of Proceeds

       5.  Determination of Offering Price                        N/A

       6.  Dilution                                               Dilution

       7.  Selling Security Holders                               Principal and Selling Stockholders

       8.  Plan of Distribution                                   Outside Front Cover Page; Underwriting

       9.  Legal Proceedings                                      Business--Legal Proceedings

      10.  Directors, Executive Officers, Promoters and Control   Management
             Persons

      11.  Security Ownership of Certain Beneficial Owners and    Principal and Selling Stockholders; Certain
             Management                                             Transactions

      12.  Description of Securities                              Outside Front Cover Page; Description of Capital
                                                                    Stock; Price Range of Common Stock

      13.  Interest of Named Experts and Counsel                  Legal Matters; Experts

      14.  Disclosure of Commission Position on Indemnification   Liabilities Management--Limitation of Liability and
             For Securities Act                                     Indemnification Matters

      15.  Organization Within The Last Five Years                Certain Transactions

      16.  Description of Business                                Business

      17.  Management's Discussion and Analysis or Plan of        Management's Discussion and Analysis of Financial
             Operation                                              Condition and Results of Operations

      18.  Description of Property                                Business--Facilities

      19.  Certain Relationships and Related Transactions         Certain Transactions

      20.  Market for Common Equity and Related Stockholder       Outside Front Cover Page; Risk Factors; Price Range
             Matters                                                of Common Stock

      21.  Executive Compensation                                 Executive Compensation

      22.  Financial Statements                                   Financial Statements

      23.  Changes In and Disagreements with Accountants on       N/A
             Accounting and Financial Disclosures

                 SUBJECT TO COMPLETION, DATED JANUARY 12, 1998
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                1,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

    All of the shares of common stock ("Common Stock") offered hereby (the "Offering") are being sold by PharmaPrint Inc. (the "Company" or "PharmaPrint"). The Common Stock is listed on the Nasdaq National Market under the symbol "PPRT." On January 8, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $10.75 per share. See "Price Range of Common Stock."

          THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                               -----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        PRICE TO                    UNDERWRITING                  PROCEEDS TO
                                         PUBLIC                     DISCOUNT (1)                  COMPANY (2)
----------------------------------------------------------------------------------------------------------------------
Per Share...................               $                             $                             $

Total(3)....................               $                             $                             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other information.

(2) Before deducting expenses of the Offering payable by the Company, estimated at $475,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to an aggregate of 225,000 shares of Common Stock, at the Price to Public per share, less the Underwriting Discount, solely for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company
    will be $        , $        and $        , respectively. See "Underwriting."

                              -------------------

    The shares of Common Stock are offered severally by the Underwriters when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or part and subject to certain other conditions. It is expected that delivery of certificates representing the shares will be made against payment on or about February , 1998 at the office of CIBC Oppenheimer Corp., CIBC Oppenheimer Tower, One World Financial Center, New York, New York 10281.

                              -------------------

                                     [LOGO]

                The date of this Prospectus is           , 1998

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at the SEC Regional Offices and can be reviewed through the Commission's Electric Data Gathering Analysis and Retrieval System ("EDGAR"), which is publicly available through the Commission's web site (http://www.sec.gov). The Company's Common Stock is traded on the Nasdaq National Market. Reports and other information concerning the Company can also be inspected at Nasdaq.

    The Company has filed with the Commission a Registration Statement including related exhibits and schedules (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at the Pacific Regional Office located at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648, the New York Regional Office located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 ("SEC Regional Offices"), and copies of all or any part thereof may be obtained at prescribed rates from the Public Reference Section of the Commission and reviewed through EDGAR.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMPANY'S COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING BIDS AND PURCHASES, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS (AND NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED HEREIN, INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE INFORMATION PROVIDED UNDER "RISK FACTORS."


                                  THE COMPANY


    PharmaPrint Inc. ("PharmaPrint" or the "Company") is applying its proprietary development and manufacturing process technologies (the "PharmaPrint Process") to develop pharmaceutical-grade dietary supplement products and pharmaceuticals from natural plant extracts. The Company is focusing its development efforts on certain plants and plant extracts that are widely used throughout the United States and Europe to treat a variety of diseases and physical conditions. The PharmaPrint Process enables the Company to identify and quantify the active molecules (referred to as "bioactives") within plant sources that are believed to provide therapeutic or other health benefits and to produce dietary supplements and pharmaceuticals having consistent batch-to-batch quantities and ratios of these bioactives. The Company believes that its dietary supplement products will deliver more consistent results than currently available dietary supplement products and that its pharmaceutical products may qualify for regulatory approval.

    The Company believes that its PharmaPrint Process technology represents a new paradigm in the development of therapeutic products from botanical sources. Traditional drug development has focused on identifying, isolating and synthesizing single molecules from plant and other sources that demonstrate activity in certain IN VITRO assays. However, most single molecules derived from plant sources cannot be developed into viable drugs. The Company's core technologies were developed based on empirical data suggesting that the health benefits and safe usage of certain plant-derived therapeutics might be the result of the natural combination of multiple molecules found in the plant extract and that single molecules, in isolation, may not replicate the natural plant's effectiveness.

    The worldwide market for multi-molecule, plant-derived products is substantial. According to NUTRITION BUSINESS JOURNAL, in 1996 approximately $3 billion was spent in the United States for non-prescription, plant-derived dietary supplements, with sales, according to the BOSTON GLOBE, having increased over 20% annually in the last few years. In addition, according to THE WALL STREET JOURNAL EUROPE, approximately $6 billion was spent in Europe for prescription and over-the-counter ("OTC") multi-molecule, plant-derived products.

    The Company has implemented a dual commercialization strategy for its PharmaPrint Process technology. The first element of this strategy entails the development of consistent, pharmaceutical-grade dietary supplement products. In the United States, dietary supplements are considered food products under the Dietary Supplement Health and Education Act of 1994 ("DSHEA") and, as such, are not regulated as drugs by the United States Food and Drug Administration (the "FDA") and do not require FDA approval prior to commercialization. The Company has commenced development of 12 of the most commonly used dietary supplements (derived from agnus castus, bilberry, black cohosh, echinacea, garlic, ginger, ginkgo biloba, ginseng, milk thistle, saw palmetto, St. John's wort and valerian).

    In October 1997 the Company entered into several agreements (the "AHP Agreements") with American Home Products Corporation ("AHP") whereby the Company will apply the PharmaPrint Process to produce a line of pharmaceutical-grade dietary supplement products to be marketed by AHP under its Centrum brand name (the "AHP Products"). In exchange for the exclusive right to use the PharmaPrint Process in the production of dietary supplements, AHP paid the Company $2.5 million as an up-front licensing fee and is required to pay additional fees of $500,000 upon each of (i) the issuance of a patent covering the PharmaPrint Process and (ii) receipt and acceptance by AHP of the initial AHP Products in sufficient time to permit AHP to meet its proposed launch date. AHP has agreed, in the first two years following shipment by AHP of commercial quantities of the initial AHP Products, to spend annually at least the lesser of $20 million or an amount equal to 50% of net sales of the AHP Products in advertising and other marketing expenditures. AHP has also agreed to purchase the AHP Products from the Company under a Supply Agreement at specified prices. In addition, if the Company succeeds in securing a patent containing a claim or claims comprising the PharmaPrint Process applied generally or on a product-by-product basis, AHP will pay royalties to the Company on net sales of such patented AHP products of 4% in the first year and 6% thereafter. AHP plans to commence marketing seven of the Company's dietary supplement products under development in 1998. AHP and the Company will examine from time to time the opportunity to increase or modify this product line.

    The second element of the Company's strategy is to apply the PharmaPrint Process to the development of FDA-approvable pharmaceuticals from natural plant sources. PharmaPrint is focusing its pharmaceutical development efforts initially on certain plants and plant extracts (such as saw palmetto, St. John's wort and ginkgo biloba, among others) that have shown indications of clinical effectiveness in treating a variety of diseases and physical conditions. Although these multi-molecule, plant-derived products are widely sold in many European countries on a prescription or OTC basis, they currently are available only as dietary supplements in the United States. The Company believes that these products have not been approved as pharmaceuticals under FDA guidelines primarily due to the difficulties of identifying the bioactives and manufacturing the compounds to FDA standards.

    PharmaPrint believes that the PharmaPrint Process will, for the first time, make it feasible to develop multi-molecule, plant-derived drug candidates with sufficient quality and consistency of bioactives to potentially qualify for FDA approval. Because of the well-documented history of safe usage of products derived from the same plant sources as the Company's drug candidates, the Company believes that, in certain cases, the FDA may allow the Company to commence clinical trials at the Phase II stage while concurrently performing toxicology studies. The Company received such FDA clearance for its initial pharmaceutical product candidate, PPRT-321. The Company also plans to use its United States clinical data to apply for regulatory approvals to market its products in the prescription and OTC markets in Europe and other international markets.

    In September 1997, the Company commenced Phase II clinical trials in four medical centers in the United States for PPRT-321, a saw palmetto-derived drug that is being developed for the treatment of symptoms associated with benign prostatic hyperplasia ("BPH"). In early 1998, the Company intends to file an investigational new drug ("IND") application for PPRT-152, its anti-depressant drug candidate derived from St. John's wort. In addition, the Company is applying the PharmaPrint Process to the development of pharmaceutical versions of four other plant-derived drug candidates that have long histories of human use and indications of effectiveness: ginkgo biloba (to treat cognitive disorders), valerian (to treat insomnia), black cohosh (to reduce certain post-menopausal symptoms) and agnus castus (to reduce premenstrual symptoms). The Company is in discussions with several major pharmaceutical companies for the development and distribution of the Company's potential pharmaceutical products, including AHP, to whom the Company has granted an option to develop with the Company potential FDA regulated pharmaceutical products, including products for sale in the OTC market.

    The Company has filed with the United States Patent and Trademark Office (the "PTO") applications for a broad process patent covering a method for making pharmaceutical-grade botanicals that incorporates the steps that make up the PharmaPrint Process, as well as additional applications covering the application of this method to the manufacture of 11 specific botanical compositions.

    The Company's principal executive offices are located at 4 Park Plaza, Suite 1900, Irvine, CA 92614 and its telephone number is (714) 794-7778.

    PHARMAPRINT-TM- AND THE THREE-LEAF LOGO ARE TRADEMARKS OF THE COMPANY. CENTRUM-REGISTERED TRADEMARK- IS A REGISTERED TRADEMARK OF AHP. THIS PROSPECTUS ALSO INCLUDES TRADEMARKS OF COMPANIES OTHER THAN THE COMPANY AND AHP.

                                  THE OFFERING

Common Stock offered by the
  Company.........................  1,500,000 shares

Common Stock outstanding after the
  Offering........................  12,553,684 shares(1)

Use of proceeds...................  To fund formulation, toxicology and clinical testing of the Company's pharmaceutical products, formulation and
                                    manufacturing of the AHP Products pursuant to the AHP
                                    Agreements, potential acquisitions of research and
                                    manufacturing facilities and working capital and general
                                    corporate purposes. See "Use of Proceeds."

Nasdaq National Market symbol.....  PPRT

------------------------

(1) Excludes (i) 2,010,378 shares reserved for issuance upon exercise of outstanding options granted under the Company's 1995 Stock Option Plan, at a weighted average exercise price of $5.23 per share and (ii) 375,000 shares issuable upon exercise of warrants, including warrants issued to the representative of the Underwriters (the "Representative's Warrants"). See "Description of Capital Stock" and "Underwriting."

                         SUMMARY FINANCIAL INFORMATION

                                       PERIOD FROM
                                        INCEPTION                                     SIX MONTHS ENDED SEPTEMBER
                                      (SEPTEMBER 15,      YEAR ENDED MARCH 31,                   30,
                                      1994) TO MARCH  -----------------------------  ----------------------------
                                         31, 1995         1996            1997           1996           1997
                                      --------------  -------------  --------------  -------------  -------------
                                                                                             (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues............................   $    --        $    --        $     --        $    --        $    --
Expenses:
  Research and development
  expenses..........................        378,456         386,878       2,980,064        786,495      2,717,402
  General and administrative
  expenses..........................        105,552         653,557       2,919,351      1,640,497      1,863,712
  Stock compensation expense........        --              303,750       5,333,437      4,585,000      3,623,540
                                      --------------  -------------  --------------  -------------  -------------
Loss from operations................       (484,008)     (1,344,185)    (11,232,852)    (7,011,992)    (8,204,654)
                                      --------------  -------------  --------------  -------------  -------------
Net loss............................   $   (484,008)  $  (1,344,185) $  (11,232,852) $  (7,011,992) $  (8,204,654)
                                      --------------  -------------  --------------  -------------  -------------
                                      --------------  -------------  --------------  -------------  -------------
Net loss per share..................   $      (0.06)  $       (0.16) $        (1.10) $       (0.79) $       (0.73)
                                      --------------  -------------  --------------  -------------  -------------
                                      --------------  -------------  --------------  -------------  -------------
Weighted average common and common
  share equivalents outstanding.....      7,635,474       8,297,103      10,193,131      8,893,702     11,223,072

                                                                                          SEPTEMBER 30, 1997
                                                                                      ---------------------------
                                                                                                         AS
                                                                                         ACTUAL      ADJUSTED(1)
                                                                                      ------------  -------------
                                                                                              (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...........................................................  $  3,281,188   $17,802,438
Working capital.....................................................................     2,719,293    17,240,543
Total assets........................................................................     4,052,964    18,574,214
Total liabilities...................................................................       891,754       891,754
Stockholders' equity................................................................     3,161,210    17,682,460

------------------------

(1) As adjusted to give effect to the sale of the 1,500,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom at an assumed public offering price of $10.75 per share. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING THE COMPANY AND ITS BUSINESS PROSPECTS AND AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS CONCERNING THE APPLICATION OF THE PHARMAPRINT PROCESS, THE COMMENCEMENT AND COMPLETION OF TOXICOLOGY STUDIES AND CLINICAL TRIALS, THE TIMING OF PLANNED REGULATORY FILINGS, PLANNED ACTIVITIES OF EXISTING AND POTENTIAL COLLABORATIVE PARTNERS, THE COMPANY'S STRATEGIC PLANS, THE SCOPE OF THE COMPANY'S PATENT COVERAGE, ANTICIPATED EXPENDITURES, THE NEED FOR ADDITIONAL FUNDS AND OTHER EVENTS AND CIRCUMSTANCES DESCRIBED IN TERMS OF THE COMPANY'S EXPECTATIONS OR INTENTIONS. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS AS A RESULT OF VARIOUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THE UNCERTAINTY OF PATENT ISSUANCE AND PROTECTION, MARKET AND REGULATORY ACCEPTANCE OF THE COMPANY'S TECHNOLOGY, PRODUCT REVENUE AND THE OTHER RISKS DISCUSSED UNDER "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS IN THIS PROSPECTUS GENERALLY.

EARLY STAGE OF PRODUCT DEVELOPMENT; TECHNOLOGICAL UNCERTAINTIES

    The Company is a development stage company and has a limited operating history. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the consumer products and pharmaceutical industries, which are characterized by a large number of market entrants, intense competition and a high failure rate. To date, the Company has been engaged primarily in research and development activities and has generated no revenue from product sales. To achieve profitable operations, the Company, alone or with others, must successfully develop, introduce and market products. No assurance can be given that the Company's product development efforts will be successfully completed, that required regulatory approvals will be obtained, or that any product, if introduced, will be successfully marketed or will achieve customer acceptance.

    The Company currently has no dietary supplement or pharmaceutical products available for sale and its research and development programs for its pharmaceutical products are at an early stage. There can be no assurance that the Company's research will lead to the development of any commercially feasible product. Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual research and development costs could exceed budgeted amounts and estimated time frames may require extension. Cost overruns due to unanticipated clinical or regulatory delays or demands, unexpected adverse side effects, insufficient therapeutic efficacy or competitive or technological developments would prevent or substantially deter development efforts and ultimately could have a material adverse effect on the Company. The Company's existing pharmaceutical product candidates, and any potential additional pharmaceutical products that may be developed, require significant additional research and development, including toxicology and clinical testing, regulatory approval and commitments of resources prior to commercialization. There can be no assurance that any such potential pharmaceutical products will be successfully developed or capable of being produced in commercial quantities at acceptable costs, or that any pharmaceutical product will prove to be safe and effective in clinical trials or otherwise, or meet applicable regulatory standards. Furthermore, clinical trials of the Company's initial pharmaceutical products may be viewed as a test of the Company's PharmaPrint Process. If these clinical trials encounter problems or are otherwise unsuccessful, the applicability of the PharmaPrint Process to other drug development candidates may be uncertain.

DEPENDENCE ON AHP

    The Company granted AHP an exclusive license to market and sell in the United States, Canada and Mexico (and any other countries specified by AHP within three years of the initial product launch) the AHP Products developed or to be developed by the Company as dietary supplements using the

PharmaPrint Process. The AHP Agreements restrict sales by the Company of dietary supplements other than through AHP, and the Company is relying upon sales of its dietary supplement products to AHP and, through AHP, to consumers, under the AHP Agreements, as its only sources of product revenues in the near future. AHP has informed the Company that it intends to market the AHP Products under its Centrum brand name, either as Centrum-branded products or with a separate brand identity associated with Centrum. Prior to the initial launch date of the first AHP Product, the AHP Agreements are terminable by AHP in its sole discretion upon thirty days notice. Subsequent to such launch date, AHP can terminate the AHP Agreements with respect to specific products in its sole discretion upon ninety days notice and can terminate the AHP Agreements in their entirety in its sole discretion with one year's notice. AHP could elect to terminate the AHP Agreements for many reasons, including shifts in its strategic focus, poor market reaction to Centrum-branded dietary supplements, lack of patent protection for the PharmaPrint Process or a determination to pursue alternative methods of producing dietary supplements. If the AHP Agreements are terminated in whole or part, the Company may not be able to enter into comparable agreements for the distribution and sale of its products or establish its own marketing and sales force to market potential products, which events could have a material adverse effect on the Company's business, financial condition and results of operations.


    The Company is obligated to conduct, at its own expense, the research and development and regulatory work necessary to produce the AHP Products for sale to AHP. This will require significant expenditures by the Company which may not be recovered if AHP terminates the AHP Agreements in whole or part or sales of AHP Products are lower than anticipated. The prices at which the Company will supply the AHP Products are fixed in the first two years following product launch, therefore increases in material or production costs will reduce the profitability to the Company of the AHP supply arrangements.

    AHP is not obligated to pay royalties to the Company on sales of any AHP Products that are not covered by a patent containing a claim or claims comprising the PharmaPrint Process applied generally or on a product-by-product basis. The Company does not currently have any such patents for any of its products, and there can be no assurance that patents will be obtained for any of the AHP Products. The Company's business, financial condition and results of operations will be materially adversely affected if AHP does not make such royalty payments to the Company.

    The AHP Agreements limit AHP's obligation to provide marketing support for the AHP Products during the first two years after the initial launch date of the first AHP Product to an annual amount of the lesser of fifty percent of net sales of the AHP Products or $20,000,000. Accordingly, poor initial sales could result in the marketing support required of AHP being significantly less than $20,000,000 per year. While AHP is obligated to devote to the AHP Products the efforts and resources it normally uses to market non-prescription products of its own discovery and of similar market potential at a similar stage of product life, after the first two years following the initial launch date AHP is not required to provide any specific monetary level of marketing support for the AHP Products. If AHP does not dedicate sufficient funds to marketing the AHP Products, sales of these products and the Company's business, financial condition and results of operations may be adversely affected. Additionally, the Company's sole remedy if AHP fails to meet its minimum monetary marketing support commitments, provided that AHP has not otherwise breached its obligations under the AHP Agreements (including its obligation to market the AHP Products consistent with the efforts it uses to market similar products) is to sell its dietary supplement products under a national or regional brand through one additional party.

    AHP has made an initial payment of $2,500,000 to the Company. However, if
(i) AHP reasonably concludes, prior to the first commercial sale of an AHP Product, that a license under a third party's patent is required in order to sell the AHP Products and (ii) AHP and the Company are unable to obtain such a license, then the Company must return all or a portion of such payment to AHP (as well as two other milestone payments, if AHP makes such payments). If a license to a third party's patent is required and obtained, any payments and royalties that are paid by AHP for the license will be deducted from any royalty payments or other payments due to the Company under the AHP Agreements. There can be no assurance that the Company will not be required to obtain a license of a third party's patent in order to sell any single or all of the AHP Products. Reimbursement of any payment made by AHP to the Company or a reduction in the amount of the royalty payments could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company expects to enter into collaborative agreements with other partners for the development and marketing of products not subject to the AHP Agreements, although AHP has an option to develop with the Company FDA regulated pharmaceutical products, including products for sale in the OTC market. The commercial value of the AHP Products and any other products, even if successfully developed, will depend on the ability of AHP and any other partner to market and commercialize such products. There can be no assurance that the Company's collaboration with AHP or any other potential partner will result in product revenues or profits. In addition, there can be no assurance that AHP or any such corporate partner or licensee will not pursue alternative technologies or develop alternative therapeutics, either on its own or in collaboration with others, targeted at the same markets or diseases as those developed and commercialized by the Company. This risk may increase if the Company is not successful in obtaining and maintaining patent protection for the PharmaPrint Process.

UNCERTAINTIES RELATED TO THE PHARMAPRINT PROCESS

    The Company believes its competitive advantage is its unique ability, through application of the PharmaPrint Process, to assess and standardize the bioactive composition and potency of plant-derived dietary supplements and pharmaceuticals. There can be no assurance, however, that consumers in the dietary supplement market will value this standardization highly, particularly in light of the fact that these products cannot be marketed through any claims for the treatment or prevention of disease. In addition, the PharmaPrint Process itself does not assure efficacy of the Company's products and claims of efficacy can be made only after successful clinical trials, which will not be conducted with respect to the Company's dietary supplement products. Accordingly, there can be no assurance that the Company's dietary supplement products will compete effectively or achieve commercial success.

    In the pharmaceutical market, the Company is dependent upon regulatory approval for its plant-derived multi-molecule drug candidates. The Company does not believe that the FDA and other regulatory authorities have ever approved multi-molecule, botanical pharmaceuticals, and there can be no assurance that regulators will begin approving these compounds in general, or accept the PharmaPrint Process as an appropriate method of standardizing botanical compounds for clinical testing and approval of the Company's drug candidates in particular. Unavailability of regulatory review and approval would prevent the Company from achieving its pharmaceutical development plans, in which case the Company's only potential business would be dietary supplements.

    While the Company has successfully applied the PharmaPrint Process to produce multi-molecule compounds with batch-to-batch consistency in test production and for development purposes, it has not yet commenced commercial-scale production. Accordingly, there is a risk that the Company will encounter unexpected difficulties in applying the PharmaPrint Process to manufacture on a commercial-scale. Such difficulties could slow production or increase the Company's costs.

DEPENDENCE ON PATENTS AND OTHER PROPRIETARY RIGHTS; UNCERTAINTY OF PATENT PROTECTION AND
PROPRIETARY RIGHTS

    The Company's success will depend to a significant degree on its ability to obtain and maintain patent protection for its technologies and dietary supplement and pharmaceutical products, preserve its trade secrets, and operate without infringing on the proprietary rights of third parties. The Company plans to achieve a competitive advantage as the only provider of botanical dietary supplements and multi-molecule pharmaceuticals that can market its products on the basis of consistent composition, the presence of at least one bioactive and proven bioactivity. This depends upon its ability to obtain a patent covering the

PharmaPrint Process that is broad enough to prevent competitors from making such claims. The Company has filed with the PTO applications for a broad process patent covering a method for making pharmaceutical-grade botanicals that incorporates the steps that make up the PharmaPrint Process, as well as additional patent applications covering the application of this method to the manufacture of 11 specific botanical compositions. The Company intends to file additional patent applications as it develops additional products or enhances its technologies. To date, the Company has not received any patents or notice of allowance of any patent application for the PharmaPrint Process or any products it currently intends to commercialize. If the Company is not successful in obtaining and maintaining adequate patent protection for the PharmaPrint Process, it will not be able to protect its pharmaceutical products and its ability to compete successfully in the dietary supplements market will be impaired. Furthermore, AHP is not obligated to pay royalties on sales of any AHP Products not covered by a patent containing claims comprising the PharmaPrint Process applied generally or on a product-by-product basis.

    There can be no assurance that the Company will obtain any patents covering the Company's technology or the products the Company plans to market, or that any patents that may be issued to the Company will provide substantial protection or be of commercial benefit to the Company. Any patent covering the PharmaPrint Process may be vulnerable to challenge on various grounds, including lack of nonobviousness or novelty. A great deal of research and development work has taken place in botanicals, including efforts focused on single-molecule bioactivity and analysis of multiple botanical components. The Company believes the PharmaPrint Process is unique and patentable because of its focus on determining pharmaceutical grade botanicals by identifying bioactive components having activity relevant to clinical indications and establishing manufacturing standards covering the range of bioactivity of the total of said components, but it is arguable that prior work on bioactivity relating to the development of single molecule drugs or multi-molecule chemical composition analysis could contradict novelty or nonobviousness of the Company's invention. The PTO's initial response to one of the Company's patent applications covering the PharmaPrint Process was an office action dated November 1997 in which the patent examiner questioned the patentability of the claims set forth in the application, asserting that they are anticipated by prior art focused on separation of plant extracts into components and identification of biologically active components, and also reflect the well-known process of preparation of standardized extracts to ensure product consistency. A search by the European Patent Office in response to a related patent application produced similar results. Many patent applications encounter similar office actions and ultimately result in issuance of a patent, and the Company believes that the cited prior art can be adequately distinguished on the basis of the Company's focus on determining pharmaceutical grade botanicals through bioactivity as described above. The Company intends to pursue its patent claims and believes that it will overcome the examiner's issues. However, there can be no assurance that a patent covering the PharmaPrint Process will issue or that prior art will not support a challenge to any patent that issues. The issuance of a patent is not conclusive as to its validity or enforceability, and competitors may be able to design around any patent the Company obtains, including by finding ways to substantiate claims about the composition or bioactivity of competing products without utilizing the process used by the Company. There can be no assurance that any patent issued to the Company will not be invalidated, or that the Company will not be forced to narrow, through reexamination, the scope of such a patent claim to avoid its invalidation. In addition, there can be no assurance that any application of the Company's technology will not infringe patents or proprietary rights of others or that licenses that might be required as a result of such infringement for the Company's processes or products would be available on commercially reasonable terms, if at all.

    Litigation, which could result in substantial cost to the Company and diversion of effort by the Company's management and technical personnel, may be necessary to enforce the Company's patent and proprietary rights and/or to determine the scope and validity of others' proprietary rights. The Company is currently involved in litigation with a former employee who has asserted, among other things, ownership rights in the Company's pending patent applications. The Company does not believe his claims have merit. See "Business--Legal Proceedings." The Company may participate in interference proceedings that may in the future be declared by the PTO to determine priority of invention, which could result in substantial cost to the Company. There can be no assurance that the outcome of any litigation or interference proceedings will be favorable to the Company and an unfavorable outcome in any proceeding could have a material adverse effect on the Company's business, financial condition and results of operations.

    The patent position of biotechnology and biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology and biopharmaceutical patents. Accordingly, there can be no assurance that any patent applications owned or licensed by the Company will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology.

    Many of the processes and much of the know-how of importance to the Company's technology depend upon the non-patentable skills, knowledge, and experience of its scientific and technical personnel and collaborators. To help protect its rights, the Company requires employees, collaborators, and significant consultants and advisors with access to confidential information, to enter into confidentiality agreements with the Company. There can be no assurance, however, that these agreements will provide adequate protection for the Company's trade secrets, know-how or proprietary information in the event of any unauthorized use or disclosure.

UNCERTAINTIES RELATED TO CLINICAL TRIALS

    In order to obtain marketing approval from the FDA, the Company must demonstrate through toxicology testing and clinical trials that PPRT-321, its only drug candidate for which the FDA has allowed clinical trials to date, is safe and effective for use in its target indication. The results from initial clinical trials of PPRT-321 and any other drug candidates may not be indicative of the results that may be obtained in further clinical trials. Many companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The rate of completion of the Company's clinical trials may be delayed by many factors including, but not limited to, slower than anticipated patient enrollment, a slower than anticipated timetable as determined by the Company or any collaborative partner, or any other adverse event. During the course of clinical trials, patients can die or suffer other adverse medical effects for reasons that may not be related to the drug being tested, but which can nonetheless affect clinical trial results. There can be no assurance that the Company will be permitted by regulatory authorities to undertake additional clinical trials of PPRT-321 or to initiate clinical trials of any other drug candidates, or that any clinical trials undertaken by the Company will be completed successfully within a particular time period, if at all. Any delays in or termination of the Company's clinical trial efforts would have a material adverse effect on the business, financial condition and results of operations of the Company. There can also be no assurance that PPRT-321 or any other drug candidate will be safe or effective in clinical trials, that PPRT-321 or any other drug candidate will receive regulatory approval for any indication or that any clinical trials undertaken by the Company will result in marketable products. If PPRT-321 or other drug candidates are not shown to be safe and effective in clinical trials, the Company's business, financial condition and results of operations would be materially adversely affected.

OUTSOURCING OF MANUFACTURING, RESEARCH AND DEVELOPMENT AND REGULATORY ACTIVITIES

    The Company has no experience in the manufacturing, sale, marketing, distribution and clinical testing of pharmaceutical products or dietary supplements and will have to rely on collaborative arrangements or license and distribution agreements with third parties. The Company does not have the facilities or capability to manufacture, and has not yet manufactured on a commercial scale, its potential products. The Company has entered into agreements with Hauser, Inc. to, among other things, manufacture PPRT-321 for use in clinical tests, to supply certain herbal extracts to the Company and to provide analytical tests for each manufactured batch. To be successful, if approved by the FDA, the Company's pharmaceutical products must be manufactured, at an acceptable cost, in commercial quantities under the FDA's current good manufacturing practices ("cGMP") and/or other standards prescribed by the appropriate regulatory agency in the country of use. On an ongoing basis, the Company will depend on its ability to develop such manufacturing capabilities or contract with other manufacturers. In addition, pursuant to the Supply Agreement entered into between AHP and the Company (the "Supply Agreement"), the Company will be the exclusive supplier to AHP of the herbal products sold by AHP pursuant to the AHP Agreements and must produce such products under applicable cGMP. The Company is currently in discussions with various third parties to manufacture products for delivery to AHP under the Supply Agreement. In the event the Company is unable to manufacture or obtain contract manufacturing on acceptable terms, its ability to commercialize or deliver products at acceptable cost in a timely manner may be adversely affected. See "Business--Business Strategy."

    Additionally, the Company has the exclusive right to supply AHP with 100% of the AHP Products. If the Company fails to supply certain commercial quantities of the AHP Products for a period of 60 consecutive days for any reason, AHP has the right to manufacture such products itself, or retain a third party manufacturer. There can be no assurance that the Company will be able to meet its obligation to supply the AHP Products in sufficient commercial quantities. The loss by the Company of manufacturing rights to AHP or a third party would have a material adverse effect on the business, financial condition and results of operations of the Company.

    Most of the Company's research and development activities currently are performed by various third party laboratories and manufacturing facilities. Although the Company believes that its partners have and will continue to have an economic motivation to perform their duties in a timely and effective manner, the amount and timing of the resources devoted by such parties to performing their duties may vary. Any failure to perform such duties may result in a delay in the Company's ability to continue its product development activities and to commercialize its products. Any such failure or delay could also result in the Company breaching its obligations under the AHP Agreement and any other collaborative arrangement it may enter into and could have a material adverse effect on the business, financial condition and results of operations of the Company.

    Most of the Company's regulatory activities are currently being performed in conjunction with Advanced Bioresearch Associates ("ABA") of San Diego, California. In the event that ABA does not continue to provide regulatory guidance to the Company, the Company would have to further develop its own regulatory expertise or contract with others for regulatory guidance. There can be no assurance that the Company, either on its own or with third parties, would be able to further develop this regulatory expertise.

    In connection with any future collaborative arrangements, the Company may be required to transfer control of toxicology studies and clinical trials, the preparation and submission of regulatory approvals and the manufacture of products. In the event the Company does transfer such control, it would be dependent upon its partners' efforts to effectively and efficiently develop such drug candidates. Additionally, by outsourcing the manufacturing of drug candidates, the Company may lose the opportunity to generate profits from manufacturing.

COST AND AVAILABILITY OF BOTANICAL EXTRACTS

    The Company procures the botanical extracts necessary for development of its products from various sources in the United States, Europe and Asia. The Company has agreed, and has the exclusive right, to supply AHP with 100% of AHP's requirements of the products licensed to AHP by the Company. The Company will have to purchase a significant amount of botanical extract in the near future to meet these obligations. Many of the botanical extracts contained in the Company's products are not commodities, so price risk cannot be hedged with traditional futures contracts. In addition, some of these plants are picked in the wild, rather than farm cultivated, resulting in a highly unstable supply. This uncertain supply, in combination with the possibility of continued increases in demand, could result in significant increases in the price of the botanical extracts used in the Company's products. In addition, if due to supply shortages AHP is unable to meet the demand of its customers, even if for a short time, the result could be a long-term decrease in sales of the AHP Products. The Company's ability to increase the price of its licensed products to AHP to adjust for increases in raw material costs is limited and there can be no assurance that an adequate supply of botanical extracts will be available to the Company and on terms commercially viable to the Company in order for it to meet its supply obligations to AHP. While the Company has secured sufficient quantities of botanical extracts for its near term research and development activities and believes there are numerous alternative suppliers throughout the world from which the Company can obtain these botanical extracts, any curtailment in the availability of such botanical extracts could be accompanied by delays as well as increased materials costs that could have a material adverse effect on the business, financial condition and results of operations of the Company. There can be no assurance that botanical extracts will continue to be available to the Company on terms commercially reasonable to the Company.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

    To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to particular statutory and regulatory provisions currently in effect. Any change in applicable laws or regulations may have a material adverse effect on the Company's business, financial condition and results of operations. The manufacturing, processing, formulation, packaging, labeling, advertising and sale of dietary supplements are regulated by the Federal Food, Drug and Cosmetic Act, as amended, inter alia, by DSHEA, and by various federal agencies, including the FDA and the United States Federal Trade Commission (the "FTC"). The Company's activities are also regulated by various agencies of the states, provinces, localities and countries in which the Company's products are sold. DSHEA (i) defines dietary supplements, (ii) permits "structure/function" statements under certain conditions and (iii) permits under certain conditions the use of published literature in connection with the sale of herbal products. Dietary supplements do not require approval by the FDA prior to marketing but are nevertheless subject to various regulatory requirements concerning their composition, permissible claims (including substantiation of any claims), manufacturing procedures and other elements. DSHEA prohibits marketing dietary supplements through claims for, or with intended uses in, the treatment or prevention of diseases. There can be no assurance that the Company's dietary supplement products can be identified and differentiated from competing products sufficiently enough on the basis of permissible claims regarding composition to compete successfully. The Company cannot determine what effect current or future regulations will have on its business, financial condition or results of operations.

    The Company's development of pharmaceuticals is subject to extensive, costly and rigorous regulation by the FDA and foreign regulatory authorities. Drugs that have not been demonstrated to be safe and effective according to FDA standards are typically classified as "new drugs" and require FDA approval prior to marketing. In order to initiate a clinical trial for a new drug an investigational new drug (an "IND") application must be submitted to the FDA. The process of obtaining required regulatory approvals from the FDA and other regulatory authorities often takes many years, is expensive and can vary substantially based on the type, complexity and novelty of the pharmaceutical product. As with any investigative new drug or device, additional governmental regulations may be promulgated that could delay regulatory approval of the Company's pharmaceutical products. While the Company believes, based upon documentation in medical literature of histories of safe human use of botanical therapeutics, that it may be able to pursue a less time-consuming development process in the U.S. and certain foreign jurisdictions, the Company nevertheless will be required to engage in extensive toxicology studies and clinical testing in order to demonstrate the safety and efficacy of its pharmaceutical products for human use and there can be no assurance of quick, or any, approval. Requests for additional data and delays in obtaining regulatory approvals by the Company, its collaborators or licensees would adversely affect the marketing of pharmaceutical products developed by the Company and the Company's ability to generate pharmaceutical product revenues or royalties.

    As mentioned above, clinical testing of a pharmaceutical product is subject to regulation by government authorities, which includes acceptance of an IND application by the FDA. No assurance can be given that the Company will be permitted by regulatory authorities in the United States or elsewhere to carry out further testing or that, if permitted, additional clinical testing will prove that such pharmaceutical products are safe and effective to the extent necessary to permit the Company to obtain marketing approvals for these products from regulatory authorities. Additionally, the results of any initial toxicology and clinical testing are not necessarily predictive of results that will be obtained from subsequent or more extensive toxicology and clinical testing, and there can be no assurance that further trials will be successful. Companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a pharmaceutical product under development would delay or prevent regulatory approval of the product and would have a material adverse effect on the business, financial condition and results of operations of the Company. Delays in obtaining U.S. or foreign approvals could adversely affect the marketing of the Company's pharmaceutical products and diminish any competitive advantage the Company may attain. In addition, delays in regulatory approvals that may be encountered by corporate collaborators or other licensees of the Company, if any, could adversely affect the Company's ability to receive royalties. There can be no assurance that if clinical trials are completed, they will be successful or that the Company will be able to submit any new drug application ("NDA") on its anticipated schedule or that any such applications will be reviewed and approved by the FDA or foreign regulatory agencies in a timely manner, or at all. See "Business--Business Strategy" and "Business--Government Regulation."

    Although the FDA has established a "botanical" committee to provide regulatory guidelines, including guidelines for approval of botanicals as pharmaceuticals, the Company believes that the FDA has never approved for sale a pharmaceutical version of a multi-molecule, botanical medicine. FDA approval of botanicals that qualify as pharmaceuticals would presumably be evaluated under the same statutory standards as are applied to all new drugs. However, FDA review and approval practices adopted for botanical medicines under these statutory standards could result in competitive natural medicines that are not manufactured based on the Company's PharmaPrint Process technology. Adverse governmental regulation that might arise from future legislative or administrative action cannot be predicted.

    If regulatory approval is obtained, such approval may involve limitations and restrictions on the marketing of the Company's pharmaceutical products. In addition, any marketed pharmaceutical product and its manufacture are subject to continuous governmental review and post-market evaluation of approved pharmaceutical products could result in withdrawal, suspension or limitation of approvals. Any subsequent discovery of previously unrecognized problems could result in restrictions on the pharmaceutical product or its manufacture, including withdrawal of the pharmaceutical product from the market. Failure of the Company to comply with applicable regulatory requirements can, among other things, result in fines, suspension of regulatory approvals, pharmaceutical product recalls, seizure of products, operating restrictions or criminal prosecution. See "Business--Government Regulation."

    The Company cannot predict whether new legislation or regulations governing the Company's activities will be enacted by legislative bodies or promulgated by agencies regulating the Company's products, or what the effect of any such legislation or regulation on the Company's operations would be. There can be no assurance that new legislation or regulation, including changes to existing laws or regulations, will not materially adversely affect the business, financial condition and results of operations of the Company.

NO ASSURANCE OF MARKET ACCEPTANCE

    Although the Company believes there is a significant market for the Company's proposed dietary supplement and pharmaceutical products, the Company's success will depend significantly on acceptance by consumers and the medical community of the efficacy of such products. In the United States, herbal dietary supplements have been available for many years, but many physicians have shown reluctance to recommend them to their patients. While the Company believes that the PharmaPrint Process will enable it to produce products that address the concerns that physicians, patients and other consumers traditionally have had with herbal dietary supplements, there can be no assurance that multi-molecule, plant-derived products in general, or the Company's products in particular, will gain any significant degree of market acceptance. There also can be no assurance that AHP will be able to successfully gain market acceptance of the Company's proposed dietary supplement products.

NEED FOR ADDITIONAL FUNDING; UNCERTAIN ACCESS TO CAPITAL

    The Company's current capital resources, together with the net proceeds from this Offering, are expected to last at least 18 months, and thereafter the Company is likely to need substantial additional funds to support its long-term pharmaceutical product development programs. The Company has no established bank financing arrangement. The Company's future capital requirements will depend on many factors, including the revenues generated under the AHP Agreements, continued scientific progress in its research and development programs, progress with toxicology testing and clinical trials, the time and cost involved in obtaining regulatory approvals, patent costs, competing technological and market developments, changes in existing collaborative relationships, the Company's ability to establish development, sales and marketing arrangements, and the cost of establishing manufacturing capabilities. To the extent the Company's capital resources, including the net proceeds of this Offering, are insufficient to meet its operating requirements, the Company will seek additional funds through equity or debt financings, collaborative or other arrangements with corporate partners, licensees and others. Additional funds may be required sooner than anticipated. The Company has no current arrangements with respect to, or sources of, such additional financing. Any additional financing may have the effect of substantially diluting the Company's book value per share and the ownership percentage of the Company's then existing stockholders. No assurance can be given that additional financing will be available when needed or upon terms acceptable to the Company. The Company's ability to raise additional funds will be adversely affected if the Company is unable to obtain patent protection for its technologies. If adequate funds are not available, the Company may be required to delay or terminate expenditures for certain or all of its programs or to license to third parties the rights to commercialize products or technologies that the Company would otherwise seek to develop and commercialize itself, any of which could have a material adverse effect on the business, financial condition and results of operations of the Company. See "Use of Proceeds."

HISTORY OF OPERATING LOSSES; ANTICIPATED FUTURE LOSSES

    The Company has incurred net operating losses since its inception. The continued development of the Company's products will require the commitment of substantial and increasing resources to conduct toxicology and clinical development programs and to establish additional quality control, regulatory and administrative capabilities. The Company is likely to incur substantial and increasing operating losses as it continues its research and development efforts and until such time, if ever, as product sales, royalties and development, license and other fees can generate sufficient revenue to fund its continuing operations. The Company's ability to achieve profitability depends in part on the revenues generated from the AHP Agreements, its ability to obtain regulatory approvals for its pharmaceutical product candidates, and, alone or with others, successfully develop, introduce and market products. The amount of net losses and the time required by the Company to reach profitability are highly uncertain and there can be no assurance that the Company will ever generate revenue from product sales or royalties or operate profitably.

COMPETITION AND TECHNOLOGICAL CHANGE

    The pharmaceutical, consumer products and biotechnology industries are subject to intense competition and rapid technological change. Competitors of the Company in the United States and abroad are numerous, and include, among others, pharmaceutical, consumer products, herbal products, biotechnology and chemical companies, as well as universities and other research organizations. Industry-wide interest in the AHP Agreements and the use of the Company's PharmaPrint Process technology may accelerate as the technology becomes more widely understood and, therefore, competitors may have additional incentive to develop technologies and products that compete with those of the Company. There can be no assurance that these competitors will not succeed in developing technologies and products that are more effective than any that have been or may be developed by the Company or that would render the Company's PharmaPrint Process and products obsolete and non-competitive. If the Company is not successful in obtaining and maintaining adequate patent protection for the PharmaPrint Process, competitors may be able to duplicate or exceed the Company's efforts and capabilities.

    Many of the Company's potential competitors have substantially greater capital resources, research and development staffs and facilities than the Company and significantly greater experience than the Company in conducting toxicology testing and human clinical trials on new pharmaceutical products, in obtaining FDA and other regulatory approvals of products and in manufacturing and marketing products. Accordingly, some of the Company's competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than the Company. Moreover, there can be no assurance that the Company will have sufficient resources to undertake the continuing research and development necessary to remain competitive. See "Business--Competition."

UNCERTAINTIES RELATED TO PHARMACEUTICAL PRICING AND REIMBURSEMENT

    The continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means may have a material adverse effect on the Company's business, financial condition and results of operations. For example, in certain foreign markets, pricing and/or profitability of pharmaceutical products are subject to government control. In the United States, the Company expects that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on pharmaceutical pricing. Cost control initiatives could decrease the price the Company receives for any product it may develop and sell in the future and have a material adverse effect on the business, financial condition and results of operations of the Company. Additionally, to the extent that cost control initiatives have a material adverse effect on the Company's commercial partners, the Company's ability to commercialize any of its products may be adversely affected.

    Sales of the Company's pharmaceutical products will be dependent, in part, on the extent to which consumers will be able to obtain reimbursement for the cost of such products from third-party payors, such as government health administration authorities, private health coverage insurers and other organizations. The reimbursement status of newly approved health care products is uncertain, and third-party payors are increasingly challenging the prices charged for medical products. Accordingly, there can be no assurance that such reimbursement will be available at levels that would allow the Company to maintain profitable prices for its products, if at all. In the United States, consumers are not typically reimbursed for the cost of non-prescription products, including dietary supplements.

POTENTIAL PRODUCT LIABILITY; UNCERTAINTIES RELATED TO INSURANCE COVERAGE

    The testing, marketing and sale of health care products entail an inherent risk of product liability. There can be no assurance that product liability claims, relating to either pharmaceutical or dietary supplement products, will not be asserted against the Company, its collaborators or its licensees. The Company has obtained limited product liability insurance coverage for its clinical trials and intends to obtain additional product liability insurance in connection with the AHP Agreements. There can be no assurance that the Company will be able to maintain such product liability insurance or obtain additional insurance, during clinical trials or upon commercialization of any product, on acceptable terms, if at all, or that such insurance will provide adequate coverage against any potential pharmaceutical or dietary supplement claims. A product liability claim or product recall, relating to either pharmaceutical or dietary supplement products, could have a material adverse effect on the business, financial condition or results of operations of the Company.

DEPENDENCE ON KEY EMPLOYEES

    The business of the Company is dependent upon the continuing services of Elliot P. Friedman, its Chairman of the Board and Chief Executive Officer and Robert Burgess, its President and Chief Operating Officer. The unavailability or loss of the services of Mr. Friedman or Mr. Burgess could be detrimental to the development of and would adversely affect the conduct of the Company's business. The Company has obtained key-man life insurance in the amount of $1,000,000 on the life of Mr. Friedman. The success of the Company is also dependent upon its ability to attract and retain highly qualified scientific and managerial personnel. The Company faces competition for such personnel from other companies, research and academic institutions, government entities and other organizations, many of which have significantly greater resources than the Company. There can be no assurance that the Company will be able to recruit and retain such personnel. See "Management."

VOLATILITY OF COMMON STOCK PRICE

    The market prices of securities of emerging growth companies have historically been highly volatile and the stock market from time to time has experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Future announcements concerning the Company or its competitors, including the results of toxicology testing and clinical trials, termination or modification of agreements with collaborative partners, failures or unexpected delays in manufacturing or in obtaining regulatory approvals, technological innovations, statements or recommendations by the FDA or FDA advisory panels, loss of key personnel, government regulations, developments or disputes concerning proprietary rights, litigation or public concern as to the safety or commercial value of the Company's technologies or products could result in the Company's failure to meet the expectations of securities analysts and investors and could cause the market price of the Common Stock to fluctuate and decline significantly. In addition, market conditions for emerging growth companies and pharmaceutical companies, economic conditions and general stock market movements, even if unrelated specifically to the Company's operations, may have a significant impact on the price of the Common Stock. In the past, following significant drops in the price of a company's common stock, securities class action litigation has often been instituted against such company. Such litigation against the Company could result in substantial costs and a diversion of management's attention and resources, which may have a material adverse effect on the business, financial condition and results of operations of the Company.

DILUTION

    Purchasers of the Common Stock offered hereby will incur immediate and substantial dilution in the net tangible book value per share. Based on the net tangible book value per share of Common Stock on September 30, 1997 and an assumed offering price of $10.75, dilution in net tangible book value for purchasers in the Offering will be $9.35 per share. See "Dilution."

CONTROL BY EXISTING STOCKHOLDERS AND MANAGEMENT

    Following completion of this Offering, the current executive officers, directors and other significant stockholders of the Company will own approximately 51.5% of the issued and outstanding shares of Common Stock. Accordingly, such persons should be able to continue to control the Board of Directors of the Company and to direct the affairs of the Company. See "Principal Stockholders."

POTENTIAL ADVERSE EFFECTS OF SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this Offering, the Company will have 12,553,684 shares of Common Stock outstanding (12,778,684 shares if the over-allotment option is exercised in full). Officers and directors of the Company have entered into lock-up agreements restricting each such person from selling any shares of Common Stock of the Company beneficially held by such person for a period of 180 days (and with respect to 200,000 shares only, 120 days) from the date of the Underwriting Agreement. These lock-up agreements cover approximately 6,461,318 issued shares, of which 910,150 shares may be subject to sale notwithstanding the lock-up agreements pursuant to margin agreements and lines of credit between two officers of the Company and an investment bank, and 1,388,438 shares issuable upon exercise of outstanding options. These lock-up agreements may be waived at any time by CIBC Oppenheimer Corp. See "Underwriting." In addition, in connection with the Company's August 1996 initial public offering, certain officers, directors and stockholders of the Company entered into lock-up arrangements with the underwriter of the Company's initial public offering, which prohibited each of them from selling or transferring, except in certain limited circumstances, their shares of Common Stock until August 16, 1998 and, in certain instances, until August 16, 2001. Such lock-up agreements currently cover approximately 693,906 shares (and any additional shares acquired by persons bound by such agreements) and may be released at any time in the sole discretion of the underwriter of the company's initial public offering and will be released in certain additional circumstances.

    Following this Offering, approximately 59.5% of the Company's outstanding shares of Common Stock will be "restricted securities" and may, subject to the provisions of the lock-up agreements described herein, in the future be sold in compliance with Rule 144 adopted under the Act ("Rule 144"). Rule 144 generally provides that beneficial owners of common stock who have held such common stock for one year may sell within a three-month period a number of shares not exceeding the greater of 1% of the total outstanding shares or the average weekly trading volume of the shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least two years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above. Future sales of restricted Common Stock under Rule 144 or otherwise could negatively impact the market price of the Common Stock.

    As of the date of this Prospectus, there are an aggregate of 2,010,378 shares of Common Stock reserved for issuance upon exercise of outstanding vested and non-vested stock options under the Company's 1995 Stock Option Plan at exercise prices ranging from $0.96 to $16.00 per share, options to purchase an additional 189,622 shares of Common Stock available for issuance under the Company's 1995 Stock Option Plan, and 300,000 shares of Common Stock reserved for issuance upon exercise of outstanding warrants exercisable at $5.50 per share, and 75,000 shares of Common Stock reserved for issuance upon exercise of the Representative's Warrants. The Company has not to date provided any registration of the employee options, which has limited the optionees' ability to exercise and sell the underlying common stock. The Company intends to provide such a registration soon after applicable prohibitions on Company registration expire approximately 180 days from the date of this Prospectus (or such earlier date as CIBC Oppenheimer Corp. may in its discretion allow). When and if such a registration is provided, optionees should be expected to exercise and sell, possibly resulting in reduction in the trading price of the Company's shares. The Company expects that as of March 31, 1998 options to purchase approximately 1,450,000 shares of Common Stock will be outstanding and vested, approximately 1,264,000 shares of which will be subject to the lock-up agreements described above.

    The Company also has an aggregate of approximately 3,351,518 shares of Common Stock subject to registration rights agreements. The Company has not to date provided any registration to the holders of such shares, which has limited such holders' ability to exercise and sell the underlying stock. See "Description of Capital Stock--Warrants; Registration Rights."

ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCES OF PREFERRED STOCK

    Certain provisions of the Delaware General Corporation Law may have the effect of deterring hostile takeovers or delaying or preventing changes in the control or management of the Company, including transactions in which stockholders may otherwise receive a premium for their shares over then-current market prices. The Company may also issue shares of Preferred Stock without stockholder approval and upon such terms as the Company's Board of Directors may determine. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the Company's outstanding stock and the holders of such Preferred Stock could have voting, dividend, liquidation and other rights superior to those of holders of Common Stock. See "Description of Capital Stock--Preferred Stock" and "Certain Provisions of the Delaware Anti-Takeover Law."

ABSENCE OF DIVIDENDS

    The Company has never paid any cash dividends on its Common Stock and does not intend to do so for the foreseeable future. The Company intends to retain any future earnings for use in the Company's business operations. Investors who anticipate a need for income from their investments should refrain from purchasing the Common Stock offered hereby.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the 1,500,000 shares of Common Stock offered hereby are estimated to be approximately $14,521,250 ($16,770,688 if the Underwriters' over-allotment option is exercised in full), at an assumed public offering price of $10.75 per share and after deducting estimated underwriting discounts and commissions and other estimated offering expenses.

    The Company expects to use a majority of the net proceeds of this Offering to fund formulation, toxicology and clinical testing of the Company's pharmaceutical products and the remainder of the net proceeds of this Offering to fund formulation and manufacturing of the AHP Products pursuant to the AHP Agreements, potential acquisitions of research and manufacturing facilities and working capital and general corporate purposes. The Company is not a party to any agreements, understandings or commitments with respect to any such acquisition.

    The amounts and timing of expenditures for each purpose may vary significantly depending on numerous factors, including, without limitation, the progress of the Company's research, drug discovery and development programs, the progress and results of toxicology studies and clinical trials, the timing and costs involved in obtaining regulatory approvals, the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish collaborative arrangements, the initiation of commercialization activities, the purchase of capital equipment and the availability of other financing. The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that the Company's available cash and short-term investments, the proceeds of this Offering and cash flow from operations, if any, will be adequate to satisfy its capital needs for at least 18 months following consummation of this Offering.

    Pending such uses, the net proceeds of this Offering will be invested in short-term, investment-grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

    PharmaPrint's Common Stock has been traded on the Nasdaq National Market under the symbol "PPRT" since the Company's initial public offering in August 1996. The following table sets forth the range of high and low sales prices for the Common Stock as reported by Nasdaq for the periods indicated:

FISCAL YEAR ENDED MARCH 31, 1998                                                                   HIGH        LOW
-----------------------------------------------------------------------------------------------  ---------  ---------
Fourth Quarter (through January 8, 1998).......................................................  $   12.25  $   10.50
Third Quarter..................................................................................      18.13       8.25
Second Quarter.................................................................................      14.50       6.00
First Quarter..................................................................................       7.62       4.00

FISCAL YEAR ENDED MARCH 31, 1997
-----------------------------------------------------------------------------------------------
Fourth Quarter.................................................................................       5.50       3.88
Third Quarter..................................................................................       5.50       4.50
Second Quarter (from August 16, 1996)..........................................................       6.50       4.63

    On January 8, 1998, the last reported sales price as reported by Nasdaq was $10.75 per share. As of December 31, 1997, there were approximately 164 holders of record of the Company's Common Stock. The Company believes that the actual number of shareholders of the Common Stock substantially exceeds this number.

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its Common Stock and does not intend to do so for the foreseeable future.

                                    DILUTION

    As of September 30, 1997, the net tangible book value of the Company's Common Stock was $2,936,045, or $0.27 per share of Common Stock, based upon 11,005,202 shares outstanding. "Net tangible book value" per share represents the amount of total tangible assets of the Company reduced by the total liabilities and divided by the number of shares of Common Stock outstanding. After giving effect to the sale of 1,500,000 shares of Common Stock being offered by the Company hereby, less underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value at September 30, 1997 would have been $17,457,295, or $1.40 per share of Common Stock, based upon 12,505,202 shares outstanding. This represents an immediate increase in net tangible book value of $1.13 per share to existing stockholders and an immediate dilution per share of $9.35 to new investors purchasing shares in this Offering. "Dilution per share to new investors" represents the difference between the price per share of Common Stock paid for shares issued in this Offering and the pro forma net tangible book value per share at September 30, 1997, as adjusted to give effect to this Offering.

Assumed public offering price per share(1)..................................             $   10.75
    Net tangible book value per share before Offering.......................       0.27
    Increase per share attributable to new investors........................       1.13
Pro forma net tangible book value per share after Offering..................                  1.40
                                                                                         ---------
        Dilution per share to new investors.................................             $    9.35
                                                                                         ---------
                                                                                         ---------

------------------------

(1) Before deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company.

    The foregoing computations exclude (i) 48,482 shares of Common Stock issued subsequent to September 30, 1997; (ii) an aggregate of 2,010,378 shares of Common Stock reserved for issuance upon exercise of outstanding stock options under the Company's 1995 Stock Option Plan, as amended at a weighted average exercise price of $5.23 per share; and (iii) 375,000 shares of Common Stock reserved for issuance upon exercise of outstanding warrants, including the Representative's Warrants. Any exercise of such options or warrants may result in further dilution to new investors.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at September 30, 1997, and as adjusted for the sale of 1,500,000 shares of Common Stock offered hereby at an assumed offering price of $10.75 per share and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Company's financial statements and the notes thereto included in this Prospectus.

                                                                                          SEPTEMBER 30, 1997
                                                                                    ------------------------------
                                                                                        ACTUAL       AS ADJUSTED
                                                                                    --------------  --------------
Stockholders' Equity (1):
  Preferred stock, par value $0.001--1,000,000 shares authorized, no shares issued
    or outstanding................................................................  $     --        $     --
  Common stock, without par value--19,000,000 shares authorized, 11,005,202 shares issued and outstanding actual, 12,505,202 issued and outstanding as
    adjusted(2)...................................................................      23,410,972      37,932,222
  Additional paid-in capital......................................................       1,130,370       1,130,370
  Deferred compensation...........................................................        (114,433)       (114,433)
  Deficit accumulated during the development stage................................     (21,265,699)    (21,265,699)
                                                                                    --------------  --------------
    Total stockholders' equity....................................................  $    3,161,210  $   17,682,460
                                                                                    --------------  --------------
                                                                                    --------------  --------------
    Total capitalization..........................................................  $    3,161,210  $   17,682,460
                                                                                    --------------  --------------
                                                                                    --------------  --------------

------------------------

(1) Does not reflect changes in the number and par value of shares of authorized Common Stock resulting from the Company's October 2, 1997 reincorporation in Delaware. See "Description of Capital Stock."

(2) Does not include (i) 48,482 shares issued subsequent to September 30, 1997;
    (ii) an aggregate of 2,010,378 shares of Common Stock reserved for issuance upon exercise of outstanding stock options under the Company's 1995 Stock Option Plan, as amended, at a weighted average exercise price of $5.23; and
    (iii) 375,000 shares of Common Stock reserved for issuance upon exercise of outstanding warrants, including the Representative's Warrants.

                            SELECTED FINANCIAL DATA

    THE FOLLOWING SELECTED HISTORICAL FINANCIAL DATA FOR THE PERIOD FROM INCEPTION (SEPTEMBER 15, 1994) TO MARCH 31, 1995 AND FOR THE FISCAL YEARS ENDED MARCH 31, 1996 AND 1997 HAVE BEEN DERIVED FROM THE COMPANY'S AUDITED FINANCIAL STATEMENTS. THE FINANCIAL DATA FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 HAVE BEEN DERIVED FROM THE UNAUDITED FINANCIAL STATEMENTS OF THE COMPANY AND, IN THE OPINION OF THE COMPANY, REFLECT ALL ADJUSTMENTS (CONSISTING ONLY OF NORMAL RECURRING ADJUSTMENTS) NECESSARY FOR A FAIR PRESENTATION OF THE FINANCIAL POSITION AND RESULTS OF OPERATIONS OF THE COMPANY FOR SUCH PERIODS. THE SELECTED HISTORICAL FINANCIAL DATA SET FORTH BELOW SHOULD BE READ IN CONJUNCTION WITH THE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND THE FINANCIAL STATEMENTS AND NOTES THERETO, WHICH ARE SET FORTH ELSEWHERE IN THIS PROSPECTUS.

                                       PERIOD FROM
                                        INCEPTION                                     SIX MONTHS ENDED SEPTEMBER
                                      (SEPTEMBER 15,      YEAR ENDED MARCH 31,                   30,
                                      1994) TO MARCH  -----------------------------  ----------------------------
                                         31, 1995         1996            1997           1996           1997
                                      --------------  -------------  --------------  -------------  -------------
                                                                                             (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues............................   $    --        $    --        $     --        $    --        $    --
Expenses:
  Research and development
  expenses..........................        378,456         386,878       2,980,064        786,495      2,717,402
  General and administrative
  expenses..........................        105,552         653,557       2,919,351      1,640,497      1,863,712
  Stock compensation expense........        --              303,750       5,333,437      4,585,000      3,623,540
                                      --------------  -------------  --------------  -------------  -------------
Loss from operations................       (484,008)     (1,344,185)    (11,232,852)    (7,011,992)    (8,204,654)
                                      --------------  -------------  --------------  -------------  -------------
Net loss............................   $   (484,008)  $  (1,344,185) $  (11,232,852) $  (7,011,992) $  (8,204,654)
                                      --------------  -------------  --------------  -------------  -------------
                                      --------------  -------------  --------------  -------------  -------------
Net loss per share..................   $      (0.06)  $       (0.16) $        (1.10) $       (0.79) $       (0.73)
                                      --------------  -------------  --------------  -------------  -------------
                                      --------------  -------------  --------------  -------------  -------------
Weighted average common and common
  share equivalents outstanding.....      7,635,474       8,297,103      10,193,131      8,893,702     11,223,072

                                                                          MARCH 31,
                                                            --------------------------------------  SEPTEMBER 30,
                                                               1995         1996          1997          1997
                                                            ----------  ------------  ------------  -------------
                                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.................................  $  130,387  $    889,740  $  8,170,072   $ 3,281,188
Working capital...........................................     234,381       585,726     7,413,069     2,719,293
Total assets..............................................     248,881     1,155,604     8,831,920     4,052,964
Total liabilities.........................................      14,500       515,792     1,094,596       891,754
Stockholders' equity......................................     234,381       639,812     7,737,324     3,161,210

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS CONCERNING THE APPLICATION OF THE PHARMAPRINT PROCESS, COMMENCEMENT AND COMPLETION OF TOXICOLOGY STUDIES AND CLINICAL TRIALS, THE TIMING OF PLANNED REGULATORY FILINGS, PLANNED ACTIVITIES OF EXISTING AND POTENTIAL COLLABORATIVE PARTNERS, THE COMPANY'S STRATEGIC PLANS, THE SCOPE OF THE COMPANY'S PATENT COVERAGE, ANTICIPATED EXPENDITURES, THE NEED FOR ADDITIONAL FUNDS AND OTHER EVENTS AND CIRCUMSTANCES DESCRIBED IN TERMS OF THE COMPANY'S EXPECTATIONS OR INTENTIONS. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS AS A RESULT OF VARIOUS FACTORS INCLUDING, BUT NOT LIMITED TO, THE UNCERTAINTY OF PATENT ISSUANCE AND PROTECTION, MARKET AND REGULATORY ACCEPTANCE OF THE COMPANY'S TECHNOLOGY, PRODUCT REVENUE AND THE OTHER RISKS DISCUSSED UNDER "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AS WELL AS IN THE PROSPECTUS GENERALLY.

OVERVIEW

    PharmaPrint uses its PharmaPrint Process technology to develop pharmaceutical-grade dietary supplement and pharmaceutical products from botanical sources. The Company believes that its PharmaPrint Process technology represents a new paradigm in the development of therapeutic products from botanical sources. Unlike the traditional drug development process of identifying, isolating and synthesizing single bioactive molecules from plant and other sources, the Company's core technologies were developed based on empirical data that suggest that the health benefits and safe usage of certain plant-derived therapeutics might be the result of the natural combination of multiple molecules found in the plant extract and that single molecules, in isolation, may not replicate the natural plant's effectiveness. The PharmaPrint Process technology enables the Company to identify and quantify the bioactives within plant sources that are believed to provide therapeutic or other health benefits and produce dietary supplements and pharmaceuticals having consistent batch-to-batch quantities and ratios of these bioactives.

    Since its inception in 1994, the Company has engaged only in research and development activities and intends to continue research, development and testing of its proprietary technologies and dietary supplement and pharmaceutical products. The Company has not received any royalties or revenues from product sales.

    In October 1997 the Company entered into the AHP Agreements whereby the Company will apply the PharmaPrint Process to produce a line of pharmaceutical-grade dietary supplement products to be marketed in the U.S., Canada and Mexico exclusively by AHP under the Centrum brand name. In exchange for the exclusive right to use the PharmaPrint Process in the production of dietary supplements, AHP paid the Company $2.5 million as an up-front licensing fee and is required to pay additional fees of $500,000 upon each of (i) the issuance of a patent containing claims covering the PharmaPrint Process and (ii) receipt and acceptance of the initial AHP Products in sufficient time to permit AHP to meet its proposed product launch date. AHP has agreed, in the first two years following shipment by AHP of commercial quantities of the first AHP Product, to spend annually at least the lesser of $20 million or an amount equal to 50% of net sales of the AHP Products in advertising and other marketing expenditures. AHP has also agreed to purchase the AHP Products from the Company under a Supply Agreement at specified prices. In addition, if the Company succeeds in securing a patent containing a claim or claims comprising the PharmaPrint Process applied generally or on a product-by-product basis, AHP will pay royalties to the Company on net sales of such patented AHP products of 4% in the first year and 6% thereafter. AHP plans to commence marketing seven of the Company's dietary supplement products under development in 1998. AHP and the Company will examine from time to time the opportunity to increase or modify this product line.

    The Company is also developing pharmaceuticals from natural plant sources for the purpose of seeking FDA approval. Products derived from the same botanical sources as those used in the Company's product development programs historically have been widely used as medicines and dietary supplements. Because of the well-documented history of safe usage of dietary supplements derived from the same plant source as the Company's drug candidates, the Company believes that, in certain cases, the FDA may allow the Company, or its prospective partners, to commence clinical trials at the Phase II stage, while concurrently performing toxicology studies. The Company has received such FDA permission for its initial pharmaceutical candidate, PPRT-321. The Company anticipates filing investigational new drug ("IND") applications for at least two other drug candidates within the next 12 months. As a result of these anticipated filings, and the clinical development program for PPRT-321, the Company believes that its research and development expenses will substantially increase over the next 12 months.

RESULTS OF OPERATIONS

    SIX MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO SIX MONTHS ENDED SEPTEMBER
     30, 1996

    Research and development expenses for the six months ended September 30, 1997 increased $1,930,907, or 246%, to $2,717,402 from $786,495 for the six months ended September 30, 1996. The increase was primarily attributable to increased development efforts for both the Company's pharmaceutical and dietary supplement products. The Company's development efforts with respect to its pharmaceutical products included preparation and completion of regulatory filings, preparation for and commencement of certain toxicology studies and clinical trials and other research and development expenses. The Company's development efforts with respect to its dietary supplement products included the application of the Company's PharmaPrint Process to several products, including products that are expected to be marketed by AHP. The Company's research and development expenses are expected to increase in the next 12 months due to the responsibilities set forth in the AHP Agreements, preparation and completion of additional regulatory filings and overall clinical development programs for its pharmaceutical candidates. Additionally, the Company plans to selectively add personnel in research and development in order to accomplish its research and development plans.

    General and administrative expenses for the six months ended September 30, 1997 increased $223,215, or 13.6%, to $1,863,712 from $1,640,497 for the six months ended September 30, 1996. The increase was primarily attributable to additional staff, Company marketing efforts, increased professional fees and increased office rent and general office expenses. The Company's general and administrative expenses are expected to increase in the next 12 months in support of its research and development activities and its product commercialization efforts.

    Stock compensation expense for the six months ended September 30, 1997 was $3,623,540. Of this amount, $3,563,540 related to the release of an officer of the Company from a lock-up agreement and $60,000 represented compensation expense relating to certain options to purchase Common Stock granted to a consultant of the Company. Stock compensation expense for the six months ended September 30, 1996 was $4,585,000 and related to conditions that were met on Common Stock granted to D-RAM Industries Pty. Ltd. and Dimension Memory, Inc.

    As a result of the foregoing factors, the Company's net loss for the six months ended September 30, 1997 increased $1,192,662, or 17%, to $8,204,654 from $7,011,992 for the six months ended September 30, 1996.

    YEAR ENDED MARCH 31, 1997 COMPARED TO YEAR ENDED MARCH 31, 1996

    Research and development expenses for the year ended March 31, 1997 increased $2,593,186, or 670%, to $2,980,064 from $386,878 for the year ended
March 31, 1996. The increase was primarily attributable to increased development efforts related to the Company's pharmaceutical products. The Company's development efforts with respect to its pharmaceutical products included preparation and completion of regulatory filings, preparation for and commencement of certain toxicology studies and clinical trials and other research and development expenses.

    General and administrative expenses for the year ended March 31, 1997 increased $2,265,794, or 347%, to $2,919,351 from $653,557 for the year ended
March 31, 1996. The increase was primarily attributable to additional staff, Company marketing efforts, increased professional fees and increased office rent and general office expenses.

    Stock compensation expense for the year ended March 31, 1997 was $5,333,437. Of this amount, $4,585,000 related to conditions that were met on Common Stock granted to D-RAM Industries Pty. Ltd. and Dimension Memory, Inc., $648,437 related to the fair value of stock transferred by a major shareholder to third parties as compensation for services and $100,000 related to stock compensation expense for options to purchase Common Stock of the Company that were granted to consultants. Stock compensation expense for the year ended March 31, 1996, was $303,750. The compensation expense represented certain options to purchase Common Stock of the Company that were granted at an exercise price below the fair market value of the Company's Common Stock on the date of grant.

    As a result of the foregoing factors, the Company's net loss for the year ended March 31, 1997 increased $9,888,667, or 736%, to $11,232,852 from
$1,344,185 for the year ended March 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations primarily through the sale of equity securities. From inception (September 15, 1994) through May 1996, the Company had raised an aggregate net amount of approximately $2,100,000 through private sales of equity securities. In August 1996, the Company completed an initial public offering of 3,000,000 shares of its Common Stock at $5.00 per share, raising net proceeds of approximately $12,705,000.

    During the six months ended September 30, 1997 the Company increased its staff of full-time employees and consultants from 12 to 18. During fiscal 1998, the Company expects to continue to significantly increase its staffing levels.

    In November 1997, the Company entered into a commitment with Hauser, Inc. to purchase $20,000,000 of raw materials over the next three years in order to supply certain dietary supplements under the AHP Supply Agreement. The Company does not presently have any material commitments for capital expenditures.

    The Company has incurred net operating losses since its inception and expects substantial net operating losses in the near term as it continues its research and development efforts. The Company will incur additional net operating losses until such time as the Company can generate sufficient revenue from product sales, royalties, development, license and other fees to fund continuing operations. The Company's ability to generate revenues are dependent upon many factors, including, but not limited to its ability to develop, introduce and market products, enter into collaborative arrangements and obtain regulatory approvals.

    While the Company has not had any operating profits, the Company believes that its current capital resources and the proceeds of this Offering will enable it to maintain its current and planned operations for at least 18 months. However, no assurance can be given that there will be no change in the Company's operations that would consume available resources more rapidly than anticipated. The Company will need substantial funds to support its long term pharmaceutical product development programs. The Company has no established bank financing arrangement and it is unlikely that the Company will establish a bank financing arrangement in the foreseeable future. The Company's future capital requirements will depend on many factors, including, without limitation, the progress of the Company's research, drug discovery and development programs, the progress and results of toxicology studies and clinical trials, the timing and costs involved in obtaining regulatory approvals, the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish collaborative arrangements, the initiation of commercialization activities, the purchase of capital equipment and the availability of other financing. To the extent that the Company's capital resources, including the net proceeds from this Offering, are insufficient to meet its operating requirements, the Company will seek additional funds through equity or debt financings, collaborative or other arrangements with corporate partners, licensees and others. The Company has no current arrangements with respect to, or sources of, such additional financing, and the Company does not anticipate that existing stockholders will provide any portion of the Company's future financing requirements. Any additional financing may have the effect of substantially diluting the Company's book value per share and the ownership percentage of the Company's then existing stockholders. Additionally, no assurance can be given that additional financing will be available when needed or upon terms acceptable to the Company. If adequate funds are not available, the Company may be required to delay or terminate expenditures for certain or all of its programs or to license to third parties the rights to commercialize products or technologies that the Company would otherwise seek to develop and commercialize itself, any of which could have a materially adverse effect on the business, financial condition or results of operations of the Company. See "Use of Proceeds."

    At March 31, 1997, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $5,100,000 and $2,550,000, respectively; such carryforwards expire in various years through 2012.

                                    BUSINESS

OVERVIEW

    PharmaPrint uses its PharmaPrint Process technology to develop pharmaceutical-grade dietary supplements and pharmaceuticals from botanical sources. The Company believes that its PharmaPrint Process technology represents a new paradigm in the development of therapeutic products from botanical sources. Unlike the traditional drug development process of identifying, isolating and synthesizing single bioactive molecules from plant and other sources, the Company's core technologies were developed based on empirical data that suggests that the health benefits and safe usage of certain plant-derived therapeutics might be the result of the natural combination of multiple molecules found in the plant extract and that single molecules, in isolation, may not replicate the natural plant's effectiveness. The PharmaPrint Process technology enables the Company to identify and quantify the bioactives within plant sources that are believed to provide therapeutic benefits and produce products having consistent batch-to-batch quantities and ratios of these bioactives.

    The Company is applying a dual commercialization strategy with its PharmaPrint Process technology. The first application of the PharmaPrint Process is for the development of high quality, herbal dietary supplements. In October 1997, the Company entered into several agreements with AHP whereby the Company will apply the PharmaPrint Process to produce pharmaceutical-grade dietary supplement products to be marketed in the U.S., Canada and Mexico exclusively by AHP under its Centrum brand name. Pursuant to the terms of the agreement, AHP paid to the Company $2.5 million in an up-front licensing fee and is required to pay an additional fee of $500,000 upon each of (i) the issuance of a patent containing claims covering the PharmaPrint Process and (ii) receipt and acceptance by AHP of the initial AHP Products in sufficient time to permit AHP to meet its proposed product launch date. Additionally, AHP has agreed to spend annually at least the lesser of $20 million or an amount equal to 50% of net sales of the AHP Products in advertising and other marketing expenditures during the two years following shipment by AHP of commercial quantities of the first AHP Product. AHP has also agreed to purchase the AHP Products under a Supply Agreement at specified prices. In addition, if the Company succeeds in securing a patent containing a claim or claims comprising the PharmaPrint Process applied generally or on a product-by-product basis, AHP will pay royalties to the Company on net sales of such patented AHP products of 4% in the first year and 6% thereafter.

    The second application of the PharmaPrint process is the development of FDA-approvable pharmaceuticals from natural plant sources. The Company's initial pharmaceutical product candidate, PPRT-321, a saw palmetto-derived drug that is being developed for the treatment of symptoms associated with BPH, is currently in Phase II clinical trials. In addition, the Company has begun development of additional plant-derived medicines that are documented in medical literature as having long histories of safe use and indications of efficacy.

HERBAL MEDICINES

    Herbal medicines are multi-molecule compositions extracted or otherwise derived from plants. Herbal products have been used for centuries throughout the world to treat a variety of diseases and physical conditions. In recent years, health consciousness and the increasing popularity of "all natural" products have contributed to a growth in public interest in herbal therapies.

    In many European countries, such as Germany, France and Italy, treatment with multi-molecule, plant-derived medicines is well established, regulated by governmental authorities and is often reimbursed by health insurance plans. According to THE WALL STREET JOURNAL EUROPE, in 1996 approximately $6 billion was spent in Europe for multi-molecule, plant-derived prescription and OTC products. The leading herbal medicines in Europe include ginkgo biloba, which, according to an independent consultant, accounted for approximately $200 million in sales (manufacturer's wholesale price) in 1996, and St. John's wort, which according to THE NEW YORK TIMES, has generated approximately $70 million, (manufacturers' wholesale price) in sales this year and outsells Prozac in Germany four to one.

    Dietary supplements are categorized as food products under DSHEA, and as such, are not approved by the FDA prior to marketing. According to NUTRITION BUSINESS JOURNAL, in 1996 approximately $3 billion was spent in the United States for non-prescription, herbal products, with sales, according to the BOSTON GLOBE, having increased over 20% a year in the last few years. These products are now commonly sold in drugstores, supermarkets, convenience stores and discount department stores. A nationwide survey conducted by PREVENTION magazine found that one-third of American adults surveyed use herbs to treat various conditions such as insomnia, premenstrual syndrome, depression, menopause, allergies and colds. The same survey found that two-thirds of adults thought herbal remedies are just as safe or safer than traditional drugs and 53% said herbal remedies are at least as effective as traditional drugs.

PHARMAPRINT PROCESS

    The PharmaPrint Process technology is a multi-faceted proprietary process that combines drug screening capabilities with biologically-driven fractionation. The PharmaPrint Process enables the Company to identify and quantify the bioactive molecules within plant sources that are believed to provide therapeutic or other health benefits. This allows the Company to produce dietary supplements and pharmaceuticals with consistent batch-to-batch quantities and ratios of these bioactives.

    The PharmaPrint Process begins by developing a detailed profile of the active components of a potential product based upon an extensive review of available bioassays and clinical data from previous studies. The Company also analyzes, on the basis of current medical knowledge, the relationship between the active components and the targeted disease. The potential product is screened in a series of relevant bioassays to analyze the relationship between its aggregate bioactivity and clinically relevant endpoints.

    A sample of the botanical is then separated using conventional chemical separation techniques into groups of fractions selected for their potential biological activity or contribution to biological activity. The bioactivity of each fraction is determined through an iterative application of a series of selected bioassays. This process of biologically-driven fractionation enables the Company to identify the components having the desired bioactivity as well as the components that are less active or essentially inactive. The bioactivity of individual components is compared to the bioactivity of the aggregate compound and correlated with clinically relevant endpoints.

    The botanical is also analyzed using conventional chemistry to determine the quantity of each component present and the results of this quantitative analysis are combined with the bioactivity profiles of the various components to develop chemical and bioactivity specifications. This results in a composition that has a precise chemical and bioactivity profile that is the compound's "pharmaprint." The PharmaPrint Process itself does not assure efficacy of the Company's products and claims of efficacy may be made only after successful clinical trials, which will not be conducted with respect to the Company's dietary supplement products.

    Once a compound's pharmaprint has been established, the Company tests successive batches for conformity to that pharmaprint. Various batches of raw plant material for the same compound can vary significantly in composition and bioactivity so, if necessary, the Company may conform the raw plant material to the pharmaprint through the addition of various fractions or selective batch mixing. However, raw plant material that is significantly outside the pharmaprint's quantitative and bioactivity ranges is rejected. Product batches manufactured to the specifications for that compound should have consistent bioactive compositions and potencies. Accordingly, the Company believes that compounds produced through the PharmaPrint Process, unlike previously available versions of botanicals, can be expected to deliver consistent pharmacological results and, in the case of pharmaceuticals, to qualify for potential FDA approval.

    The Company has filed with the United States Patent and Trademark Office (the "PTO") applications for a broad process patent covering a method for making pharmaceutical-grade botanicals that incorporates the steps that make up the PharmaPrint Process, as well as additional patent applications covering the application of this method to the manufacture of 11 specific botanical compositions. However, there can be no assurance that the Company will receive any patents comprising the PharmaPrint Process or any products it intends to commercialize. See "Intellectual Property."

BUSINESS STRATEGY

    The Company intends to use the PharmaPrint Process as a platform technology to develop and produce multi-molecule, botanical-derived products for sale in both the dietary supplement and pharmaceutical markets. The Company believes that its PharmaPrint Process will enable it to make claims of bioactivity and potency that cannot be made about existing botanical products.

    The Company is applying its PharmaPrint Process to the development of pharmaceutical-grade dietary supplements. The Company believes that the PharmaPrint Process will enable it to manufacture dietary supplement products with standardized compositions and amounts of bioactives that will have a competitive advantage over currently available products, which vary widely in terms of composition. Additionally, because dietary supplements are regulated under DSHEA and do not require FDA approval prior to commercialization, the Company expects to receive revenue from these product sales sooner than from pharmaceutical products.

    The Company is also applying its PharmaPrint Process to the development of pharmaceuticals derived from botanical products that are documented in medical literature as having long histories of safe use and have demonstrated indications of efficacy. The Company believes that the PharmaPrint Process will enable it to produce multi-molecule, plant-derived compounds that, for the first time, will have sufficient consistency of composition and potency to qualify for clinical testing and potential FDA approval as a pharmaceutical. The Company intends to pursue a regulatory strategy whereby it will seek to begin its clinical trials at the Phase II stage, while concurrently performing toxicology studies.

    The Company expects to commercialize its products through collaborative arrangements in the United States and Europe. In the United States, the Company's dietary supplement products will be distributed through AHP. The Company intends to use the data from its United States clinical trials to seek approval to market its products in Europe, particularly in Germany, France and Italy, where both prescription and OTC botanical therapeutics are widely used.

    While the Company is developing dietary supplements and pharmaceutical products from the same plant sources, the products will differ in several important respects. Because of differing regulatory requirements, the Company expects that the products will have different formulations and that the advertising and labeling of its pharmaceuticals will include approved claims to treat or prevent a disease while its dietary supplements must be marketed without such claims. Additionally, consumers should typically be entitled to insurance reimbursement for the cost of the Company's pharmaceutical products while such reimbursement will not likely be available for its dietary supplement products.

DIETARY SUPPLEMENTS BUSINESS

    The Company is applying its PharmaPrint Process technology to the development of high quality herbal dietary supplements. The Company has commenced development of 12 of the most commonly used dietary supplements (derived from agnus castus, bilberry, black cohosh, echinacea, garlic, ginger, ginkgo biloba, ginseng, milk thistle, saw palmetto, St. John's wort and valerian).

    PharmaPrint's testing has indicated that different manufacturers' versions of currently marketed dietary supplements vary widely in terms of product composition and bioactive molecules and some contain no bioactives. The variance in bioactive molecules creates differing levels of benefit to the consumer. The Company believes that because the PharmaPrint Process provides for a standardization of the bioactive composition of the dietary supplement, consumers should have greater confidence in its products. The Company intends to include on each product a label containing the amount of the significant bioactive molecules present in the supplement.

    In October 1997, the Company entered into several agreements with AHP whereby the Company will apply its PharmaPrint Process to produce pharmaceutical grade dietary supplement products to be marketed in the U.S., Canada and Mexico exclusively by AHP under its Centrum brand name. AHP has the right to expand its territory to any other countries at any time within three years of the launch of the AHP Products. Pursuant to the terms of the agreements, in 1998 AHP will commence marketing seven of the Company's products under development, and will examine additional product candidates from time to time in order to increase or modify its product line. In exchange for rights to market the Company's products under the Centrum brand name, AHP paid to the Company $2.5 million in licensing fees and is required to pay additional fees of $500,000 upon each of (i) the issuance of a patent containing claims covering the PharmaPrint Process and (ii) receipt and acceptance by AHP of the initial AHP Products in sufficient time to permit AHP to meet its proposed product launch date. Additionally, AHP has agreed, during the two years following shipment by AHP of commercial quantities of the first AHP Product, to spend annualy at least the lesser of $20 million or an amount equal to 50% of net sales of the AHP Products in advertising and other marketing expenditures and AHP is obligated to devote to the AHP Products the efforts and resources it normally uses to market non-prescription products of its own discovery and of similar market potential at a similar stage of product life. If AHP fails to meet this monetary commitment (and does not otherwise breach its obligations under the AHP Agreement), the Company's sole remedy is to sell dietary supplements under a national and regional brand through one third party. PharmaPrint will manufacture all of the AHP Products and sell such products to AHP under a Supply Agreement at specified prices. In addition, if the Company succeeds in securing a patent containing a claim or claims comprising the PharmaPrint Process applied generally or on a product-by-product basis, AHP will pay royalties to the Company on net sales of such patented AHP products of 4% in the first year and 6% thereafter. The prices at which the AHP Products will be offered to consumers will be determined by AHP, although the Company expects that such prices will be competitive with the prices of other dietary supplement products derived from the same botanical sources.

    AHP is a publicly traded pharmaceutical and consumer products company. For the fiscal year ended December 31, 1996 AHP had sales of $14.1 billion, of which the Centrum product line contributed approximately $300 million. The Company considers AHP an ideal marketing partner due to their recognized leadership position in the consumer products/dietary supplements area. Additionally, the Company believes that its dietary supplement products will achieve accelerated market penetration due to the recognition of the Centrum brand name.

PHARMACEUTICAL BUSINESS

    Although botanicals are source material for many single chemical entity pharmaceuticals available in the U.S. market, the Company does not believe that any multi-molecule, plant extract has ever received approval by the FDA to be marketed as a pharmaceutical. While formal FDA guidelines for these plant extracts have not yet been issued, the FDA has allowed clinical trials to be commenced for certain botanical compounds, including the Company's Phase II study on PPRT-321 (its saw palmetto-derived drug candidate). At recent Drug Information Association meetings, FDA officials provided participants informal guidance as to certain requirements for the testing of botanical pharmaceuticals, particularly those with well-documented histories of safe use.

    The Company has and will continue to incorporate this informal guidance, as well as its experience with the FDA in the development of PPRT-321, into its regulatory strategy to begin clinical trials at the Phase II stage, while performing concurrent toxicology studies. While the historical human safety data for each drug candidate will be evaluated by the FDA on an individual basis, drug candidates for which the FDA permits the sponsor to proceed directly to Phase II clinical trials will have the potential for more rapid approval with accompanying cost savings as compared to traditional drugs for which historical safety data is not as extensive. Based upon an investigational new drug (an "IND") application that documented the extensive historical safety of saw palmetto, the FDA permitted the Company to proceed directly to Phase II clinical studies for PPRT-321, while concurrently conducting toxicology studies.

    The Company selects its drug candidates based on an extensive review of available scientific and clinical literature to determine whether a particular candidate has a history of safety and demonstrated indications of efficacy. While the clinical trials described in such literature, including the clinical trials described below, have not been conducted to FDA parameters and may not have used standardized products, or had the well defined end points or protocols, controls and procedures typical of FDA reviewed clinical trials, the Company believes that these trials, and, in particular the safety data from such studies, provide a useful starting point for examining potential drug candidates. The Company also analyzes the targeted indication to evaluate whether recognizable end points to study are available and whether the indication is appropriate for treatment with a prescription or OTC product. In addition, the Company assesses the potential market for such product by evaluating the number of individuals afflicted with the specific disease or physical condition and the potential for product sales.

    The Company intends to develop its drug candidates in collaboration with other companies. The Company is currently in discussions with several pharmaceutical companies regarding the joint development of its botanical pharmaceuticals. The application of the PharmaPrint Process to a potential drug candidate and the preparation of an IND for such drug should typically take six to 12 months. The particular drug candidates that the Company will focus its attention on at any given time are dependent upon many factors, including the interest of the Company's partners or potential partners and the Company's available resources. The price at which any of the Company's pharmaceutical products which are approved by the FDA for sale will be sold will be determined by the Company and any of its partners at such time based upon, among other things, market factors and the costs incurred to develop and manufacture such products.

CURRENT PHARMACEUTICAL PRODUCT CANDIDATES

    The following table sets forth the Company's pharmaceutical product candidates, the plant source of each, the indication each is currently anticipated to address and the status of the development process:

  PRODUCT      PLANT SOURCE         ANTICIPATED INDICATION                    STATUS
-----------  -----------------  ------------------------------  ----------------------------------
PPRT-321       Saw palmetto              BPH symptoms                        Phase II
PPRT-152      St. John's wort           Antidepressant              IND expected in early 1998
PPRT-424       Ginkgo biloba         Cognitive disorders           PharmaPrint Process Complete
PPRT-211         Valerian                  Insomnia                PharmaPrint Process Complete
PPRT-195       Black cohosh        Post-menopausal symptoms        Applying PharmaPrint Process
PPRT-550       Agnus castus         Pre-menstrual symptoms         Applying PharmaPrint Process

    PPRT-321 (SAW PALMETTO)

    The Company is currently developing a pharmaceutical product derived from the SERENOA REPENS plant, more commonly known as saw palmetto. Saw palmetto has been used to treat the symptoms associated with BPH, a non-cancerous enlargement of the innermost part of the prostate. BPH frequently results in a gradual squeezing of the part of the urethra that runs through the prostate and an inability to completely empty the bladder. This causes patients to experience a frequent urge to urinate and a burning sensation or similar discomfort during urination.

    Most males will eventually suffer from BPH. The incidence of BPH for men in their fifties is 50% and rises to 80% by the age of 80. Worldwide there are approximately 118 million men over the age of 50. In the United States, an estimated 30 million men aged 50 and over have enlarged prostates, and about one-half of this population will visit a urologist for the relief of their symptoms. The general aging of the population and increasing life expectancies are anticipated to contribute to the continued growth in the number of BPH sufferers.

    Currently, three drugs are approved by the FDA to treat the symptoms of BPH:
Proscar (sold by Merck & Co.), Hytrin (sold by Abbott Laboratories) and Cardura (sold by Pfizer), with estimated combined sales of $1.5 billion in 1996. Proscar is designed to treat BPH by shrinking the prostate, while Hytrin and Cardura are alpha blockers, which treat BPH by relaxing the muscles in the prostate and bladder neck to relieve urethral obstruction.

    Numerous clinical studies have been performed using saw palmetto. An example of one such study, performed between October 1990 and May 1991, included 1,334 males from 323 urology practices and outpatient clinics in Germany. Four outcome parameters were measured and included residual urine volume, urine frequency, night time urine frequency and difficulty or pain in urination ("dysuria"). The results of this trial showed statistically significant improvements in all of the aforementioned outcome parameters. Residual urine volume, on average, dropped 30% after four weeks of treatment and 50% after twelve weeks. Forty-six percent of the patients who had pathologically elevated residual volumes at the start of the treatment normalized over the observation period. Average urine frequency was reduced by 30% in comparison with the starting level after four weeks and 37% after 12 weeks. At the start of the treatment, only 12.2% of the patients reported no night time urine frequency, or only once per night, compared with 61.0% at the end of the treatment. Finally, dysuria symptoms decreased from 22.2% of the patients at the beginning of treatment to 1.0% of patients at the end of the treatment. Less than 1% of the subjects reported any side effects.

    Another study, conducted in 87 urology centers in nine European countries from April 1993 through June 1994, compared the efficacy of a saw palmetto based extract (Permixon) with finasteride (Proscar) in 1,098 men. Six outcome parameters were measured and included the International Prostate Symptom Score ("IPSS"), quality of life, peak urinary flow rate, residual urine volume, prostate size and Prostate Specific Antigen ("PSA"). Both Permixon and finasteride decreased the IPSS (-37% and -39%, respectively), improved quality of life (by 38% and 41%) and increased peak urinary flow rate (+25% and +30%). Finasteride markedly decreased prostate volume (-18%) and serum PSA levels (-41%), while Permixon improved symptoms with little effect on volume (-6%) and no change in serum PSA levels. Finally, patients that received finasteride experienced a statistically significant deterioration in a sexual function score compared to those that received Permixon.

    The Company has applied its PharmaPrint Process to develop a standardized version of PPRT-321 and in July 1997 filed an IND application with the FDA to begin clinical trials. Based upon an IND application that documented the extensive historical safety of saw palmetto, the FDA permitted the Company to proceed directly to Phase II clinical studies for PPRT-321, while concurrently conducting toxicology studies. The objective of the trial is to identify the most efficacious of three doses of PPRT-321. The clinical trial, which is double-blinded, randomized and placebo controlled, involves 56 patients and is being conducted in four medical centers in the United States. The primary efficacy variables for the trial are peak urinary flow rate and the American Urological Association Sympton Index score. The Company is currently in the process of recruiting patients for this trial and expects results to be available in mid-1998. Additionally, concurrent with its Phase II studies, the Company has commenced toxicology testing.

    PPRT-152 (ST. JOHN'S WORT)

    The Company is developing a pharmaceutical candidate derived from HYPERICUM PERFORATUM, more commonly known as St. John's wort. St. John's wort has been used to treat mild to moderate depression, which is estimated to affect approximately 18 million people in the United States.

    Among the most widely prescribed antidepressants in the United States are Prozac (Eli Lilly), Zoloft (Pfizer) and Paxil (SmithKline Beecham). The total worldwide sales for the top selling antidepressants are approximately $4.8 billion.

    The Company has reviewed many clinical studies of St. John's wort and found that almost all reports concluded that St. John's wort helped to improve patients with mild to moderate depression. A 1994 German study of 3,250 patients with primarily mild to moderate depression was conducted with patients receiving 4 weeks of treatment with 900 mg of HYPERICUM extract. Outcome measures included the Depression Scale of von Zerssen ("D-S") and medical and patient assessment of treatment success. The mean D-S score was reduced from 23.2 to 11.8 following treatment. At the end of treatment, 79% of patients were either improved or symptom-free by self-assessment, and 82% were either improved or symptom-free as assessed by a physician. Furthermore, as evidence of HYPERICUM'S excellent tolerability, only 79, or 2.4%, of patients reported adverse effects, which included gastrointestinal irritation, allergic reaction, fatigue and restlessness.

    In a comparative study between a St. John's wort extract (Jarsin 300) and imipramine, conducted from October 1992 to May 1993 as a randomized, double-blind study in 20 centers, 135 patients with varying degrees of depression were evaluated. The main assessment criteria for this trial were the Hamilton Depression Scale ("HAMD"), the D-S and the Clinical Global Impressions ("CGI"). In both treatment groups, a parallel reduction of the HAMD was observed (56.4% for Jarsin 300 and 44.8% for imipramine) and a reduction in the transformed D-S point values (31.3% for Jarsin 300 and 25.1% for imipramine) was also observed. Patients using Jarsin 300 appeared to benefit from greater changes in severity of illness, a measurement criterion of CGI, than did patients using imipramine: 81.8% of patients were classified as having improved on Jarsin 300 against 62.5% of patients on imipramine. Undesired side effects were reported in 11.9% of patients on Jarsin 300 versus 16.2% of patients using imipramine.

    The Company has applied its PharmaPrint Process to develop a standardized version of PPRT-152 and intends to file an IND application in early 1998. If the planned application is allowed, the Company expects to proceed directly into Phase II clinical trials and perform toxicology studies shortly thereafter.

    PPRT-424 (GINKGO BILOBA)

    PPRT-424, the Company's GINKGO BILOBA derived pharmaceutical candidate, is under development for the treatment of a range of cognitive disorders. The Company believes there are very few products currently available to treat this indication.

    Several clinical studies have been performed to evaluate the effect of GINKGO BILOBA extract on cognitive performance. In one such study performed in the United States, as reported in October 1997 in the JOURNAL OF THE AMERICAN MEDICAL ASSOCIATION, EGB 761, A GINKGO BILOBA extract, was evaluated in a 52-week, randomized, double-blind, placebo-controlled multicenter clinical study of 202 mildly to severely demented patients age 45 years or older with Alzheimer disease or multi-infarct dementia, without other significant medical conditions. Patients were randomly assigned to receive EGb (120mg/day) or placebo. Primary outcome measures were: Alzheimer's Disease Assessment Scale--Cognitive subscale ("ADAS-- Cog"), Geriatric Global Impression of Change ("GERRI") and Clinical Global Impression of Change ("CGIC"). At 52 weeks, statistically significant improvements were observed in the ADAS--Cog and GERRI for the patients treated with EGb: 27% achieved at least a 4-point improvement on the ADAS-- Cog, compared with 14% of patients taking placebo. Thirty-seven percent of patients treated with EGb improved on the GERRI, as opposed to 23% taking placebo. No significant difference was observed between treatment groups in the CGIC. No significant difference was observed between groups in the number of patients reporting adverse events or in the severity of events.

    The Company has applied its PharmaPrint Process to develop a standardized version of PPRT-424.

    PPRT-211 (VALERIAN)

    PPRT-211, the Company's VALERIAN derived pharmaceutical candidate, is under development for the treatment of insomnia. Approximately 50 million Americans experience a significant sleep problem each year and approximately 60% of such people have a chronic sleep disorder. The top selling sleep aid products accounted for approximately $700 million of sales in 1996 and include Ambien (G.D. Searle), Stilnox (Synthelabo) and Imovane (Rhone Poulenc Rhorer).

    Several clinical studies have been performed in Europe to evaluate the effect of valerian on sleep disorders, specifically sleep latency and sleep quality. In one such study, reported in 1982, the effect of a valerian extract on subjective sleep measures was studied in 128 healthy volunteers. Each subject received both valerian and placebo. The samples were taken by the volunteers in random order on non-consecutive nights. A statistically significant reduction in sleep latency (time taken to fall asleep), as well as improvement in sleep quality was reported with valerian compared with placebo. Marked effects of valerian were observed among older people and those who considered themselves to be habitually poor or irregular sleepers, in whom 49% and 43%, respectively, reported reduced sleep latency with valerian. No adverse effects were reported.

    The Company has applied its PharmaPrint Process to develop a standardized version of PPRT-211.

    PPRT-195 (BLACK COHOSH)

    PPRT-195, the Company's BLACK COHOSH derived pharmaceutical candidate, is under development to reduce post menopausal symptoms. In woman, cessation of ovarian function is associated with various somatic and emotional disorders that are summarized as "menopausal symptoms." The most characteristic and frequent symptom is "hot flashes," which are experienced by 78% of menopausal women. About 50% of the women suffer from emotional disorders such as depression, nervousness, irritability and insomnia. Approximately 40 million women in the United States are currently in menopause. Of this population, approximately 15%-25% will seek out hormone replacement therapy ("HRT"). The top-selling HRT products accounted for approximately $1.4 billion in worldwide sales in 1996 and include Premarin (American Home Products) and Estraderm (Novartis). The Company is currently applying the PharmaPrint Process to develop a standardized version of PPRT-195.

    PPRT-550 (AGNUS CASTUS)

    PPRT-550, the Company's AGNUS CASTUS derived pharmaceutical candidate, is under development to treat symptoms of premenstrual syndrome ("PMS"). Approximately 85% of menstruating women in the United States experience symptoms of PMS on a consistent basis, including cramps, irritability, depression, water retention and fatigue. While there are no current prescription products available in the United States to treat symptoms of PMS, ibuprofen-based OTC products such as Advil, Motrin and Excedrin are typically used to address such symptoms. The Company is currently applying the PharmaPrint Process to develop a standardized version of PPRT-550.

    ADDITIONAL PHARMACEUTICAL CANDIDATES

    From time to time, the Company expects to evaluate additional botanical products for development as pharmaceutical products. In June 1997, the Company completed Phase I clinical trials for its test-case, mistletoe-derived pharmaceutical product intended to treat immunosuppression related to HIV and cancer. Because this product is administered by injection and because the Company believes that the FDA is more likely to approve in a shorter time frame herbal products intended to treat non-life threatening diseases, the Company is focusing its near-term drug development efforts on PPRT-321, PPRT-152 and the other candidates described above.

OUTSOURCING RELATIONSHIPS

    Most of the Company's current research and development activities and a significant amount of its regulatory activities are performed in conjunction with the following third party laboratories, manufacturing facilities and service providers.

    ADVANCED BIORESEARCH ASSOCIATES

    Advanced Bioresearch Associates ("ABA") provides the Company with guidance in various clinical, scientific and regulatory matters. ABA assists the Company in developing clinical and regulatory strategies and submitting IND applications, including clinical trial protocols, overseeing and monitoring toxicology studies and clinical trials, gathering and reviewing existing literature regarding drug candidates, and monitoring certain research and development activities performed by third party laboratories. ABA is a contract research organization that provides FDA strategic consulting and professional services.

    HAUSER, INC.

    Hauser, Inc. ("Hauser") provides analytical development guidance to the Company with a focus on biologically driven fractionation as part of the PharmaPrint Process. Hauser also provides validated analytical support in accordance with cGMP in connection with the Company's saw palmetto based dietary supplement and pharmaceutical products and is a major supplier of herbal extract to the Company. The Company has also engaged Hauser to prepare the initial batches of PPRT-321 for use in clinical tests. Hauser is a nationally recognized laboratory research organization with approximately 300 employees.

    NOVASCREEN

    NOVASCREEN ("NOVASCREEN") provides biological screening services to test the activity of individual components, fractions and extracts as part of the PharmaPrint Process. NOVASCREEN is a research organization that provides research and development services to the pharmaceutical and biotechnology industries. NOVASCREEN pioneered the concept of PROFILE, which entails testing potential new drug candidates through a broad panel of receptor binding assays as a tool to determine secondary therapeutic activities and/or potential side effects of candidate compounds.

COMPETITION

    The pharmaceutical and biotechnology industries are subject to intense competition and rapid technological change. The Company believes that industry-wide interest in the PharmaPrint Process and resulting products will accelerate as the technology becomes more widely recognized and that competitors may commit additional resources to develop technologies and products that compete with those of the Company. Competitors of the Company in the United States and abroad are numerous, and include, among others, pharmaceutical, consumer products, herbal products, biotechnology and chemical companies as well as universities and other research organizations. There can be no assurance that these competitors will not succeed in developing technologies and products that are more effective than any that have been or may be developed by the Company or that would render the Company's technology and products obsolete and noncompetitive. In addition, if the Company is not successful in obtaining patent protection for its technology and products, competitors may be able to replicate its products.

    Many of the Company's potential competitors have substantially greater capital resources, research and development staffs and facilities than the Company and significantly greater experience than the Company in conducting toxicology testing and human clinical trials on new pharmaceutical products, in obtaining FDA and other regulatory approvals of products and in manufacturing and marketing pharmaceutical products. Accordingly, a certain number of the Company's competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than the Company. Moreover, there can be no assurance that the Company will have sufficient resources to undertake the continuing research and development necessary to remain competitive.

GOVERNMENT REGULATION

    To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to particular statutory and regulatory provisions currently in effect. Any change in applicable laws or regulations may have a material adverse effect on the business, financial condition and results of operations of the Company. Dietary supplements are categorized as food and are regulated by the FDA pursuant to the Federal Food, Drug and Cosmetics Act, as amended by, inter alia, the Dietary Supplement Health Education Act of 1994 ("DSHEA"). DSHEA (i) defines dietary supplements, (ii) permits "structure/function" statements, under certain conditions and (iii) permits under certain conditions the use of published literature in connection with the sale of herbal products. Dietary supplements do not require approval by FDA prior to marketing but are nevertheless subject to various regulatory requirements concerning their composition, permissible claims (including substantiation of any claims), manufacturing procedures approval and other elements. DSHEA prohibits marketing dietary supplements through claims for, or with intended uses in, the treatment or prevention of disease. The FDA has issued regulations to implement certain labeling requirements of DSHEA.

    The Company's present activities relating to therapeutic pharmaceuticals, including toxicology testing and clinical trials, are subject to regulation by the FDA and other governmental authorities in the United States and other countries. The process of obtaining required regulatory approvals from the FDA and other authorities often takes many years, is expensive and can vary substantially based on the type, complexity and novelty of the product. While the Company believes that it may be able to pursue a less time consuming development process in the U.S. and certain foreign jurisdictions, the Company nevertheless will be required to engage in extensive clinical testing in order to demonstrate the safety and efficacy of its pharmaceutical products for human use and there can be no assurance of quick approval or any approval. Requests for additional data, or failure to or delays in obtaining regulatory approvals by the Company, its collaborators or licensees, would adversely affect the sales of pharmaceutical products developed by the Company and the Company's ability to generate pharmaceutical product revenues or royalties.

    Development of a pharmaceutical for human use is generally a multi-step process. In general, animal and IN VITRO testing must establish the potential safety and efficacy of the experimental product in a given disease. Once a product has been found to be reasonably safe and potentially efficacious in animals, suggesting that human testing would be appropriate, an investigational new drug (an "IND") application is submitted to the FDA. FDA acceptance typically is granted or denied within 30 days of an IND submission, but may, in some circumstances, involve substantial delays. Based upon documentation in medical literature of safe use of botanical products derived from the same botanical sources as the Company's products, the Company anticipates conducting concurrently with clinical trials certain development steps that are traditionally "pre-clinical."

    Generally, clinical investigations involve three phases. FDA regulated Phase I clinical studies are conducted to evaluate the safety of the experimental product in humans, various routes, dosages and schedules of product administration, and if possible, to gain early evidence of effectiveness. The demonstration of therapeutic benefit is not generally required in order to complete Phase I studies successfully. If acceptable product safety is demonstrated, Phase II studies are initiated. The FDA has stated in pre-IND meetings with the Company that it may permit companies to proceed directly to Phase II clinical studies, while concurrently performing toxicology studies, for botanical drugs that have demonstrated safety through prior use and has permitted the Company to proceed directly with Phase II studies for its PPRT-321. Phase II trials are designed to evaluate the safety and effectiveness of the product in the treatment of a given disease and, typically, are well-controlled, closely monitored studies conducted on a relatively small number of patients. The optimal routes, dosages and schedules of administration should be determined in these studies. When the Phase II trials are successfully completed, Phase III studies are typically commenced. Phase III studies are expanded, controlled trials that are intended to gather pivotal information about safety and efficacy in order to evaluate the overall risk/benefit relationship of the experimental product and provide an adequate basis for physician labeling. These studies may also compare the safety and efficacy of the experimental product with currently available products. It is not possible to estimate the time in which FDA regulated Phase I, II and III studies will be completed with respect to a given product, although the time period could be lengthy.

    The results of initial toxicology and clinical testing are not necessarily predictive of results that will be obtained from subsequent or more extensive toxicology and clinical testing, and there can be no assurance that further clinical trials or toxicology studies will be successful. Companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Although the FDA has established a "botanical" committee to provide regulatory guidelines, including guidelines for approval of herbal medicines as pharmaceuticals, the Company believes that the FDA has never approved a multi-molecule, herbal pharmaceutical. Standards approved by the FDA for approval of herbal medicines that qualify as pharmaceuticals could result in competitive herbal medicines that are not developed using the PharmaPrint Process.

    Following the successful completion of clinical investigations, the toxicology and clinical evidence that has been accumulated is submitted to the FDA as part of a new drug application (a "NDA"). Approval of a NDA is necessary before a company may market a new drug product. The approval, if any, of a NDA can take several years and depends upon the time it takes the FDA to review the submitted data, the FDA's comments on the application and the time required to provide satisfactory answers or additional data when requested.

    Continued compliance with cGMP is required to be eligible to continue to manufacture and market the products once they are approved. Failure to comply with cGMP regulations, or to comply with other applicable legal requirements, can lead to federal seizure of violative products, injunctive actions brought by the federal government, and potential criminal liability on the part of the Company and of the officers and employees of the Company who are responsible for the activities that lead to the violations.

    In addition to the regulatory framework for pharmaceutical product approvals, the Company is and may be subject to regulation under local, state, federal and foreign law, including requirements regarding occupational safety, laboratory practices and environmental protection, waste and water disposal, and hazardous substance control. There can be no assurance that the Company will not be required to incur significant costs to comply with such regulations as manufacturing is increased to commercial volumes, or that the operations, business, or assets of the Company will not be materially and adversely affected by current or future laws, rules, regulations and policies.

INTELLECTUAL PROPERTY

    The Company's policy is to protect its technology by, among other things, filing patent applications in the United States and internationally, for technology which it considers important to the development of its business. The Company intends to file additional patent applications, when appropriate, relating to new developments or improvements in its technology and other specific products that it develops. The Company also relies on trade secrets and improvements, unpatented know-how and/or continuing technological innovation to develop and maintain its competitive position.

    The Company plans to achieve a competitive advantage as the only provider of multi-molecule botanical dietary supplements and pharmaceuticals that can market its products on the basis of consistent composition, the presence of at least one bioactive and proven bioactivity. This depends upon its ability to obtain a patent covering the PharmaPrint Process that is broad enough to prevent competitors from making such claims. The Company has filed with the PTO applications for a broad process patent covering a method for making pharmaceutical-grade botanicals that incorporates the steps that make up the PharmaPrint Process, as well as additional applications covering the application of this method to the manufacture of 11 specific botanical compositions. To date, the Company has not received any patents or notice of allowance of any patent application for the PharmaPrint Process or any products it currently intends to commercialize. A great deal of research and development work has taken place in botanicals, including efforts focused on single-molecule bioactivity and analysis of multiple botanical components. The Company believes the PharmaPrint Process is unique and patentable because of its focus on determining pharmaceutical grade botanicals by identifying bioactive components having activity relevant to clinical indications and establishing manufacturing standards covering the range of bioactivity of the total of said components, but it is arguable that prior work on bioactivity relating to the development of single molecule drugs or multi-molecule chemical composition analysis could contradict novelty or nonobviousness of the Company's invention. The PTO's initial response to one of the Company's patent applications covering the PharmaPrint Process was an office action dated November 1997 in which the patent examiner questioned the patentability of the claims set forth in the application, asserting that they are anticipated by prior art focused on separation of plant extracts into components and identification of biologically active components, and also reflect the well-known process of preparation of standardized extracts to ensure product consistency. A search by the European Patent Office in response to a related patent application produced similar results. Many patent applications encounter similar office actions and ultimately result in issuance of a patent, and the Company believes that the cited prior art can be adequately distinguished on the basis of the Company's focus on determining pharmaceutical grade botanicals through bioactivity as described above. The Company intends to pursue its patent claims and believes that it will overcome the examiner's issues. However, there can be no assurance that a patent covering the PharmaPrint Process will issue or that prior art will not support a challenge to any patent that issues. Lack of such a patent will impair the Company's ability to protect its pharmaceutical products and compete successfully in the dietary supplements market.

    Many of the processes and much of the know-how of importance to the Company's technology depend upon the non-patentable skills, knowledge and experience of its scientific and technical personnel and collaborators. In addition, certain of the Company's proprietary technology is held by the Company as trade secrets. The Company's success will depend in part on its ability to protect such trade secrets. To help protect its rights, the Company employs various methods, such as requiring all employees, collaborators and significant consultants and advisors to enter into confidentiality agreements with the Company. There can be no assurance, however, that these agreements will provide adequate protection for the Company's trade secrets, know-how or proprietary information in the event of any unauthorized use or disclosure or that other companies will not acquire or independently develop information the Company considers to be proprietary.

    The Company's success will depend, in part, on its ability to continue to obtain patent protection for its technologies and products, to preserve its trade secrets and to operate without infringing on the proprietary rights of third parties.

    In March 1995, the Company entered into a license agreement (the "License Agreement") with the University of Southern California ("USC") that grants the Company an exclusive, worldwide license to its rights in the PharmaPrint Process. USC has also agreed to grant the Company the right to sublicense certain products and a right of first refusal to obtain a license for any improvements to certain products developed by USC. The term of the License Agreement began March 1, 1995, and ends on the later of February 28, 2010, or the expiration of the last issued patent under the License Agreement. In exchange for the license, the Company agreed to pay USC: (i) royalty payments of 1% of the Company's net sales of pharmaceutical products developed using the PharmaPrint Process, (ii) after the first patent issues, an annual minimum royalty of $15,000, which shall increase by $5,000 annually for the following two years and be $25,000 annually thereafter, (iii) an annual license fee of $10,000 payable until a patent issues, and (iv) 328,563 shares of the Company's common stock at the time of the exchange.

RAW MATERIALS

    The Company procures the botanical extracts necessary for development of its dietary supplements and pharmaceuticals products primarily from Hauser and Indena SpA. The Company believes that there are numerous alternative sources throughout the United States, Europe and Asia from which the Company can obtain these botanical extracts.

EMPLOYEES

    As of January 1, 1998, the Company had 21 employees, of which eight are engaged in research and development activities and 13 are engaged in general and administrative functions. The Company contracts with external entities for many of the services it requires, including research and development, regulatory and manufacturing services.

FACILITIES

    The Company's headquarters currently occupy approximately 6,800 square feet in Irvine, California. The Company leases its headquarters facility for approximately $14,500 per month, pursuant to a lease agreement that expires in December 1998. The Company does not have any laboratory, research or manufacturing facilities of its own.

LEGAL PROCEEDINGS

    Other than as described below, the Company is not presently involved in any legal proceeding.

    The Company filed an action against Costas Loullis, Ph.D., the Company's former Group Senior Vice President of Research and Development, in December 1997, in Superior Court in the County of Orange, State of California. The Company's action alleges, among other things, conversion and misappropriation of Company property, fraud, breach of fiduciary obligations and related damages and stems from Dr. Loullis' employment with the Company from September 1996 through October 1997 and the termination of that employment. Dr. Loullis filed a response and a cross-complaint to the Company's action. The cross-complaint contains claims for unpaid wages, accrued benefits, stock option rights, breach of contract, wrongful termination and ownership rights in the Company's pending patent applications. The Company believes that the claims asserted by Dr. Loullis have limited merit, if any, and intends to dispute any and all claims raised by Dr. Loullis vigorously. The Company does not believe this matter represents a significant risk of material liability to the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    The directors and executive officers of the Company are as follows:


NAME                                  AGE                               POSITION
-----------------------------------   ---   -----------------------------------------------------------------
Elliot P. Friedman.................   44    Chairman of the Board of Directors and Chief Executive Officer
Robert J. Burgess..................   49    President and Chief Operating Officer
Tasneem A. Khwaja, Ph.D............   61    Chief Scientific Officer, Corporate Secretary and Director
Joel Bresser, Ph.D.................   43    Senior Vice President--DSHEA Products
Paul Johnston, Ph.D................   47    Senior Vice President of Development
Michael Tempesta, Ph.D.............   45    Senior Vice President of Research
Phillip G. Trad....................   49    Senior Vice President, General Counsel and Director
James R. Wodach....................   36    Senior Vice President and Chief Financial Officer
John H. Abeles, M.D................   52    Director
Lyle Anderson......................   42    Director
Howard R. Asher....................   50    Director
Nathan F. Troum, M.D...............   77    Director

    ELLIOT P. FRIEDMAN joined the Company as Chief Financial Officer and a Director in November 1994 and became President and Chief Executive Officer in October 1995 and Chairman of the Board of Directors in April 1997. From July 1990 to July 1994, Mr. Friedman was co-founder and Chief Executive Officer of BioTek Solutions, a provider of monoclonal antibody and DNA-based systems used by pathologists for the diagnosis of cancer. Mr. Friedman received a Science of Management degree from the Massachusetts Institute of Technology.

    ROBERT J. BURGESS joined the Company as Executive Vice President and Chief Operating Officer in May 1996 and became President and Chief Operating Officer in April 1997. From April 1995 to April 1996, Mr. Burgess provided full-time consulting services to the Company. From April 1994 to April 1995, Mr. Burgess served as Chief Operating Officer of Dimension Memory, Inc. ("Dimension Memory") a company that trades in computer microchips. From February 1993 to April 1994, Mr. Burgess served as Chief Executive Officer of J. Micro Trading, an Australian company that trades in computer microchips. From January 1991 to January 1993, he was Chief Operating Officer of Integrated Memory Systems, which manufactured computer memory modules.

    TASNEEM A. KHWAJA, PH.D. is founder of the Company and has served as Secretary of the Company since its inception in 1994 and Chief Scientific Officer since October 1995. From September 1994 to April 1997, Dr. Khwaja served as Chairman of the Board of Directors and from November 1994 to October 1995 served as President and Chief Executive Officer of the Company. Dr. Khwaja has been an Associate Professor of Pathology at the USC School of Medicine since 1973. Dr. Khwaja received a Ph.D. in Organic Chemistry and Chemistry of Nucleic Acids from Cambridge University.

    JOEL BRESSER, PH.D. joined the Company as Senior Vice President of DSHEA Products in October 1997. From October 1995 to October 1997, Dr. Bresser was the founder and owner of Intellihance, Inc., a consulting company that provides strategic, marketing and technical services to healthcare and biotechnology companies. From January 1989 to October 1995, Dr. Bresser served in various executive capacities at Aprogenex, Inc., including President and Chief Executive Officer from April 1992 to October 1995. Dr. Bresser received a Ph.D. in Molecular Biology from Rice University.

    PAUL JOHNSTON, PH.D. joined the Company as Vice President of Development in March 1997. From February 1995 to March 1997, Dr. Johnston was an independent consultant to a number of biotechnology start-up companies. From July 1993 to February 1995, Dr. Johnston served as the Vice President of the Product Development Division of NeXstar Pharmaceuticals, Inc. From September 1990 to July 1993, he was Senior Director of Pharmaceutical Development of Amylin Pharmaceutical, Inc. and prior to that held senior positions at Molecular Devices Corporation and Genentech Incorporated. Dr. Johnston received a Ph.D. in Biochemistry from Brandeis University.

    MICHAEL TEMPESTA, PH.D. joined the Company as Senior Vice President of Research in March 1997. Immediately prior to joining the Company, Dr. Tempesta was the Chief Scientific Officer of Larex, Inc., a biotechnology company, from February 1995 to February 1997 and was also an independent consultant of NatProd Consulting Services from January 1995 to February 1997. From 1990 to 1994, Dr. Tempesta served as Chief Scientific Officer and in various executive positions at Shaman Pharmaceuticals, Inc. Dr. Tempesta received his Ph.D. in Organic Chemistry from the University of Arizona.

    PHILLIP G. TRAD has been a Director of the Company since November 1995 and Senior Vice President and General Counsel since November 1997. From 1988 to November 1997, Mr. Trad operated his own law practice in California. Mr. Trad has more than 17 years of experience in general, civil and commercial litigation.

    JAMES R. WODACH, CPA joined the Company as Senior Vice President and Chief Financial Officer in December 1996. From April 1996 to December 1996, Mr. Wodach was Director of Finance for Paragon Biomedical, Inc. From October 1995 to April 1996, he was an independent consultant. From April 1994 to October 1995, Mr. Wodach was Senior Vice President Finance, from April 1993 to April 1994 Senior Vice President and Chief Financial Officer, from July 1992 to April 1993 Vice President Finance, and from November 1989 to July 1992 Controller for Regency Health Services, Inc.

    JOHN H. ABELES, M.D. has been a Director of the Company since August 1996. Dr. Abeles has served as President of MedVest, Inc., a venture capital and consulting firm, since 1980. He serves as a director of Encore Medical Corp., I-Flow Corporation, DUSA Pharmaceuticals, Inc. and Oryx Technology, Inc.

    LYLE ANDERSON has been a Director of the Company since August 1996. Mr. Anderson has been a private investor and financial consultant for the past 17 years. He serves as a principal in several privately held entities and provides financial consulting to a large number and variety of ventures.

    HOWARD R. ASHER has been a Director of the Company since August 1996. Mr. Asher is the founder and serves as Chairman and CEO of ABA, a clinical research organization that provides FDA strategic consulting and professional services. He served as President of ABA from 1979 to 1996, and Chief Executive Officer of ABA since 1996. Mr. Asher is Regulatory Affairs Certified by the Regulatory Affairs Professional Society for Regulatory Affairs.

    NATHAN F. TROUM, M.D. has been a Director of the Company since August 1996. Since 1946, Dr. Troum has engaged in private medical practice specializing in general medicine and rheumatology.

    Each Director is elected for a period of one year at the Company's Annual Meeting of Shareholders. Officers are elected by and serve at the discretion of the Board of Directors.

    Each non-employee Director of the Company receives $2,500 for each Board meeting attended in person and $1,750 for any telephonic meeting of the Board of Directors. In addition, pursuant to the Company's 1995 Stock Option Plan, each non-employee Director annually receives options to purchase 10,000 shares of Common Stock, although Dr. Abeles and Mr. Asher have agreed that in connection with their initial appointment to the Board of Directors in August 1996, the Company would issue each of them options to purchase 75,000 shares of Common Stock, such options to vest over three years, in lieu of an additional grant of options to purchase 10,000 shares pursuant to the 1995 Stock Option Plan in years two and three of their services, if elected. In addition, non-employee Directors who expend significant amounts of time in service of the Compensation Committee and/or the Audit Committee are entitled to receive an additional grant of options to purchase 20,000 shares of Common Stock. The options to purchase Common

Stock are granted at the fair market value of the Common Stock on the date of grant. The options are subject to certain vesting requirements and expire ten years from the date of grant.

BOARD OF SCIENTIFIC ADVISORS

    The Company's Board of Scientific Advisors, comprised of distinguished physicians and research scientists, provides advice to the Company in connection with the Company's research and development and clinical trials.

    IVOR RALPH EDWARDS, M.D. Dr. Edwards has been a member of the Board of Scientific Advisors of the Company since July 1995. As professor and Director of Drug Monitoring for the World Health Organization's ("WHO's) Collaborating Centre for International Drug Monitoring in Uppsala, Sweden, Dr. Edwards is responsible for worldwide monitoring of adverse effects of pharmaceuticals and natural medicines. Using information collected from physicians, hospital and worldwide regulatory agencies, he has created a data archive of 1.5 million records, which is used by regulatory agencies around the world. Additionally, Dr. Edwards reviews pharmaceutical product applications as a consultant to the Swedish Medical Products Agency. Dr. Edwards was trained in general internal medicine and clinical pharmacology and holds FRCP (London, United Kingdom) and FRACP qualifications. Prior to being appointed Director of Drug Monitoring at WHO's Collaborating Centre for International Drug Monitoring, Dr. Edwards chaired the Advisory Group to the Centre. He has also been a Medical Assessor for Adverse Drug Reactions for the New Zealand Ministry of Health and External Examiner in Clinical Pharmacology at the University of Zimbabwe and at the University of Capetown in South Africa.

    TOSHIKAZU OKI, PH.D. Dr. Oki has been a member of the Board of Scientific Advisors of the Company since April 1995. From 1981 to 1993, Dr. Oki held senior leadership positions in Pfizer and Bristol-Meyers pharmaceutical corporations, and was Senior Vice President of Bristol-Meyers Research Institute and President and Director of Bristol-Meyers Research Institute in Japan from December 1989 to May 1993. He has nearly 40 years of pharmaceutical industry experience in preclinical pharmacology and drug development of novel anti-cancer agents obtained from natural and fermentation sources. Dr. Oki has more than 260 publications and holds 90 patents. He currently is a Professor of Exploratory Biotechnology Research at Toyama Prefectural University in Toyama, Japan.

    RANDOLPH C. STEER, M.D., PH.D. Dr. Steer has been a member of the Board of Scientific Advisors of the Company since October 1996. Dr. Steer has been an independent pharmaceutical and biotechnology consultant since 1989 and has a broad background in business development, medical marketing, and regulatory and clinical affairs, having served as a consultant to many corporations in the United States and abroad. In addition, he has advised numerous venture capital firms and investment banks on the development of drugs, biologics, diagnostics and medical devices. Dr. Steer received his M.D. from the Mayo Medical School and his Ph.D. from the University of Minnesota. He completed a residency and subspecialty fellowship in clinical and chemical pathology at the University of Minnesota Hospitals in Minneapolis. He has served as associate director of medical affairs at Marion Laboratories; medical director at Ciba Consumer Pharmaceuticals, Ciba-Geigy Corporation; senior vice president at the Physicians World Communications group and Chairman, President and Chief Executive Officer of Advanced Therapeutics Communications International, a leading drug regulatory group serving the United States, Europe and Japan. Dr. Steer serves on the Board of Directors of BioCryst Pharmaceuticals, Techne Corporation, Maret, Inc., Kimeragen, Inc., and IgX Ltd. and on the scientific advisory boards of Osiris Therapeutics, Inc., Geltex Pharmaceuticals, and NaPro Biotherapeutics.

    CLIVE R. TAYLOR, M.D., PH.D. Dr. Taylor has been a member of the Board of Scientific Advisors of the Company since April 1995. Dr. Taylor is currently a Professor and Chairman of the Department of Pathology and Laboratory Medicine at the USC School of Medicine. Dr. Taylor is the Director of Laboratories and Pathological Services at the Los Angeles County-USC Medical Center. He is also the President of the American Association of Pathologists, which is comprised of the Pathology Department

Chairmen of all the medical centers in the United States, was President of the Biological Stain Commission and is responsible for advising the FDA on guidelines for reagents used in diagnosing biopsies. Dr. Taylor has written over 270 articles and 12 books, many of which have been translated for foreign distribution. Prior to joining USC in 1976, he was a lecturer in the Department of Pathology at Oxford University in the United Kingdom. He holds a Ph.D. in immunopathology from Oxford University and an M.D. from Cambridge University.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    LIMITATION OF DIRECTOR'S LIABILITY.

    The Company's Certificate of Incorporation eliminates the liability of directors to the fullest extent permissible under Delaware law. Delaware law permits a corporation to limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of certain fiduciary duties as a director, provided, that the director's liability may not be eliminated or limited for (a) breaches of the director's duty of loyalty to the corporation or its shareholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. A director's liability may also not be limited for violation of, or otherwise relieve the corporation or its directors from the necessity of complying with, federal or state securities laws or affect the availability of non-monetary remedies such as injunctive relief or rescission.

    INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    The Company's bylaws relating to indemnification require that the Company indemnify its directors and its executive officers to the fullest extent permitted under Delaware law, provided, that the Company may modify the extent of such indemnification by individual contracts with its directors and executive officers, and provided, further, that the Company will not be required to indemnify any director or executive officer in connection with a proceeding initiated by such person, with certain exceptions. Delaware corporate law, the Company's bylaws, as well as any indemnity agreements, may also permit indemnification for liabilities arising under the Securities Act or the Securities Exchange Act of 1934, as amended. Without limiting any right an indemnity may have under Delaware corporate law and the Company's bylaws, the Board of Directors has adopted an Indemnification and Hold Harmless Agreement ("Indemnity Agreement") to provide additional indemnification and reimbursement to all qualified directors and officers of the Company, and to hold such directors and officers harmless from certain liabilities, judgments and related expenses. Any individual who is a duly elected or appointed member of the Board of Directors, a corporate officer of the Company or any employee or agent as approved by the Board of Directors is deemed a person who qualifies as an indemnity under the Indemnity Agreement.

    The Board of Directors has been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities arising under the Securities Act of 1933, as amended, is contrary to public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director or officer of the Company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the shares being registered hereby, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

    The Summary Compensation Table below sets forth information for services in all capacities paid or accrued for the fiscal years ended March 31, 1997 and 1996 and the period from inception (September 15, 1994) to March 31, 1995 by the Company to its Chief Executive Officer and the other executive officers whose total annual compensation exceeded $100,000 for such fiscal years and period (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION
                                              ----------------------------------------           LONG-TERM
                                               FISCAL                                       COMPENSATION AWARDS
                                              YEAR AND                                  ---------------------------
                                               PERIOD                                    SECURITIES     ALL OTHER
                                               ENDED                                     UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION                   MARCH 31     SALARY($)        BONUS($)      OPTIONS          ($)
                                              --------  ----------------  ------------  ------------  -------------
Elliot Friedman.............................     1997   $  170,663(1)     $  50,000(2)       --         $  --
  Chairman of the Board of Directors             1996       89,333             --         712,708(3)       --
  and Chief Executive Officer                    1995       22,500             --            --
Robert J. Burgess...........................     1997      163,335(4)        50,000(2)    712,708(5)       --
  President and Chief Operating                  1996       87,687             --            --            --
  Officer                                        1995          --              --            --            --
Tasneem A. Khwaja, Ph.D.....................     1997      167,163(1)(6)       --            --            --
  Chief Scientific Officer and                   1996       87,633(6)          --            --            --
  Secretary                                      1995       23,000(6)          --            --            --

------------------------

(1) Amount includes payments representing deferred salary pursuant to Employment Agreements between the Company and each of Mr. Friedman and Dr. Khwaja. As regards to Mr. Friedman and Dr. Khwaja, such deferred payments were $39,863 each, and were paid upon consummation of the Company's initial public offering. See "Employment and Personal Services Agreements."

(2) Amount represents payments made pursuant to a discretionary bonus.

(3) Pursuant to an Agreement between the Company, Dr. Khwaja and Mr. Friedman dated as of May 8, 1996, these options were canceled in connection with the issuance of 712,708 shares of Common Stock to Mr. Friedman.

(4) Represents amounts paid by the Company to Dimension Memory which, from May 1996 to September 1997, provided the services of Robert J. Burgess as President and Chief Operating Officer pursuant to a Personal Services Agreement between the Company and Dimension Memory. In December 1996, the Company amended its agreement with Dimension Memory. The amended agreement provided for the accelerated payment by the Company of all amounts due under the Personal Services Agreement in exchange for Dimension Memory agreeing to provide additional services to the Company. As a result, the Company paid Dimension Memory the sum of $312,000. Of the $312,000 paid to Dimension Memory, $35,000 relating to services provided by Dimension Memory to the Company for the period January 1997 through March 1997 is included, and $266,000 paid for services to be provided from April 1997 through December 1998 is not included. This amount also includes $50,000 of deferred payments pursuant to such Personal Services Agreement, were paid upon consummation of the Company's initial public offering. See "Employment and Personal Services Agreements."

(5) These options were granted to Dimension Memory pursuant to a consulting agreement between the Company and Dimension Memory and were canceled in connection with the issuance of 712,708 shares of Common Stock to Dimension Memory for services to be rendered by Dimension Memory pursuant to the Personal Service Agreement.

(6) Does not include approximately $70,000 annual salary paid by USC to Dr. Khwaja as a professor. Approximately $30,000 of such salary was paid indirectly through payment by the Company to USC of the amount required by a Research Agreement between the Company and USC, which agreement has been terminated.

EMPLOYMENT AND PERSONAL SERVICE AGREEMENTS

    The Company has entered into an employment agreement with Elliot P. Friedman, effective September 1, 1997, that agreement expires on August 30, 2000. The agreement provides for an annual base salary of $182,000 and if Mr. Friedman's employment is terminated without cause or by Mr. Friedman on the basis of a breach by the Company, the Company is obligated to pay Mr. Friedman the salary and benefits earned or accrued through the date of termination, and within 30 days after termination, a lump sum of the present value of the salary provided for by the agreement for the 12 months immediately following termination. In the event of death or disability or if the agreement is voluntarily terminated by Mr. Friedman, or terminated for cause by the Company, the Company is obligated to pay only salary and benefits earned or accrued through the date of termination.

    The Company has entered into an employment agreement with Robert J. Burgess, effective October 1, 1997, that has substantially similar terms as Mr. Friedman's agreement described above, except that the agreement expires on October 1, 2000. Prior to entering into such employment agreement, the Company was party to a personal services agreement with Dimension Memory whereby, Dimension Memory agreed to provide the services of Robert Burgess as an executive officer of the Company. Such agreement has been deemed satisfied as of October 1, 1997 and as a result the Company will recognize $190,000 of compensation expense in the nine months ended December 31, 1997.

    The Company has entered into an employment agreement with Tasneem A. Khwaja, effective September 1, 1997, that expires on August 30, 2000. The agreement provides for an annual base salary of $152,000 and if Dr. Khwaja's employment is terminated without cause or if the termination is by Dr. Khwaja on the basis of a breach by the Company, the Company is obligated to pay Dr. Khwaja the salary and benefits earned or accrued through the date of termination and, within 30 days after termination, a lump sum of the present value of the salary provided for by the agreement for the 12 months immediately following termination. In the event of death or disability or if the agreement is voluntarily terminated by Dr. Khwaja or terminated for cause by the Company, the Company is obligated to pay only salary and benefits earned and accrued through the date of termination.

    The Company also has entered into employment agreements with each of its Senior Vice Presidents that provide for base salaries, the potential for the payment of bonuses and severance payments of three months salary upon certain terminations.

1995 STOCK OPTION PLAN

    The Company's 1995 Stock Option Plan (the "1995 Plan") provides for the grant of options to directors, officers, key employees, consultants, scientific advisors and other personnel working directly or indirectly for the Company. A maximum of 2,200,000 shares of Common Stock is authorized for issuance under the 1995 Plan. The 1995 Plan is administered by the Board of Directors or a committee of the Board of Directors (the "Plan Committee") comprised of disinterested directors, i.e., directors who, during the one year prior to service on the Plan Committee were not granted or awarded equity securities of the Company under the 1995 Plan or any other plan of the Company, other than an automatic annual grant to each non-employee director of the Company of options to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant. These automatic options vest over a one-year period. The options granted under the 1995 Plan may be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified options. As determined by the Plan Committee, payment upon exercise of options may be in cash or in the form of unrestricted Common Stock already owned by the optionee, or, in the case of the exercise of a nonqualified option, in the form of restricted stock. However, in the case of an incentive stock option, the right to make payment in the form of already owned shares may be authorized only at the time of grant.

    Generally, the vesting, exercise and termination schedules of options other than automatic non-employee director options are determined by the Board of Directors or the Plan Committee at the time of grant, exercise price, but in no event may the term of an option exceed ten years or the exercise price be less than 100% of the fair market value of the Common Stock on the date of grant, and in no event may the term of an incentive stock option granted under the 1995 Plan to a shareholder owning more than 10% of the combined voting power of all classes of stock of the Company on the date of grant exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant. Options may be exercised in whole or in part as determined by the Plan Committee. Vesting generally ceases upon termination of employment and vested options generally expire 12 months after termination of employment, if not exercised.

    As of the date of this Prospectus, the Company has granted options with respect to an aggregate of 2,010,378 shares under the 1995 Plan, which options have terms ranging from four to ten years and are currently exercisable at exercise prices ranging from $0.96 to $16.00. The 1995 Plan was approved by the Board of Directors of the Company on April 14, 1995, and was amended on August 19, 1997, and, unless sooner terminated by the Board of Directors or Plan Committee, will terminate on April 14, 2005.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of December 31, 1997, certain information known to the Company regarding the ownership of shares of Common Stock by (i) each person known to the Company to be a beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each director, (iii) each Named Executive Officers; and (iv) all executive officers and directors as a group.

                                                                                        PERCENTAGE OWNERSHIP(3)
                                                                        SHARES         --------------------------
                                                                     BENEFICIALLY       BEFORE THE     AFTER THE
NAME(1)                                                                OWNED(2)          OFFERING      OFFERING
---------------------------------------------------------------  --------------------  -------------  -----------
Tasneem A. Khwaja, Ph.D........................................       2,699,822(4)            24.4%         21.5%
Elliot P. Friedman.............................................       2,105,248(5)            18.8%         16.6%
Robert J. Burgess..............................................       1,956,248(6)            17.5%         15.4%
JadiJo, Inc.(7)................................................         115,270(8)             1.0%        *
D-RAM Industries Pty. Ltd.(9)..................................         624,270(8)             5.6%          5.0%
Dimension Memory, Inc.(10).....................................         557,708(8)             5.0%          4.4%
Phillip G. Trad................................................         233,438(11)            2.1%          1.8%
John H. Abeles, M.D.(12).......................................          56,875(13)          *             *
Lyle Anderson(14)..............................................          45,000(15)          *             *
Howard R. Asher(16)............................................          76,875(17)          *             *
Nathan F. Troum, M.D.(18)......................................          15,000(19)          *             *
All directors and executive officers as a group (12 people)....       7,370,589(20)           61.6%         54.7%

    The Company had 164 holders of record of its Common Stock as of December 31, 1997.

------------------------

*   Less than one percent (1%).

(1) The address of each person listed in this table, except as otherwise noted, is c/o PharmaPrint Inc., 4 Park Plaza, Suite 1900, Irvine, California 92614.

(2) As of December 31, 1997, the Company had 11,053,684 shares of Common Stock issued and outstanding. Includes the beneficial ownership of shares that the person has a right to acquire within sixty (60) days of December 31, 1997.

(3) Assumes 12,553,684 shares of Common Stock issued and outstanding after the Offering and no exercise of the Underwriters' over-allotment option.

(4) Includes 104,045 shares to be transferred to John Kirch on August 14, 1998. Also includes call options (obligations to sell) granted by Dr. Khwaja in the amount of 200,000, 200,000, and 30,000 to Elliot P. Friedman, Robert J. Burgess, and Dr. Khwaja's son, respectively.

(5) Includes options to purchase 150,000 shares of Common Stock. Does not include 200,000 call options (options to purchase) granted to Mr. Friedman by Dr. Khwaja. See footnote 4.

(6) Consists of 509,000, 115,270, 624,270, and 557,708 shares of Common Stock owned of record by Mr. Burgess, JadiJo, Inc., D-RAM Industries Pty. Ltd., and Dimension Memory, respectively, also shown separately in this table. Also includes options to purchase 150,000 shares of Common Stock. Does not include 200,000 call options (options to purchase) granted to Mr. Burgess by Dr. Khwaja. See footnote 4.

(7) The address of JadiJo, Inc. is 32, EDIF, J.J. Vallarino, 1st Floor, Office 3, Panama City, Panama.

(8) These shares are also included in the shares shown as beneficially owned by Robert J. Burgess. These entities are controlled by various of the children and/or sons-in-law of Mr. Burgess.

(9) The address of D-RAM Industries Pty. Ltd. ("D-RAM") is 98 Edinborough Street, Benowa Waters, Gold Coast, 4217, Queensland, Australia.

(10) The address of Dimension Memory, Inc. is 17 Baycove Lane, Newport Beach, California 92661.

(11) Consists solely of options to purchase 233,438 shares of Common Stock.

(12) The address of Dr. Abeles is c/o MedVest, Inc., 2365 N.W. 41st Street, Boca Raton, Florida 33431.

(13) Consists solely of options to purchase 56,875 shares of Common Stock.

(14) The address of Mr. Anderson is 900 Appolo, Suite 4, Houston, Texas 77058.

(15) Consists solely of options to purchase 45,000 shares of Common Stock.

(16) The address of Mr. Asher is c/o Advanced Bioresearch Associates, One American Plaza, 600 West Broadway, Suite 900, San Diego, California 92101.

(17) Consists solely of options to purchase 76,875 shares of Common Stock.

(18) The address of Dr. Troum is 3878 43rd Street, San Diego, California 92105.

(19) Consists solely of options to purchase 15,000 shares of Common Stock.

(20) Includes beneficial ownership of Common Stock as follows: Tasneem A. Khwaja, Ph.D.--2,699,822 shares; Elliot P. Friedman--1,955,248 shares; and Robert J. Burgess--1,806,248 shares. Also includes options held by directors and executive officers of the Company to purchase the following number of shares of Common Stock: John H. Abeles, M.D.--56,875 shares; Lyle Anderson--45,000 shares; Howard R. Asher--76,875 shares; Joel Bresser, Ph.D.--5,833 shares; Elliot P. Friedman--150,000 shares; Phillip G. Trad--233,438 shares; Nathan F. Troum--15,000 shares; Robert Burgess--150,000 shares; Paul Johnston, Ph.D.--20,000 shares; Michael Tempesta, Ph.D.--85,000 shares; and James R. Wodach--71,250 shares.

                              CERTAIN TRANSACTIONS

    As of March 22, 1996, Mr. Friedman, JadiJo, Inc., a California corporation ("JadiJo"), Dr. Khwaja, Mr. Burgess, Dimension Memory, and D-RAM entered into a shareholders agreement whereby Dr. Khwaja contributed 1,336,978 shares of Common Stock to the Company as a capital contribution and the Company agreed to issue 624,270 shares of Common Stock to D-RAM, as nominee of Mr. Burgess, the Company's then Executive Vice President and Chief Operating Officer, and options to acquire 712,708 shares of Common Stock to Mr. Friedman, at an exercise price of $0.96 per share. Subsequently, pursuant to an agreement dated as of May 8, 1996 among the Company, Dr. Khwaja, and Mr. Friedman, the options granted to Mr. Friedman were canceled and he was issued 712,708 shares of Common Stock. In September 1997, the underwriter of the Company's initial public offering released a lock-up agreement with Mr. Friedman covering such shares.

    In December, 1996, the Company amended its Personal Services Agreement with Dimension to provide for the immediate payment by the Company of all amounts due under the Personal Services Agreement in exchange for Dimension agreeing to provide additional services to the Company. As a result of this amended agreement, the Company paid Dimension $312,000. In 1997, Dimension agreed to provide the services of Mr. Burgess as the Company's President and the Company agreed to pay Dimension, effective March 1, 1997, at the rate of $36,000 per year. In October 1997, the parties deemed that such Personal Services Agreement was satisfied.

    ABA is a clinical research organization that provides FDA strategic consulting and professional services and provides guidance to the Company in connection with various clinical, scientific, and regulatory matters. Mr. Howard
R. Asher, a member of the Company's Board of Directors, is the

Chairman and Chief Executive Officer and a controlling shareholder of ABA. The Company paid approximately $880,000 for the year ended March 31, 1997 for services rendered by ABA.

    There are no family relationships among the executive officers or directors of the Company.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

    The following description of the Common Stock of the Company is subject to the Delaware General Corporation Law and to the provisions contained in the Company's Certificate of Incorporation, as amended, and bylaws, as amended, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

    On October 2, 1997 the Company effected a reincorporation in Delaware. As a result of this reincorporation, the Company increased its number of shares of authorized Common Stock from 19,000,000 shares, without par value, to 24,000,000 shares, par value $0.001 per share. Currently there are 11,053,684 shares of the Company's Common Stock outstanding; 300,000 shares of Common Stock are reserved for issuance upon the exercise of a warrant held by the underwriter of the Company's initial public offering; 2,200,000 shares of Common Stock are reserved for issuance upon the exercise of options under the 1995 Plan; and 75,000 shares of Common Stock are reserved for issuance upon the exercise of the Representative's Warrants.

    Each outstanding share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the registered holders thereof at meetings of the shareholders.

    The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. All of the outstanding shares of Common Stock are, and the shares offered hereby, when issued against payment therefor in accordance with this Prospectus, will be fully paid and nonassessable.

    The Company has never declared or paid cash dividends on its capital stock, and currently intends to retain any future earnings for use in the development and operation of its business. Accordingly, the Company does not expect to pay cash dividends in the foreseeable future.

PREFERRED STOCK

    The Board of Directors has the authority, subject to any limitations prescribed by law, without further action by the stockholders, to issue up to an aggregate of 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series. The shares noted above constitute "blank check" Preferred Stock, and, as of the date of this Offering, the Board of Directors has not yet designated any series thereof or any rights, preferences, privileges or restrictions attaching thereto. The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any Preferred Stock.

WARRANTS; REGISTRATION RIGHTS

    The Company has agreed to sell to the Representative of the Underwriters warrants (the "Representative's Warrants") to purchase up to a number of shares of Common Stock equal to 5% of the number of shares to be sold by the Company in this Offering (excluding any shares sold pursuant to the Underwriter's over-allotment option) at an exercise price per share equal to 120% of the Price to Public in this Offering. The Representative's Warrants are exercisable for a period of four years commencing one year after the effective date of the Registration Statement of which this Prospectus forms a part, and will contain certain demand and piggyback registration rights. See "Underwriting." In connection with the Company's initial public offering, the Company sold to the underwriter thereof warrants to purchase 300,000 shares of Common Stock at an exercise price of $5.50 per share.

    In addition, the Company has granted to holders of approximately 2,702,326 shares of Common Stock demand registration rights and piggyback registration rights pursuant to which such holders may, under certain circumstances, (i) require the Company to register such shares under the Act and (ii) have such shares included in certain registration statements filed by the Company. The Company has also granted the holders of approximately 649,192 additional shares of Common Stock similar piggyback registration rights as those described above.

CERTAIN PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW

    Generally, Section 203 of the Delaware General Corporation Law (the "DGCL") prohibits a publicly held Delaware corporation from engaging in a broad range of "business combinations" with an "interested stockholder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) for three years following the date such person became an interested stockholder unless (i) before the person becomes an interested stockholder, the transaction resulting in such person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation, (ii) upon consummation of the transaction resulting in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer) or (iii) on or after such date on which such person became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock excluding shares owned by the interested stockholders. The restrictions of Section 203 do not apply, among other reasons, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Company's Certificate of Incorporation and Bylaws do not currently contain any provisions electing not to be governed by Section 203 of the DGCL.

    Section 203 of the DGCL may discourage persons from making a tender offer for or acquisitions of substantial amounts of the Common Stock. This could have the effect of inhibiting changes in management and may also prevent temporary fluctuations in the Common Stock that often result from takeover attempts.

    Section 228 of the DGCL allows any action that is required to be or may be taken at a special or annual meeting of the stockholders of a corporation to be taken without a meeting with the written consent of holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that the certificate of incorporation of such corporation does not contain a provision to the contrary. The Company's Certificate of Incorporation contains no such provision, and therefore stockholders holding a majority of the voting power of the Common Stock will be able to approve a broad range of corporate actions requiring stockholder approval without the necessity of holding a meeting of stockholders.

    Certain provisions of the Company's Bylaws may have the affect of discouraging certain types of transactions that may involve an actual or threatened change of control of the Company and encouraging any person who might seek to acquire control of the Company to negotiate with the Company's Board of Directors.

TRANSFER AGENT AND REGISTRAR

    The Company's transfer agent is Continental Stock Transfer & Trust Company. The transfer agent is responsible for all record keeping and administrative functions in connection with the Common Stock.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, each of the Underwriters named below, for whom CIBC Oppenheimer Corp. (the "Representative") is acting as Representative, has severally agreed to purchase from the Company, and the Company has agreed to sell to each Underwriter, the respective number of shares of Common Stock set forth opposite the name of such Underwriter below.

                                                                                   NUMBER OF
NAME                                                                                 SHARES
---------------------------------------------------------------------------------  ----------
CIBC Oppenheimer Corp............................................................

                                                                                   ----------
    Total........................................................................   1,500,000
                                                                                   ----------
                                                                                   ----------

    The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

    The Underwriters propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a
concession not in excess of $    per share. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $    per share to certain
other brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representative.

    The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate of 225,000 shares of Common Stock at the public offering price less the underwriting discount set forth on the cover page of this Prospectus solely to cover over-allotments, if any. If the Underwriters exercise such option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage of the over-allotment shares as the number of original shares to be purchased by each of them bears to the 1,500,000 shares of Common Stock offered hereby.

    The Company has also agreed to sell to the Representative or its designees, for nominal consideration, warrants (the "Representative's Warrants") to purchase a number of shares of Common Stock equal to 5% of the number of shares sold by the Company in this Offering (excluding any shares sold pursuant to the Underwriters' over-allotment option), at an exercise price per share equal to 120% of the public offering price. The exercise price may be paid in cash or on a cashless net issuance basis by foregoing receipt of a number of shares otherwise issuable upon exercise having a fair market value equal to the aggregate exercise price. The Representative's Warrants are exercisable for a period of four years, commencing one year after the effective date of the Registration Statement of which this Prospectus forms a part. Holders of the Representative's Warrant will have certain demand and piggyback registration rights with respect to the shares of Common Stock issuable upon exercise thereof. The Representative's Warrants will be restricted from sale, transfer or hypothecation for a period of one year from the effective date, except to officers and partners of the Representative. The exercise price and the number of shares issuable upon exercise may, under certain circumstances, be subject to adjustment pursuant to antidilution provisions.

    The Company has agreed to indemnify the Representative and the several Underwriters against certain liabilities, including, without limitation, liabilities under the Securities Act, and to contribute to certain payments that the Underwriters may be required to make in respect thereof. The Company has also agreed to reimburse the Underwriter for certain out-of-pocket expenses incurred in connection with the Offering.

    In connection with this Offering, the Underwriters and other selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Exchange Act, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 225,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, CIBC Oppenheimer Corp., on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market.

    In connection with this Offering, certain Underwriters may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act. Passive market making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and making purchases limited by such prices. Net purchases by a passive market maker are limited to a specific percentage of the passive market maker's average daily trading volume in the Common Stock during a specified period and must be discontinued when such limit is reached.

    Any of the stabilization or passive market making transactions described above may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market, although no representation is made regarding the direction or magnitude of any effect that these transactions may have on the market price of the Common Stock. None of the stabilization or passive market making transactions described above is required, and, if they are undertaken, they may be discontinued at any time.

    The Company's executive officers and directors, who collectively own an aggregate of approximately 6,461,318 issued shares, of which 910,150 shares may be subject to sale pursuant to margin agreements and lines of credit between the officers of the Company and an investment bank, and 1,388,438 shares issuable upon exercise of outstanding options, have agreed that they will not directly or indirectly sell, offer, contract to sell, assign, transfer, encumber, grant an option to purchase, or otherwise dispose of any shares of Common Stock beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act) by them, for 180 days (and with respect to 200,000 shares, 120 days) after the date of the Underwriting Agreement, without the prior written consent of CIBC Oppenheimer Corp., subject to certain limited exceptions. The Company has also agreed not to issue, sell or register with the Commission, or otherwise dispose of directly or indirectly, any equity securities of the Company (or any securities convertible into or exercisable or exchangeable for equity securities of the Company) for a period of 180 days after the date of the Underwriting Agreement, without the prior written consent of CIBC Oppenheimer Corp., subject to certain limited exceptions. CIBC Oppenheimer Corp. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

                                 LEGAL MATTERS

    The validity of the shares offered hereby will be passed upon for the Company by Klehr, Harrison, Harvey, Branzburg & Ellers LLP, Philadelphia, Pennsylvania. Certain legal matters are being passed upon for the Underwriters by Gibson, Dunn & Crutcher LLP, Orange County, California.

                                    EXPERTS

    The balance sheet of the Company as of March 31, 1997, and the related statements of operations, shareholders' equity and cash flows for the years ended March 31, 1996 and 1997 and the period from inception (September 15, 1994) to March 31, 1997 included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said report.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Public Accounts......................................................................         F-2

Balance Sheets.............................................................................................         F-3

Statements of Operations...................................................................................         F-4

Statements of Shareholders' Equity.........................................................................         F-5

Statements of Cash Flows...................................................................................         F-6

Notes to Financial Statements..............................................................................         F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of PharmaPrint Inc.:

    We have audited the accompanying balance sheet of PharmaPrint Inc. (a California corporation in the development stage) as of March 31, 1997 and the related statements of operations, shareholders' equity, and cash flows for the years ended March 31, 1996 and 1997 and for the period from inception (September 15, 1994) to March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above represent fairly, in all material respects, the financial position of PharmaPrint Inc. as of March 31, 1997 and the results of its operations and its cash flows for the years ended March 31, 1996 and 1997 and for the period from inception (September 15, 1994) to March 31, 1997 in conformity with generally accepted accounting principles.

                                                         ARTHUR ANDERSEN LLP

Orange County, California
May 2, 1997

                                PHARMAPRINT INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                                    MARCH 31, 1997
                                                                                    --------------  SEPTEMBER 30,
                                                                                                         1997
                                                                                                    --------------
                                                                                                     (UNAUDITED)
                                              ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.......................................................  $    8,170,072  $    3,281,188
  Other current assets............................................................         337,593         329,859
                                                                                    --------------  --------------
    Total current assets..........................................................       8,507,665       3,611,047

EQUIPMENT, NET....................................................................         185,571         216,752
OTHER ASSETS, net of accumulated amortization of $8,110 at March 31, 1997 and
  $47,269 at September 30, 1997...................................................         138,684         225,165
                                                                                    --------------  --------------
    Total assets..................................................................  $    8,831,920  $    4,052,964
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                               LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable................................................................  $      927,773  $      674,570
  Accrued expenses................................................................         166,823         217,184
                                                                                    --------------  --------------
    Total current liabilities.....................................................       1,094,596         891,754
                                                                                    --------------  --------------

COMMITMENTS AND CONTINGENCIES (NOTE 5)

SHAREHOLDERS' EQUITY:
  Preferred stock, $.001 par value--1,000,000
    shares authorized, no shares issued or outstanding............................        --              --
  Common stock, without par value--19,000,000 shares authorized, 11,000,000 and
    11,005,202 shares issued and outstanding as of March 31, 1997 and September
    30, 1997, respectively........................................................      22,826,898      23,410,972
  Additional paid in capital......................................................       1,130,370       1,130,370
  Deferred compensation...........................................................      (3,158,899)       (114,433)
  Deficit accumulated during the development stage................................     (13,061,045)    (21,265,699)
                                                                                    --------------  --------------
    Total shareholders' equity....................................................       7,737,324       3,161,210
                                                                                    --------------  --------------
    Total liabilities and shareholders' equity....................................  $    8,831,920  $    4,052,964
                                                                                    --------------  --------------
                                                                                    --------------  --------------

      The accompanying notes are an integral part of these balance sheets.

                                PHARMAPRINT INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                          YEAR ENDED                                       SIX MONTHS ENDED
                                          MARCH 31,           PERIOD FROM INCEPTION         SEPTEMBER 30,
                                  --------------------------   (SEPTEMBER 15, 1994)   --------------------------
                                     1996          1997       THROUGH MARCH 31, 1997     1996          1997
                                  -----------  -------------  ----------------------  -----------  -------------
                                                                                             (UNAUDITED)

REVENUES........................  $   --       $    --            $     --            $   --       $    --

EXPENSES:
  Research and development......      386,878      2,980,064           3,745,398          786,495      2,717,402
  General and administrative....      653,557      2,919,351           3,678,460        1,640,497      1,863,712
  Stock compensation............      303,750      5,333,437           5,637,187        4,585,000      3,623,540
                                  -----------  -------------        ------------      -----------  -------------
                                    1,344,185     11,232,852          13,061,045        7,011,992      8,204,654
                                  -----------  -------------        ------------      -----------  -------------
LOSS FROM OPERATIONS............   (1,344,185)   (11,232,852)        (13,061,045)      (7,011,992)    (8,204,654)
                                  -----------  -------------        ------------      -----------  -------------
NET LOSS........................  $(1,344,185) $ (11,232,852)     $  (13,061,045)     $(7,011,992) $  (8,204,654)
                                  -----------  -------------        ------------      -----------  -------------
                                  -----------  -------------        ------------      -----------  -------------
LOSS PER SHARE..................  $      (.16) $       (1.10)     $        (1.47)     $     (0.79) $       (0.73)
                                  -----------  -------------        ------------      -----------  -------------
                                  -----------  -------------        ------------      -----------  -------------
WEIGHTED AVERAGE COMMON AND
  COMMON SHARE EQUIVALENTS
  OUTSTANDING...................    8,297,103     10,193,131           8,897,833        8,893,702     11,223,072
                                  -----------  -------------        ------------      -----------  -------------
                                  -----------  -------------        ------------      -----------  -------------

                                  PERIOD FROM INCEPTION
                                   (SEPTEMBER 15, 1994)
                                  THROUGH SEPTEMBER 30,
                                           1997
                                  ----------------------
                                       (UNAUDITED)
REVENUES........................      $     --
EXPENSES:
  Research and development......           6,462,800
  General and administrative....           5,542,172
  Stock compensation............           9,260,727
                                        ------------
                                          21,265,699
                                        ------------
LOSS FROM OPERATIONS............         (21,265,699)
                                        ------------
NET LOSS........................      $  (21,265,699)
                                        ------------
                                        ------------
LOSS PER SHARE..................      $        (2.30)
                                        ------------
                                        ------------
WEIGHTED AVERAGE COMMON AND
  COMMON SHARE EQUIVALENTS
  OUTSTANDING...................           9,228,395
                                        ------------
                                        ------------

   The accompanying notes are an integral part of these financial statements.

                                PHARMAPRINT INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                  (INFORMATION WITH RESPECT TO THE SIX MONTHS
                     ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

                                                           COMMON STOCK
                                                     -------------------------  ADDITIONAL                     STOCK
                                                      NUMBER OF                   PAID-IN      DEFERRED     SUBSCRIPTION
                                                       SHARES        AMOUNT       CAPITAL    COMPENSATION    RECEIVABLE
                                                     -----------  ------------  -----------  -------------  ------------
BALANCE, September 15, 1994 (inception)............      --       $    --       $   --        $   --         $   --
Issuance of common stock at $.001 per share to
  officer in November 1994 for cash and
  receivable.......................................    4,265,845         4,100      --            --             (4,000)
Issuance of common stock at $.004 per share to
  officer in November 1994 for cash and
  receivable.......................................    1,248,540         5,000      --            --             (2,500)
Issuance of common stock at $.001 per share in
  November 1994 for receivable.....................      104,045           100      --            --               (100)
Issuance of common stock at $.96 per share in
  December 1994 for cash and receivable............      624,270       600,000      --            --           (200,000)
Issuance of common stock at $.96 per share in March
  1995 for technology rights.......................      328,563       315,789      --            --             --
Net loss...........................................      --            --           --            --             --
                                                     -----------  ------------  -----------  -------------  ------------
BALANCE, March 31, 1995............................    6,571,263       924,989      --            --           (206,600)
Fair value of options granted (based upon estimated
  fair values of common stock of $1.68 to $2.40 per
  share):
  July 1, 1995 (67,629 options)....................      --            --            48,750       --             --
  November 1, 1995 (88,438 options)................      --            --           127,500       --             --
  January 1, 1996 (88,438 options).................      --            --           127,500       --             --
  March 22, 1996 (712,708 options).................      --            --         1,027,500    (1,027,500)       --
Issuance of common stock in private placements in
  December 1995 at $2.40 per share, net of
  expenses.........................................      618,034     1,314,616      --            --           (100,000)
Stock issued for services in March 1996............      624,270     1,500,000      --         (1,500,000)       --
Fair value of warrants issued with notes payable...      --            --            31,250       --             --
Payments on stock subscription receivable..........      --            --           --            --            200,000
Contribution of shares by shareholder in March
  1996.............................................   (1,336,978)      --           --            --             --
Net loss...........................................      --            --           --            --             --
                                                     -----------  ------------  -----------  -------------  ------------
BALANCE, March 31, 1996............................    6,476,589     3,739,605    1,362,500    (2,527,500)     (106,600)
Issuance of common stock in private placements in
  April 1996 at $2.40 per share, net of expenses
  and repurchased shares...........................       97,995       185,342      --            --             --
Payments on stock subscription receivable..........      --            --           --            --            106,600
Common stock issued upon cancellation of options in
  May 1996.........................................      712,708     1,712,500     (127,500)      --             --
Restricted shares issued for services upon
  cancellation of options in May 1996..............      712,708     2,984,466   (1,027,500)   (1,956,966)       --
Issuance of common stock in initial public offering
  in August 1996, net of expenses..................    3,000,000    12,704,985      --            --             --
Remeasurement of stock issued in March 1996........      --          1,500,000      --         (1,500,000)       --
Amortization of deferred compensation..............      --            --           --          3,000,000        --
Fair value of options granted to consultants in
  October 1996.....................................      --            --           274,433      (174,433)       --
Fair value of stock transferred by a major
  shareholder to third parties as compensation for
  services in December 1996........................      --            --           648,437       --             --
Net loss...........................................      --            --           --            --             --
                                                     -----------  ------------  -----------  -------------  ------------
BALANCE, March 31, 1997............................   11,000,000    22,826,898    1,130,370    (3,158,899)       --
Remeasurement of restricted shares issued for
  services in May 1996.............................      --            579,074      --           (579,074)       --
Exercise of stock options..........................        5,202         5,000      --            --             --
Amortization of deferred compensation..............      --            --           --          3,623,540        --
Net loss...........................................      --            --           --            --             --
                                                     -----------  ------------  -----------  -------------  ------------
BALANCE, September 30, 1997 (Unaudited)............   11,005,202  $ 23,410,972  $ 1,130,370   $  (114,433)   $   --
                                                     -----------  ------------  -----------  -------------  ------------
                                                     -----------  ------------  -----------  -------------  ------------


                                                           DEFICIT
                                                     ACCUMULATED DURING
                                                      DEVELOPMENT STAGE      TOTAL
                                                     -------------------  ------------
BALANCE, September 15, 1994 (inception)............     $    --           $    --
Issuance of common stock at $.001 per share to
  officer in November 1994 for cash and
  receivable.......................................          --                    100
Issuance of common stock at $.004 per share to
  officer in November 1994 for cash and
  receivable.......................................          --                  2,500
Issuance of common stock at $.001 per share in
  November 1994 for receivable.....................          --                --
Issuance of common stock at $.96 per share in
  December 1994 for cash and receivable............          --                400,000
Issuance of common stock at $.96 per share in March
  1995 for technology rights.......................          --                315,789
Net loss...........................................          (484,008)        (484,008)
                                                     -------------------  ------------
BALANCE, March 31, 1995............................          (484,008)         234,381
Fair value of options granted (based upon estimated
  fair values of common stock of $1.68 to $2.40 per
  share):
  July 1, 1995 (67,629 options)....................          --                 48,750
  November 1, 1995 (88,438 options)................          --                127,500
  January 1, 1996 (88,438 options).................          --                127,500
  March 22, 1996 (712,708 options).................          --                --
Issuance of common stock in private placements in
  December 1995 at $2.40 per share, net of
  expenses.........................................          --              1,214,616
Stock issued for services in March 1996............          --                --
Fair value of warrants issued with notes payable...          --                 31,250
Payments on stock subscription receivable..........          --                200,000
Contribution of shares by shareholder in March
  1996.............................................          --                --
Net loss...........................................        (1,344,185)      (1,344,185)
                                                     -------------------  ------------
BALANCE, March 31, 1996............................        (1,828,193)         639,812
Issuance of common stock in private placements in
  April 1996 at $2.40 per share, net of expenses
  and repurchased shares...........................          --                185,342
Payments on stock subscription receivable..........          --                106,600
Common stock issued upon cancellation of options in
  May 1996.........................................          --              1,585,000
Restricted shares issued for services upon
  cancellation of options in May 1996..............          --                --
Issuance of common stock in initial public offering
  in August 1996, net of expenses..................          --             12,704,985
Remeasurement of stock issued in March 1996........          --                --
Amortization of deferred compensation..............          --              3,000,000
Fair value of options granted to consultants in
  October 1996.....................................          --                100,000
Fair value of stock transferred by a major
  shareholder to third parties as compensation for
  services in December 1996........................          --                648,437
Net loss...........................................       (11,232,852)     (11,232,852)
                                                     -------------------  ------------
BALANCE, March 31, 1997............................       (13,061,045)       7,737,324
Remeasurement of restricted shares issued for
  services in May 1996.............................          --                --
Exercise of stock options..........................          --                  5,000
Amortization of deferred compensation..............          --              3,623,540
Net loss...........................................        (8,204,654)      (8,204,654)
                                                     -------------------  ------------
BALANCE, September 30, 1997 (Unaudited)............     $ (21,265,699)    $  3,161,210
                                                     -------------------  ------------
                                                     -------------------  ------------

----------------------------------
* No shares of Preferred Stock issued.

   The accompanying notes are an integral part of these financial statements.

                                PHARMAPRINT INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                              PERIOD FROM                                  PERIOD FROM
                                                               INCEPTION                                    INCEPTION
                                                            (SEPTEMBER 15,        SIX MONTHS ENDED       (SEPTEMBER 15,
                                  YEAR ENDED MARCH 31,           1994)             SEPTEMBER 30,              1994)
                                 -----------------------   THROUGH MARCH 31,   ----------------------        THROUGH
                                    1996        1997             1997             1996        1997     SEPTEMBER 30, 1997
                                 ----------  -----------  -------------------  ----------  ----------  -------------------
                                                                                    (UNAUDITED)            (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net loss.....................  $(1,344,185) $(11,232,852)    $ (13,061,045)  $(7,011,992) $(8,204,654)    $ (21,265,699)
  Adjustments to reconcile net
    loss to net cash used in
    operating activities:
    Depreciation...............      --            9,188             9,188         --          38,914            48,102
    Amortization of discount on
      notes payable............      --           31,250            31,250         31,250      --                31,250
    Stock issued for technology
      licensing rights.........      --          --                315,789         --          --               315,789
    Stock and options issued
      for services.............     303,750    5,333,437         5,637,187      4,585,000   3,623,540         9,260,727
    (Increase) decrease in
      prepaid research
      services.................      (5,000)      88,333          --               --          --              --
    (Increase) decrease in
      other current assets.....      --         (308,351)         (337,593)        94,203       7,734          (329,859)
    (Increase) decrease in
      other non-current
      assets...................     (48,167)     (84,598)         (138,684)        17,848     (92,287)         (230,971)
    Increase (decrease) in
      amount due to USC........     166,000     (176,000)         --               --          --              --
    Increase (decrease) in
      accounts payable and
      accrued expenses.........     116,542      973,554         1,094,596        445,306    (202,842)          891,754
                                 ----------  -----------  -------------------  ----------  ----------  -------------------
      Net cash used in
        operating activities...    (811,060)  (5,366,039)       (6,449,312)    (1,838,385) (4,829,595)      (11,278,907)
                                 ----------  -----------  -------------------  ----------  ----------  -------------------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchase of equipment........      --         (194,759)         (194,759)       (56,910)    (64,289)         (259,048)
                                 ----------  -----------  -------------------  ----------  ----------  -------------------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Net proceeds from issuance of
    common stock...............   1,214,616   12,890,327        14,507,543     12,724,101       5,000        14,512,543
  (Increase) decrease in
    deferred offering costs....     (94,203)      94,203          --               --          --              --
  Proceeds from stock
    subscription receivable....     200,000      106,600           306,600        100,000      --               306,600
  Proceeds from notes
    payable....................     250,000       20,000           270,000        270,000      --               270,000
  Repayment of notes payable...      --         (270,000)         (270,000)      (250,000)     --              (270,000)
                                 ----------  -----------  -------------------  ----------  ----------  -------------------
      Net cash provided by
        financing activities...   1,570,413   12,841,130        14,814,143     12,844,101       5,000        14,819,143
                                 ----------  -----------  -------------------  ----------  ----------  -------------------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS.........     759,353    7,280,332         8,170,072     10,948,806  (4,888,884)        3,281,188
CASH AND CASH EQUIVALENTS,
  beginning of period..........     130,387      889,740          --              889,740   8,170,072          --
                                 ----------  -----------  -------------------  ----------  ----------  -------------------
CASH AND CASH EQUIVALENTS, end
  of period....................  $  889,740  $ 8,170,072     $   8,170,072     $11,838,546 $3,281,188     $   3,281,188
                                 ----------  -----------  -------------------  ----------  ----------  -------------------
                                 ----------  -----------  -------------------  ----------  ----------  -------------------

   The accompanying notes are an integral part of these financial statements.

                                PHARMAPRINT INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                  (INFORMATION AT SEPTEMBER 30, 1997, FOR THE
                 SIX MONTHS ENDED SEPTEMBER 30, 1996 AND 1997,
             AND FOR THE PERIOD FROM INCEPTION (SEPTEMBER 15, 1994)
                    THROUGH SEPTEMBER 30, 1997 IS UNAUDITED)

1. ORGANIZATION, NARRATIVE DISCUSSION OF THE BUSINESS AND RISK FACTORS

ORGANIZATION

    PharmaPrint Inc. (the "Company" or "PharmaPrint"), a development stage company, was incorporated in the State of California in September 1994. In April 1997, the Board of Directors approved a resolution to change the Company's state of incorporation from California to Delaware, such resolution was approved at the August 19, 1997 Annual Meeting of Shareholders. The Company was formed in order to complete the development and commercialization of the research initiated by Dr. Tasneem A. Khwaja, a founder and major shareholder of the Company, over a 20 year period at the University of Southern California ("USC") School of Medicine.

NARRATIVE DESCRIPTION OF THE BUSINESS

    PharmaPrint uses its PharmaPrint Process technology to develop pharmaceutical-grade dietary supplement products and pharmaceuticals from botanical sources. Unlike the traditional drug development process of identifying and synthesizing single bioactive molecules from plant sources, the Company's core technologies were developed based on empirical data that suggest that the health benefits and safe usage of certain plant-derived therapeutics might be the result of the natural combination of multiple molecules found in the plant extract and that single molecules, in isolation, may not replicate the natural plants' effectiveness. The PharmaPrint Process technology enables the Company to identify and quantify the bioactives within plant sources that are believed to provide therapeutic benefits and produce dietary supplements and pharmaceuticals having consistent batch-to-batch quantities and ratios of these bioactives.

    The Company is applying a dual commercialization strategy with its PharmaPrint Process technology. The first application of the PharmaPrint Process is for the development of high quality, herbal dietary supplements. The second application of the PharmaPrint process is the development of FDA-approvable pharmaceuticals from natural plant sources. The Company's initial pharmaceutical product candidate, PPRT-321, a saw palmetto-derived drug that is being developed for the treatment of symptoms associated with benign prostatic hyperplasia ("BPH") is currently in Phase II clinical trials. In addition, the Company has begun development of five additional plant-derived medicines that have long histories of safe use and indications of efficacy.

DEVELOPMENT STAGE COMPANY AND RISK FACTORS

    PharmaPrint is considered to be a development stage company. Since inception (September 15, 1994), the Company has engaged only in research and development activities and intends to continue research, development and testing of its proprietary technologies and dietary supplement and pharmaceutical products. The Company has not received any royalties or revenues from product sales.

    The Company, as a development stage enterprise, has yet to generate revenues and has no assurance of future revenues. There can be no assurance that the Company will obtain FDA approval or be able to successfully market its PharmaPrint Process. The Company is likely to incur substantial and increasing

                                PHARMAPRINT INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  (INFORMATION AT SEPTEMBER 30, 1997, FOR THE
                 SIX MONTHS ENDED SEPTEMBER 30, 1996 AND 1997,
             AND FOR THE PERIOD FROM INCEPTION (SEPTEMBER 15, 1994)
                    THROUGH SEPTEMBER 30, 1997 IS UNAUDITED)

1. ORGANIZATION, NARRATIVE DISCUSSION OF THE BUSINESS AND RISK FACTORS (CONTINUED) operating losses as it continutes its research and development efforts and until such time, if ever, as product sales, royalties, and license and development and other fees can generate sufficient revenue to fund its continuing operations. The Company's future capital requirements will depend on many factors, including but not limited to the Company's ability to successfully market its PharmaPrint Process to third parties, overall product development costs including the cost of toxicology testing and clinical trials, the length of time required to obtain FDA approval, if any, competing technological and market developments, changes in existing collaborative relationships, sales and marketing arrangements and the costs of establishing subcontracts for research and development. Additionally, no assurance can be given that additional capital, if needed, will be available when required or upon terms acceptable to the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    For financial reporting purposes, the Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are charged to expense as incurred.

EQUIPMENT

    Equipment is stated at cost and consisted of the following at March 31, 1997:

Equipment.........................................................  $ 119,252
Furniture.........................................................     75,507
Less accumulated depreciation.....................................     (9,188)
                                                                    ---------
Equipment, net....................................................  $ 185,571
                                                                    ---------
                                                                    ---------

    Depreciation is provided using the straight-line method over the estimated useful life for equipment of three years and furniture for five years.

OTHER LONG-TERM ASSETS

    Organization costs are amortized on a straight-line basis over five years. Patent costs are amortized on a straight-line basis over 10 years.

                                PHARMAPRINT INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  (INFORMATION AT SEPTEMBER 30, 1997, FOR THE
                 SIX MONTHS ENDED SEPTEMBER 30, 1996 AND 1997,
             AND FOR THE PERIOD FROM INCEPTION (SEPTEMBER 15, 1994)
                    THROUGH SEPTEMBER 30, 1997 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
LOSS PER SHARE

    Loss per share is computed based on the weighted average number of shares outstanding for the period. Common equivalent shares are excluded from the computation as their effect is antidulutive, except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares (stock options, warrants and preferred stock) issued during the period commencing 12 months prior to the initial filing of the Company's initial public offering (the "Offering") at prices below the public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method).

INCOME TAXES

    The Company accounts for income taxes using the liability method as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities using enacted tax rules that will be in effect when the differences are expected to reverse.

NEWLY ADOPTED ACCOUNTING PRONOUNCEMENTS

    During fiscal 1997, the Company adopted SFAS No. 123 "Accounting for Stock-Based Compensation." As permitted under SFAS No. 123, the Company will continue to account for employee stock options in accordance with APB Opinion No. 25 and has made the necessary pro forma disclosures mandated by SFAS No.
123. Additionally, all non-employee stock options will be accounted for in accordance with SFAS No. 123. Compensation expense related to such non-employee stock options will be calculated using the fair market value of the stock option on the date of grant. (See Note 6.)

    The Company also adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" in fiscal 1997. The adoption of this pronouncement did not have a material impact on the financial position and results of operations of the Company.

PENDING ACCOUNTING PRONOUNCEMENTS

    In fiscal 1998, the Company will be required to adopt SFAS No. 128 "Earnings Per Share" and SFAS No. 129 "Disclosure of Information About Capital Structure." SFAS No. 128 establishes standards for computing and presenting earnings (loss) per share by simplifying the standards previously found in APB Opinion No. 15, and makes them comparable to international standards. SFAS No. 129 establishes standards for disclosing information about an entity's capital structure. The adoption of either of these Statements will not have a significant impact on its financial position or reported results of operations.

                                PHARMAPRINT INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  (INFORMATION AT SEPTEMBER 30, 1997, FOR THE
                 SIX MONTHS ENDED SEPTEMBER 30, 1996 AND 1997,
             AND FOR THE PERIOD FROM INCEPTION (SEPTEMBER 15, 1994)
                    THROUGH SEPTEMBER 30, 1997 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECLASSIFICATIONS

    Certain reclassifications were made to prior period amounts, enabling them to conform to current period presentation.

INTERIM RESULTS (UNAUDITED)

    The accompanying balance sheet as of September 30, 1997 and the statements of operations, cash flows and shareholders' equity for the six months ended September 30, 1996 and 1997 and for the period from inception (September 15, 1994), through September 30, 1997 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of the interim periods. The results of operations are not necessarily indicative of the results that may be expected for an entire year.

3. AGREEMENTS WITH USC

LICENSE AGREEMENT

    In March 1995, the Company entered into a license agreement with USC (the "USC License Agreement") that grants the Company an exclusive, worldwide license to: (1) the PharmaPrint Process; (2) use certain therapeutic compounds; and (3) other related products developed by Dr. Khwaja's laboratory at USC. USC has also agreed to grant the Company the right to sublicense certain products and a right of first refusal to obtain a license for any improvements to certain products developed by USC. The term of the USC License Agreement began March 1, 1995, and ends on the later of February 28, 2010, or the expiration of the last issued patent under the USC License Agreement.

    In exchange for the license, the Company agreed to pay USC: (1) royalty payments of 3% of the Company's net sales of pharmaceutical products developed using the PharmaPrint Process; (2) after the first patent issues, an annual minimum royalty of $15,000, which shall increase by $5,000 annually for the following two years and be $25,000 annually thereafter; (3) an annual license fee of $10,000 payable until a patent issues; and (4) 328,563 shares of the Company's common stock at the time of the exchange. During fiscal 1996, USC and Dr. Khwaja were party to a Distribution of Royalty Income Agreement pursuant to which USC agreed to pay Dr. Khwaja 50% of the net royalties received by USC under the USC License Agreement. During fiscal 1997, Dr. Khwaja waived his right to such consideration. The cost of the USC License Agreement, approximately $316,000, recorded as research and development expense in the fiscal 1995 statement of operations, is also included in the accompanying statement of operations for the period from inception (September 15, 1994) through March 31, 1997.

    In September 1997, the USC License Agreement was amended to change the royalty percentage to 1% from the original 3% described above.

                                PHARMAPRINT INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  (INFORMATION AT SEPTEMBER 30, 1997, FOR THE
                 SIX MONTHS ENDED SEPTEMBER 30, 1996 AND 1997,
             AND FOR THE PERIOD FROM INCEPTION (SEPTEMBER 15, 1994)
                    THROUGH SEPTEMBER 30, 1997 IS UNAUDITED)

3. AGREEMENTS WITH USC (CONTINUED)
RESEARCH AGREEMENT

    Effective March 1, 1995, the Company and USC entered into a five year research agreement (the "Research Agreement") that required USC to perform certain research, as defined under the Research Agreement, from March 1, 1995 through February 29, 2000. Due to the completion of the work performed on the Company's initial pharmaceutical and the underlying science relating to the PharmaPrint Process, effective March 31, 1997, the Company and USC mutually agreed to cancel the Research Agreement. Total expenses incurred relating to the Research Agreement for the year ended March 31, 1996, were $201,000. During the year ended March 31, 1997, the Company reimbursed USC $116,000 of the $176,000 amount outstanding as of March 31, 1996. The remaining $60,000 was recorded as a reduction of research and development expense during fiscal 1997.

4. INCOME TAXES

    No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses through March 31, 1997. At March 31, 1997, the Company has net operating loss carryforwards available to offset future taxable income for federal and state income tax purposes of approximately $5,100,000 and $ 2,550,000, respectively; such carryforwards expire in various years through 2012. Other deferred tax assets include the timing of certain expenses for book and tax purposes. The Company has provided a valuation allowance to offset all deferred tax assets due to the uncertainty of realization.

    Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events that may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three year period. At March 31, 1997, the effect of such limitation, if imposed, has not been determined.

5. COMMITMENTS AND CONTINGENCIES

LEASE

    The Company leases its corporate headquarters under an operating lease that expires in December 1998. Rent expense for the current and the previous (expired) office lease was approximately $10,000 and $86,000 for the years ended March 31, 1996 and 1997, respectively. At March 31, 1997, future minimum lease payments under the noncancelable operating lease are as follows:

YEAR ENDED MARCH 31                           AMOUNT
------------------------------------------  ----------
1998......................................  $  160,000
1999......................................     129,000
                                            ----------
                                            $  289,000
                                            ----------
                                            ----------

                                PHARMAPRINT INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  (INFORMATION AT SEPTEMBER 30, 1997, FOR THE
                 SIX MONTHS ENDED SEPTEMBER 30, 1996 AND 1997,
             AND FOR THE PERIOD FROM INCEPTION (SEPTEMBER 15, 1994)
                    THROUGH SEPTEMBER 30, 1997 IS UNAUDITED)

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)
EMPLOYMENT AGREEMENTS

    At March 31, 1997, the Company had employment agreements (the "Employment Agreements") with its Chief Executive Officer and its Chief Scientific Officer. The Employment Agreements provide for base salaries in the aggregate of $334,000, plus certain benefits. The Employment Agreements were effective November 1, 1995, and were subsequently modified in May 1996 and March 1997. The Employment Agreements expire in October 1998.

PERSONAL SERVICES AGREEMENT

    The Company entered into an agreement (the "Personal Services Agreement") with Dimension Memory, Inc. ("Dimension Memory") in May 1996. Pursuant to the Personal Services Agreement, which expires on December 31, 1998, Dimension Memory is to provide the services of Robert J. Burgess as Executive Vice President and Chief Operating Officer of the Company. Under the terms of the Personal Services Agreement, the Company is to provide annual compensation to Dimension Memory of $140,000, to be paid at a rate of $11,667 monthly, and certain other benefits. The Company also issued 712,708 shares of its common stock to Dimension Memory. As a result of the issuance of common stock, the Company recorded compensation expense of $1,585,000 for the year ended March 31, 1997.

    In December 1996, the Company amended the Personal Services Agreement with Dimension Memory. The amended agreement provides for the immediate payment by the Company of all amounts due under the Personal Services Agreement in exchange for Dimension Memory agreeing to provide additional services to the Company. As a result of this amended agreement, in December 1996 the Company paid and capitalized an amount to Dimension Memory of $312,000 and will amortize such amounts through December 1998. The unamortized amount, $266,000 at March 31, 1997, has been recorded in other current assets in the accompanying balance sheet.

    Effective April 15, 1997, Dimension Memory agreed to provide the services of Mr. Burgess as the Company's President and Chief Operating Officer and the Company agreed to pay Dimension Memory at a rate of $36,000 per year, effective March 1, 1997.

6. SHAREHOLDERS' EQUITY

PREFERRED STOCK

    The Company's Board of Directors is authorized, subject to applicable law, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix or alter the rights, preferences, privileges and restrictions, including voting, conversion, liquidation, dividend and redemption of the shares of each wholly unissued series and any restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without further action of the shareholders. As of March 31, 1997, the Company has not issued any of the 1,000,000 shares of authorized preferred stock.

                                PHARMAPRINT INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  (INFORMATION AT SEPTEMBER 30, 1997, FOR THE
                 SIX MONTHS ENDED SEPTEMBER 30, 1996 AND 1997,
             AND FOR THE PERIOD FROM INCEPTION (SEPTEMBER 15, 1994)
                    THROUGH SEPTEMBER 30, 1997 IS UNAUDITED)

6. SHAREHOLDERS' EQUITY (CONTINUED)
COMMON STOCK

    Subject to the rights of any Preferred Stock that may be outstanding, holders of common stock are entitled to receive dividends as determined by the Company's Board of Directors. Each shareholder is entitled to one vote for each share of common stock held. The common stock is not entitled to either preemptive rights or redemption. In the event of liquidation, the holders of common stock will be entitled to receive a pro rata basis all of the remaining net assets of the Company available for distribution.

    In July 1996, the Company's Board of Directors approved a 1.04045 for 1 stock split of the Company's common stock. All references in the accompanying financial statements to the number of shares and per share amounts, unless otherwise noted, have been restated to reflect the effect of this action.

    In August 1996, the Company completed the Offering of 3,000,000 shares of its common stock at $5.00 per share. The Company received net proceeds from this sale of approximately $12,705,000.

    During the fiscal year ended March 31, 1997, Dr. Khwaja, the Company's then Chairman and a majority shareholder, agreed to transfer 125,000 shares of his common stock to third parties for services rendered on behalf of the Company. As a result of this transfer, compensation expense of approximately $648,000 was recorded and included in stock compensation expense during fiscal 1997 and additional paid-in capital at March 31, 1997.

    In May 1997, the Company's Board of Directors approved an increase in the number of authorized shares of common stock from 19,000,000 to 24,000,000, such increase was approved by the Company's shareholders in August 1997.

PRIVATE PLACEMENT

    In December 1995, the Company sold 618,034 shares of its common stock at $2.40 per share in a private placement. The Company received proceeds from this sale of approximately $1,315,000.

    During 1996, the Company offered (the "Repurchase Offer") to certain private placement shareholders of the Company's common stock two alternatives, either
(i) the right to receive an additional one share of common stock for each share purchased in certain private placements, thus effectively reducing the price by half, or (ii) the right to cause the Company to repurchase the shares of common stock for $5.00 per share (the original purchase price), plus interest from the date of purchase. By its terms, the Repurchase Offer remained open for 30 days and terminated on July 3, 1996. The Repurchase Offer resulted in the Company repurchasing 35,600 shares (pre-split) for $91,000 in cash and the cancellation of $87,000 of stock subscriptions receivable.

    In April 1996, the Company sold 97,995 shares of its common stock at $2.40 per share in a private placement. The Company received net proceeds from this sale of approximately $185,000, net of fees and repurchased shares.

                                PHARMAPRINT INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  (INFORMATION AT SEPTEMBER 30, 1997, FOR THE
                 SIX MONTHS ENDED SEPTEMBER 30, 1996 AND 1997,
             AND FOR THE PERIOD FROM INCEPTION (SEPTEMBER 15, 1994)
                    THROUGH SEPTEMBER 30, 1997 IS UNAUDITED)

6. SHAREHOLDERS' EQUITY (CONTINUED)
1995 STOCK OPTION PLAN

    On April 14, 1995, the Company adopted the 1995 Stock Option Plan, as Amended (the "1995 Plan"), pursuant to which directors, officers, key employees, consultants, scientific advisors and other personnel working directly with the Company are eligible to receive stock options as defined in the 1995 Plan. The 1995 Plan is administered by a designated committee (the "Committee") of the Board of Directors, which is empowered to determine the terms and conditions of each option, as defined by the 1995 Plan. The Company can grant either nonqualified or incentive stock options, as defined, under the 1995 Plan that vest as determined by the Committee. The 1995 Plan, unless terminated sooner by the Board of Directors, will terminate on April 14, 2005.

    Option activity from adoption of the 1995 Plan (April 15, 1995) to March 31, 1997 is as follows:

                                                   YEAR ENDED                  YEAR ENDED
                                                 MARCH 31, 1996              MARCH 31, 1997
                                           --------------------------  ---------------------------
                                                         WEIGHTED                     WEIGHTED
                                            OPTIONS    AVERAGE PRICE    OPTIONS     AVERAGE PRICE
                                           ---------  ---------------  ----------  ---------------
Outstanding at beginning of period.......     --            --            997,097     $    0.96
    Granted..............................    997,097     $    0.96        409,251     $    5.08
    Exercised............................     --            --             --            --
    Cancelled............................     --            --           (624,270)    $    0.96
                                           ---------                   ----------
Outstanding at end of period.............    997,097     $    0.96        782,078     $    3.11
                                           ---------                   ----------
                                           ---------                   ----------
Exercisable at end of period.............    997,097     $    0.96        577,566     $    2.37
                                           ---------                   ----------
                                           ---------                   ----------

    The 782,078 options to purchase common stock outstanding at March 31, 1997, have exercise prices between $0.96 and $5.88 and a weighted average remaining option period of approximately 5.3 years.

    During the year ended March 31, 1996, the Company granted certain options to purchase common stock at an exercise price below the estimated fair value of the Company's common stock on the date of grant. As a result, the Company recorded approximately $304,000 as stock compensation expense during fiscal 1996.

                                PHARMAPRINT INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  (INFORMATION AT SEPTEMBER 30, 1997, FOR THE
                 SIX MONTHS ENDED SEPTEMBER 30, 1996 AND 1997,
             AND FOR THE PERIOD FROM INCEPTION (SEPTEMBER 15, 1994)
                    THROUGH SEPTEMBER 30, 1997 IS UNAUDITED)

6. SHAREHOLDERS' EQUITY (CONTINUED)

    During the year ended March 31, 1996, the Company granted two individuals options to purchase 801,147 shares of common stock at a price of $0.96 per share outside of the 1995 Plan. During the year ended March 31, 1997, these options were canceled.

    During the year ended March 31, 1997, the Company granted to consultants, options to purchase 86,800 shares of common stock, at the fair market value on the date of grant. Of such grants, 10,000 options were granted under the 1995 Plan and vested immediately and 76,800 options were granted outside the 1995 Plan (see below) and vest over two years. In accordance with SFAS No. 123, the Company recorded compensation expense of approximately $100,000 during fiscal 1997. Additionally, the Company has recorded $174,000 as deferred compensation relating to the 76,800 options at March 31, 1997, such amount to be amortized over the remaining vesting period (18 months) of the options and has included $274,000 in additional paid-in-capital at March 31, 1997.

    During the year ended March 31, 1997, the Company also granted options to purchase 141,800 shares of common stock, at the fair market value on the date of grant, outside of the 1995 Plan. Additionally, the Company's then Chairman of the Board of Directors and a majority shareholder, granted certain individuals options to purchase 430,000 shares of his common stock at fair value on the date of grant.

    On August 19, 1997, the shareholders voted to increase the number of shares of common stock available for grant under the 1995 Plan from 800,000 to 2,200,000 shares. During the six month period ended September 30, 1997 the Company granted 1,031,500 additional options to purchase common stock to employees at a weighted average exercise price of $6.19 per share. Additionally, during the six months ended September 30, 1997 options to purchase 141,800 shares of common stock, at an average exercise price of $4.60, that were originally granted outside the 1995 Plan were incorporated into the 1995 Plan. At September 30, 1997, the Company has granted options to purchase common stock for an aggregate of 1,955,378 shares under the 1995 Plan.

    During fiscal 1997, the Company adopted the provisions of SFAS No. 123. As permitted under SFAS No. 123, the Company will continue to account for employee stock options in accordance with APB Opinion No. 25. Accordingly, no compensation expenses has been recognized in the accompanying statements of operations, other than compensation expense recognized for options granted to employees below fair value of the Company's common stock on the date of grant and options granted to consultants

                                PHARMAPRINT INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  (INFORMATION AT SEPTEMBER 30, 1997, FOR THE
                 SIX MONTHS ENDED SEPTEMBER 30, 1996 AND 1997,
             AND FOR THE PERIOD FROM INCEPTION (SEPTEMBER 15, 1994)
                    THROUGH SEPTEMBER 30, 1997 IS UNAUDITED)

6. SHAREHOLDERS' EQUITY (CONTINUED)
of the Company. Had compensation expense related to employee stock options been determined under the provisions of SFAS No. 123, the Company's net loss and loss per share would have been as follows:

                                                                     FOR THE PERIOD FROM
                                        FOR YEARS ENDED                   INCEPTION
                                 ------------------------------     (SEPTEMBER 15, 1994),
                                 MARCH 31, 1996  MARCH 31, 1997    THROUGH MARCH 31, 1997
                                 --------------  --------------  ---------------------------
NET LOSS
  As reported..................   $ (1,344,185)   $(11,232,852)        $   (13,061,045)
  Pro forma....................   $ (1,407,998)   $(12,183,608)        $   (14,075,614)
LOSS PER SHARE
  As reported..................   $       (.16)   $      (1.10)        $         (1.47)
  Pro forma....................   $       (.17)   $      (1.20)        $         (1.58)

    The weighted average fair value of options granted was $1.37 and $2.65 for the years ended March 31, 1996 and 1997, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in fiscal years 1996 and 1997, respectively: weighted average risk free interest rates of 5.99% and 5.67%; expected dividend yields of 0% for each year; expected lives of 3 years and 4 years; and expected volatility of approximately 0% and 65%.

SHAREHOLDERS AGREEMENT

    The Company entered into a shareholders agreement (the "Shareholders Agreement") in March 1996, with Elliot P. Friedman, the Company's Chief Executive Officer, Tasneem Khwaja, the Company's then Chairman, and certain individuals and entities. Pursuant to the Shareholders Agreement: (1) Dr. Khwaja contributed 1,336,978 shares of common stock to the Company as a capital contribution; (2) the Company issued 624,270 shares of common stock to D-RAM Industries Pty. Ltd. ("D-RAM"), as nominee of Robert J. Burgess for consulting services; and (3) the Company granted stock options to purchase 712,708 shares of common stock at a price of $0.96 per share to Mr. Friedman.

    The common stock options granted to Mr. Friedman and the common stock issued to D-RAM were subject to cancellation if the Company did not raise a minimum amount of proceeds in the Offering prior to August 16, 1997, as defined. In addition, the options granted to Mr. Friedman were to vest on the earlier of the date: (1) the Company received approval of the FDA for the public sale of any pharmaceutical product; (2) the Company consummated a merger or other transaction or the Company sold substantially all of its assets; (3) the Company generated net pretax earnings of $0.50 per share for two consecutive years, as defined; or (4) certain shares of common stock of each of Mr. Friedman and Dr. Khwaja, the sale of which is restricted until August 14, 2001 pursuant to a lock-up agreement with the underwriter of the Offering, are released from such lock-up agreement.

    In May 1996, the Shareholders' Agreement was revised and the stock options to purchase 712,708 shares of common stock granted to Mr. Friedman were canceled and the Company issued 712,708 shares

                                PHARMAPRINT INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  (INFORMATION AT SEPTEMBER 30, 1997, FOR THE
                 SIX MONTHS ENDED SEPTEMBER 30, 1996 AND 1997,
             AND FOR THE PERIOD FROM INCEPTION (SEPTEMBER 15, 1994)
                    THROUGH SEPTEMBER 30, 1997 IS UNAUDITED)

6. SHAREHOLDERS' EQUITY (CONTINUED)
of common stock to Mr. Friedman. Such shares are subject to the same conditions as the aforementioned options to purchase common stock.

    In August 1996, due to the successful completion of the Offering, the conditions placed upon the common stock issued to D-RAM were met and thus the Company recorded $3,000,000 of compensation expense in the accompanying statement of operations for the year ended March 31, 1997, based upon the estimated fair market value of the stock at the time the conditions were met.

    In September 1997, the underwriter of the Company's initial public offering agreed to release Mr. Friedman from the lock-up agreement discussed above and thereby accelerated the vesting. Accordingly, the Company recorded approximately $3,564,000 of stock compensation expense during the six months ended September 30, 1997.

WARRANTS

    At March 31, 1997, a shareholder had a warrant outstanding for the purchase of 52,203 shares of common stock at a purchase price of $0.96. The warrant is exercisable through March 31, 2001.

    At March 31, 1997, the underwriter of the Offering had a warrant outstanding for the purchase of 300,000 shares of common stock at a purchase price of $8.25 per share. The warrant is exercisable through August 2001. In May 1997, the underwriter agreed that any shares of common stock purchased pursuant to the warrant would not be sold for an additional year (until August 20, 1998) and the Company agreed to reduce the purchase price of the warrant to $5.50 per share.

7. RELATED-PARTY TRANSACTIONS

    Advanced Bioresearch Associates ("ABA") is a clinical research organization that provides FDA strategic consulting and professional services and provides guidance to the Company in connection with various clinical, scientific and regulatory matters. ABA has offices in San Diego and San Francisco, California and Washington, D.C. Mr. Howard R. Asher, a member of the Company's Board of Directors, is the President and Chief Executive Officer and a controlling shareholder of ABA. The Company incurred approximately $98,000, and $1,069,000 of research and development expenses relating to the services provided by ABA for the years ended March 31, 1996 and 1997, respectively. At March 31, 1997, the Company included in accounts payable approximately $172,000 relating to amounts owed to ABA.

    During the year ended March 31, 1997, the Company utilized the services of Mr. Phillip G. Trad, a member of the Company's Board of Directors, for various legal and business development matters. The Company incurred approximately $50,000 of general and administrative expenses for the year ended March 31, 1997, relating to the services provided by Mr. Trad. At March 31, 1997, the Company included in accounts payable $10,000 relating to amounts owed to Mr. Trad.

                                PHARMAPRINT INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  (INFORMATION AT SEPTEMBER 30, 1997, FOR THE
                 SIX MONTHS ENDED SEPTEMBER 30, 1996 AND 1997,
             AND FOR THE PERIOD FROM INCEPTION (SEPTEMBER 15, 1994)
                    THROUGH SEPTEMBER 30, 1997 IS UNAUDITED)

8. SUBSEQUENT EVENTS (UNAUDITED)


    In October 1997, the Company entered into several agreements with American Home Products Corporation ("AHP") whereby AHP will market the Company's dietary supplements under AHP's Centrum brand name. Pursuant to the terms of the agreement, AHP paid the Company $2.5 million in an up-front licensing fee and is required to pay an additional fee of $500,000 upon the achievement of each of
(i) the issuance of a patent containing claims covering the PharmaPrint Process and (ii) receipt and approval by AHP of the initial AHP Products in sufficient time to permit AHP to meet its proposed launch date. The Company will record the $2.5 million licensing fee as revenue in the periods such fee was earned and at such time as it is no longer forfeitable. This will occur at the time of the first commercial sale by AHP of AHP Products. Additionally, AHP has agreed to spend at least the lesser of $20 million or an amount equal to 50% of net sales of the AHP Products in advertising and other marketing expenditures during each of the two years following product launch. AHP has also agreed to purchase the dietary supplements under a Supply Agreement at specified prices. In addition, if the Company succeeds in securing a patent containing a claim or claims comprising the PharmaPrint Process applied generally or on a product-by-product basis covering the production of one or more of the AHP Products, AHP will pay royalties to the Company on sales of those products of 4% in the first year and 6% thereafter.


    In November 1997, the Company entered into a commitment to purchase $20,000,000 of raw materials over the next three years in order to supply certain dietary supplements under the AHP Supply Agreement.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................     2
Prospectus Summary........................................................     3
Risk Factors..............................................................     7
Use of Proceeds...........................................................    20
Price Range of Common Stock...............................................    20
Dividend Policy...........................................................    20
Dilution..................................................................    21
Capitalization............................................................    22
Selected Financial Data...................................................    23
Management Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    24
Business..................................................................    28
Management................................................................    41
Executive Compensation....................................................    45
Principal Stockholders....................................................    48
Certain Transactions......................................................    49
Description of Capital Stock..............................................    50
Underwriting..............................................................    53
Legal Matters.............................................................    55
Experts...................................................................    55
Index to Financial Statements.............................................   F-1

                                1,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                     [LOGO]

                                           , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    LIMITATION OF DIRECTOR'S LIABILITY.

    The Company's Certificate of Incorporation eliminates the liability of directors to the fullest extent permissible under Delaware law. Delaware law permits a corporation to limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of certain fiduciary duties as a director, provided, that the director's liability may not be eliminated or limited for; (a) breaches of the director's duty of loyalty to the corporation or its shareholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. A director's liability may also not be limited for violation of, or otherwise relieve the corporation or its directors from the necessity of complying with, federal or state securities laws or affect the availability of non-monetary remedies such as injunctive relief or rescission.

    INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    The Company's Bylaws relating to indemnification require that the Company indemnify its directors and its executive officers to the fullest extent permitted under Delaware law, provided, that the Company may modify the extent of such indemnification by individual contracts with its directors and executive officers, and provided, further, that the Company will not be required to indemnify any director or executive officer in connection with a proceeding initiated by such person, with certain exceptions. Delaware corporate law, the Company's Bylaws, as well as any indemnity agreements, may also permit indemnification for liabilities arising under the Securities Act or the Securities Exchange Act of 1934, as amended. Without limiting any right an indemnitee may have under Delaware corporate law and the Company's Bylaws, the Board of Directors have adopted an Indemnification and Hold Harmless Agreement ("Indemnity Agreement") to provide additional indemnification and reimbursement to all qualified directors and officers of the Company, and to hold such directors and officers harmless from certain liabilities, judgments and related expenses. Any individual who is a duly elected or appointed member of the Board of Directors, a corporate officer of the Company or any employee or agent as approved the Board of Directors is deemed a person who qualifies as an indemnitee under the Indemnity Agreement.

    The Board of Directors has been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities arising under the Securities Act is contrary to public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director or officer of the Company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the Shares being registered hereby, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated expenses to be incurred in connection with the Offering other than underwriting discounts and commissions. All amounts are estimates except the filing fees payable to the SEC and the NASD.

SEC Registration Fee..............................................................  $   12,500
NASD Filing Fee...................................................................  $    5,000
Printing, Engraving and Mailing Expenses..........................................  $  100,000
Legal Fees and Expenses...........................................................  $  225,000
Accounting Fees and Expenses......................................................  $   50,000
Blue Sky Fees and Expenses........................................................  $   10,000
Transfer Agent Fees...............................................................  $   10,000
Miscellaneous Expenses............................................................  $   62,500
                                                                                    ----------
    Total.........................................................................  $  475,000
                                                                                    ----------
                                                                                    ----------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    The following sets forth all sales of unregistered securities by the Registrant within the past three years.


      DATE ISSUED                   SECURITY HOLDER               SECURITIES      SHARES        CONSIDERATION
------------------------  -----------------------------------  ----------------  ---------  ---------------------
November 10, 1994         Tasneem A. Khwaja, Ph.D.               Common Stock    4,265,845                 $4,100
November 10, 1994         Elliot P. Friedman                     Common Stock    1,248,540                 $5,000
November 10, 1994         John Kirch                             Common Stock      104,045                   $100
December 6, 1994          Dimension Memory, Inc.                 Common Stock      624,270               $600,000
March 16, 1995            USC                                    Common Stock      328,563  grant of exclusive
                                                                                            license for patents
March 22, 1996            D-RAM Industries Pty Ltd., as the      Common Stock      624,270  for services rendered
                          nominee of Robert Burgess
March 31, 1996            Luther Family Trust                      Warrant          50,000  consideration for
                                                                                            Bridge loan
December 1995 through     95 Private Placement Purchasers        Common Stock      715,980             $1,898,360
April 30, 1996            pursuant to a subscription
                          agreement and repurchase offer
May 8, 1996               Elliot Friedman                        Common Stock      712,708  for services rendered
May 8, 1996               Dimension Memory, Inc.                 Common Stock      712,708  for services rendered
August 1, 1997            Yu Hu                                  Common Stock        5,202                 $5,202
November 5, 1997          Luther Family Trust                    Common Stock       48,482  delivery of Common
                                                                                            Stock upon cashless
                                                                                            exercise of Warrant



    With regard to the foregoing transactions, the Company relied upon Section 4(2) of the Act as an exemption from the registration requirements of the Securities Act and upon Section 25102(f) of the California Corporate Securities Law of 1968, as an exemption from the qualification requirements of that statute. All of the security holders listed above were accredited investors, except John Kirch who was a sophisticated investor. The Company made this determination based upon representations made by such holders and their contacts with and involvement in the business of the Company. Mr. Kirch had access to information on the Company necessary to make an informed investment decision. The services rendered for the issuance of securities on March 22, 1996 to D-RAM Industries Pty. Ltd. and on May 8, 1996 to Dimension Memory, Inc. consisted of Robert Burgess' activities as Chief Operating Officer of the Company. The services rendered for the issuance of securities to Elliot Friedman on May 8, 1996 consisted of Mr. Friedman's activities as President of the Company.

ITEM 27. EXHIBITS.


   EXHIBIT
    NUMBER                                                 DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------------
       1.1(1) Form of Underwriting Agreement
       2.1(2) Certificate of Ownership and Merger
       3.1(2) Amended and Restated Articles of Incorporation of the Company
       3.2(2) Bylaws of the Company as amended to date
       4.1(3) Form of Common Stock certificate
       4.2(1) Form of Representative's Warrant
       5.1(1) Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP
      10.1(4) 1995 Stock Option Plan, as amended, and Form of Incentive Stock Option Agreement
      10.2(4) Form of Non-Qualified Stock Option Agreement
      10.3(5) Elliot P. Friedman Employment Agreement
      10.4(5) Tasneem A. Khwaja Employment Agreement
      10.5(5) Robert Burgess Employment Agreement
      10.6(3) Dimension Memory, Inc. Personal Services Agreement
      10.7(6) Amendment No. 1 to Dimension Memory, Inc. Personal Services Agreement
      10.8(2) Form of Confidentiality Agreement
      10.9(6) Lease dated October 28, 1997 for Company's headquarter facility
     10.10(3) License Agreement dated March 1, 1995 between the Company and USC, as amended, and related Registration
               Rights Agreement and Stock Waiver
     10.11(3) Letter of Engagement between Company and Advanced Bioresearch Associates
     10.12(3) Bridge Note and related Warrant
     10.13(3) Shareholders Agreement
     10.14(3) Agreement Among Certain Shareholders
     10.15(3) Agreement Among Elliot Friedman, Tasneem Khwaja, and the Company
     10.16(3) Registration Rights Agreement with D-RAM Industries PTY, Ltd.
     10.17(3) Registration Rights Agreement with JadiJo, Inc.
     10.18(4) Warrant Agreement between the Company and M.H. Meyerson & Co., Inc.
     10.19(2) American Home Products License Agreement (U.S.)
     10.20(2) American Home Products License Agreement (Foreign)
     10.21(2) American Home Products Supply Agreement
     10.22(5) Herbal Products Supply Agreement with Hauser, Inc.
     10.23(5) Master Service Agreement with Hauser, Inc.
     10.24(5) Saw Palmetto Supply Agreement with Hauser, Inc.
     10.25(2) Second Amendment to USC License Agreement
      23.1(5) Consent of Klehr, Harrison, Harvey, Branzburg & Ellers LLP (included in Exhibit 5.1)
      23.2(5) Consent of Arthur Andersen LLP
      24.1(5) Power of Attorney (included on signature page)


--------------------------

(1) Filed herewith.


(2) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the six months ended September 30, 1997.

(3) Incorporated by reference to the Company's Registration Statement on Form SB-2 (No. 333-4912-LA).

(4) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended March 31, 1997.

(5) Previously filed.


(6) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the nine months ended December 31, 1996.

ITEM 28. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) With respect to the warrants and the shares of Common Stock issuable upon exercise of the warrants issued (or to be issued) to the Underwriter, that
(1) any prospectus revised to show the terms of offering of such warrants and shares (other than a transaction on a national securities exchange), and (2) any prospectus revised to comply with the requirements of Section 10(a) (3) of the Securities Act, will be filed as a post-effective amendment to the registration statement prior to any offering thereof; and that the effective date of each such amendment shall be deemed the effective date of the registration statement with respect to securities sold after such amendment shall have become effective.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, this registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Irvine, State of California, on February 4, 1998.


                                PHARMAPRINT INC.

                                By:            /s/ ELLIOT P. FRIEDMAN
                                     -----------------------------------------
                                                Elliot P. Friedman,
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER


    In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on this 4th day of February, 1998.



          SIGNATURES                      TITLE
------------------------------  --------------------------

                                Chairman of the Board of
    /s/ ELLIOT P. FRIEDMAN        Directors and Chief
------------------------------    Executive Officer          February 4, 1998
      Elliot P. Friedman          (Principal Executive
                                  Officer)

                                Senior Vice President and
     /s/ JAMES R. WODACH          Chief Financial Officer
------------------------------    (Principal Accounting      February 4, 1998
       James R. Wodach            Officer)

              *
------------------------------  Director                     February 4, 1998
        John H. Abeles

              *
------------------------------  Director                     February 4, 1998
        Lyle Anderson

              *
------------------------------  Director                     February 4, 1998
       Howard R. Asher

              *
------------------------------  Director                     February 4, 1998
      Tasneem A. Khwaja

              *
------------------------------  Director                     February 4, 1998
       Phillip G. Trad

              *
------------------------------  Director                     February 4, 1998
    Nathan F. Troum, M.D.



* Attorney-in-fact pursuant to power of attorney filed as part of the original filing of this Registration Statement.

     /s/ JAMES R. WODACH
------------------------------
       James R. Wodach